Exhibit 10.1

$300,000,000

REVOLVING CREDIT AGREEMENT

among

JELD-WEN Holding, inc.,

as Holdings,

JELD-WEN, inc.,

as Borrower Representative

JELD-WEN, inc. and the Subsidiaries of JELD-WEN, inc.,

from time to time party hereto, as U.S. Borrowers,

JELD-WEN of Canada, Ltd. and the Subsidiaries of JELD-WEN, inc.,

from time to time party hereto, as Canadian Borrowers,

The Subsidiaries of Jeld-Wen, inc. from time to time party hereto,

as U.S. Subsidiary Guarantors,

The Subsidiaries of Jeld-Wen, inc. from time to time party hereto,

as Canadian Subsidiary Guarantors,

The Several Lenders from Time to Time Parties Hereto,

Wells Fargo Bank, National Association,

as Administrative Agent, U.S. Issuing Bank, Canadian Issuing Bank and the Swingline Lender

and

Bank of America, N.A.,

as Syndication Agent

Dated as of October 15, 2014

Wells Fargo Bank, National Association, Bank of America, N.A.,

Barclays Bank PLC and SunTrust Robinson Humphrey, Inc.,

as Joint Lead Arrangers and Joint Bookrunners

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3.5	No Legal Bar.	140
3.6	Litigation.	140
3.7	Ownership of Property; Liens.	140
3.8	Intellectual Property.	140
3.9	Taxes.	141
3.10	Federal Regulations.	141
3.11	ERISA; Canadian Pension Plans.	141
3.12	Investment Company Act; Other Regulations.	141
3.13	Environmental Matters.	142
3.14	Accuracy of Information, etc.	142
3.15	Labor Matters.	142
3.16	Security Documents.	143
3.17	Solvency.	143
3.18	Patriot Act; FCPA; OFAC.	143
3.19	Status as Senior Indebtedness.	144
3.20	Insurance.	144

SECTION 4.	CONDITIONS PRECEDENT	145

4.1	Conditions to Closing Date.	145
4.2	Conditions to Each Borrowing Date.	147

SECTION 5.	AFFIRMATIVE COVENANTS	148

5.1	Financial Statements.	148
5.2	Certificates; Other Information.	149
5.3	Payment of Taxes.	151
5.4	Maintenance of Existence; Compliance with Law.	151
5.5	Maintenance of Property; Insurance.	151
5.6	Inspection of Property; Books and Records; Discussions.	151
5.7	Notices.	152
5.8	Environmental Laws.	152
5.9	Additional Collateral, etc.	153
5.10	[Reserved].	155
5.11	Further Assurances.	155
5.12	Designation of Unrestricted Subsidiaries.	155
5.13	ERISA; Canadian Defined Benefit Plans.	156
5.14	Use of Proceeds.	156
5.15	Appraisals.	156
5.16	Field Examinations; Physical Inventories.	157
5.17	Cash Management.	158
5.18	Post-Closing Obligations.	159

SECTION 6.	NEGATIVE COVENANTS	159

6.1	Fixed Charge Coverage Ratio.	159
6.2	Limitation on Incurrence of Indebtedness.	159
6.3	Limitation on Restricted Payments; Investments.	164
6.4	Dividend and Other Payment Restrictions Affecting Subsidiaries.	170
6.5	Asset Sales.	172
6.6	Transactions with Affiliates.	173

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6.7	Liens.	176
6.8	Merger, Consolidation or Sale of All or Substantially All Assets.	176
6.9	Sale Leaseback Transactions.	177
6.10	Changes in Fiscal Year.	177
6.11	Negative Pledge Clauses.	177
6.12	Lines of Business; Holding Company Covenant.	178
6.13	Amendments to Organizational Documents; Amendments to Term Loan Documents and Documents Related to the Tower LLC Loan.	178

SECTION 7.	GUARANTEE	179

7.1	The Guarantee.	179
7.2	Obligations Unconditional.	179
7.3	Reinstatement.	181
7.4	No Subrogation.	181
7.5	Remedies.	181
7.6	Instrument for the Payment of Money.	181
7.7	Continuing Guarantee.	181
7.8	General Limitation on Guarantor Obligations.	181
7.9	Release of Subsidiary Guarantors.	182
7.10	Right of Contribution.	182
7.11	Keepwell.	182

SECTION 8.	EVENTS OF DEFAULT	183

8.1	Events of Default.	183
8.2	Action in Event of Default.	185
8.3	Right to Cure.	186

SECTION 9.	ADMINISTRATIVE AGENT	187

9.1	Appointment and Authority.	187
9.2	Rights as a Lender.	189
9.3	Exculpatory Provisions.	189
9.4	Reliance by Administrative Agent.	190
9.5	Delegation of Duties.	190
9.6	Resignation and Removal of Administrative Agent.	190
9.7	Non-Reliance on Administrative Agent and Other Lenders.	192
9.8	No Other Duties, Etc.	192
9.9	Administrative Agent May File Proofs of Claim.	192
9.10	Collateral and Guarantee Matters.	193
9.11	Intercreditor Agreements.	194
9.12	Withholding Tax Indemnity.	194
9.13	Indemnification.	195

SECTION 10.	MISCELLANEOUS	195

10.1	Amendments and Waivers.	195
10.2	Notices.	198
10.3	No Waiver; Cumulative Remedies.	199
10.4	Survival of Representations and Warranties.	199

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10.5	Payment of Expenses.	199
10.6	Successors and Assigns; Participations and Assignments.	201
10.7	Adjustments; Set-off.	204
10.8	Counterparts; Electronic Execution.	204
10.9	Severability.	205
10.10	Integration.	205
10.11	Governing Law.	205
10.12	Submission To Jurisdiction; Waivers.	205
10.13	Acknowledgements.	206
10.14	[Reserved].	206
10.15	Confidentiality.	206
10.16	Waivers Of Jury Trial.	207
10.17	USA Patriot Act Notification.	207
10.18	Maximum Amount.	207
10.19	Lender Action.	208
10.20	No Fiduciary Duty.	208
10.21	The Borrower Representative.	209
10.22	Currency Indemnity.	209
10.23	Canadian Anti-Money Laundering Legislation.	210

SCHEDULES:

1.1A	Agent’s Accounts
1.1B	Specified Dispositions
1.1C	Borrowing Base Real Property Collateral
1.1D	Responsible Officers
1.1E	Designated Accounts and Designated Account Banks
1.1F	Commitments
1.1G	Permitted Locations
1.1H	[Reserved]
1.1I	Mortgaged Properties
1.1J	Rollover Letters of Credit
1.1K	Material Account Debtors
2.1	Reserves
3.9	Taxes
3.16(a)	UCC Filing Jurisdictions
4.1(f)	Local Counsel
5.2	Collateral Reports
5.18	Post-Closing Matters
6.2	Existing Indebtedness
6.3	Existing Investments
6.6	Affiliate Transactions
6.7	Existing Liens

EXHIBITS:

A-1	Form of Canadian Pledge and Security Agreement
A-2	Form of U.S. Pledge and Security Agreement
B	Form of Compliance Certificate
C	Form of Borrowing Base Certificate

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D	Form of Assignment and Assumption
E-1	Form of Exemption Certificate
E-2	Form of Exemption Certificate
E-3	Form of Exemption Certificate
E-4	Form of Exemption Certificate
F-1	Form of Canadian Note
F-2	Form of Canadian Swingline Loan Note
F-3	Form of U.S. Note
F-4	Form of U.S. Swingline Loan Note
G	Intercreditor Terms
H-1	Form of Borrower Joinder Agreement
H-2	Form of Guarantor Joinder Agreement
I	Form of Borrowing/Interest Election Request
J	Form of Solvency Certificate
K	Form of Transaction Certificate

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CREDIT AGREEMENT (this “Agreement”), dated as of October 15, 2014, among JELD-WEN Holding, inc., an Oregon corporation (“Holdings”), as a U.S. Guarantor, JELD-WEN, inc., an Oregon corporation (the “Company”), as borrower representative (in such capacity, the “Borrower Representative”), the Company and each Subsidiary of the Company party hereto from time to time as a U.S. Borrower, each Subsidiary of the Company party hereto from time to time as a U.S. Subsidiary Guarantor, JELD-WEN of Canada, Ltd., an Ontario corporation (“JW Canada”), and each other Subsidiary of the Company party hereto from time to time as a Canadian Borrower, each Subsidiary of the Company party hereto from time to time as a Canadian Subsidiary Guarantor, the financial institutions, institutional investors and other entities from time to time party hereto as lenders (collectively, the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, U.S. Issuing Bank, Canadian Issuing Bank and Swingline Lender (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders, the Swingline Lender and each Issuing Bank extend credit to the Borrowers to (a) finance the Transactions, (b) pay any fees, premiums, costs and expenses in connection with the Transactions, (c) provide working capital and funds for other general corporate purposes and (d) finance other transactions permitted by this Agreement;

WHEREAS, the Loan Parties have agreed to grant to the Administrative Agent, for the benefit of the Secured Parties, a first lien priority security interest in all of their respective assets constituting ABL Priority Collateral and a second lien priority security interest in all of their respective assets constituting Term Priority Collateral; and

WHEREAS, each of Holdings and the Subsidiary Guarantors has agreed to guarantee the obligations of each Borrower and to secure its respective Finance Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject to certain limitations set forth in the Loan Documents).

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABL Priority Collateral”: as defined in the ABL-Term Intercreditor Agreement; provided, that the ABL Priority Collateral shall not include any Excluded Assets.

“ABL-Term Intercreditor Agreement”: as defined in the definition of Intercreditor Agreement.

“Accepting Lender”: with respect to any Extension Offer, the Lenders that accept such Extension Offer.

“Account”: as defined in the U.S. Security Agreement or the Canadian Security Agreement, as the context may require.

“Account Debtor”: any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquired Indebtedness”: with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Additional Lender”: at any time, any bank or other financial institution that agrees to provide any portion of any Commitment Increase pursuant to an Incremental Amendment in accordance with Section 2.23; provided that (i) the Administrative Agent, the Issuing Banks and the Swingline Lender shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender if such consent would be required under Section 10.6(b) for an assignment of Loans or Commitments, as applicable, to such Additional Lender and (ii) the Borrower Representative shall have consented to such Additional Lender.

“Administrative Agent” or “Agent”: Wells Fargo, together with its affiliates, as the administrative agent for the Lenders and as the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacities.

“Advance”: a borrowing consisting of revolving Loans made on the same day by the Lenders (or the Administrative Agent on behalf thereof) or by the Administrative Agent in the case of a Special Advance.

“Advance Request”: as defined in Section 2.2(a).

“Affiliate”: with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent’s Account”: with respect to each Facility, the Deposit Account of the Administrative Agent identified on Schedule 1.1A.

“Agreement”: as defined in the preamble hereto.

“ALTA”: the American Land Title Association.

“Applicable Currency”: means, (A) with respect to the U.S. Facility (including any Advances thereunder), U.S. Dollars, Euros or and any other freely transferable currency reasonably approved by the U.S. Revolving Lenders, the Administrative Agent and, in respect of U.S. Letters of Credit, the U.S. Issuing Banks in accordance with Section 1.5 and (B) with respect to the Canadian Facility (including any Advances thereunder), with respect to the Canadian Facility, U.S. Dollars, Canadian Dollars or and any

other freely transferable currency reasonably approved by the Canadian Revolving Lenders, the Administrative Agent and, in respect of Canadian Letters of Credit, the Canadian Issuing Banks, in accordance with Section 1.5, in each case as applicable and the context requires.

“Applicable Margin” means, as of any date of determination and with respect to the Advances, the applicable margin set forth in the following table that corresponds to the Average Global Excess Availability for the most recently completed month for which a Borrowing Base was required to be delivered hereunder; provided, that for the period from the Closing Date through and including the last day of the first fiscal month of the Company following the Closing Date, the Applicable Margin shall be set at the margin in the row styled “Level 2”:

Level	Average Global Excess Availability	U.S. Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans	LIBOR Rate Loans, BA Rate Loans and EURIBOR Loans
1	≤$100,000,000	1.00%	2.00%
2	> $100,000,000 but ≤$200,000,000	0.75%	1.75%
3	> $200,000,000	0.50%	1.50%

The Applicable Margin shall be re-determined as of the first day of each calendar month of the Company; provided, that if the Borrowers fail to deliver any Borrowing Base Certificate when due hereunder and such failure prevents the Administrative Agent from calculating the Average Global Excess Availability effective on the first day of any calendar month, then, upon the request of the Required Lenders, the Applicable Margin shall be set at the margin in the row styled “Level 1” on such date and shall remain in effect until the first Business Day following the date on which such Borrowing Base Certificate is delivered; provided, further, that if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any such applicable periods.

“Application Event”: the occurrence of (a) a failure by the Borrowers to repay all of the Finance Obligations in full on the Revolving Termination Date, or (b) an Event of Default and the election by the Administrative Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.3(b)(ii) of this Agreement.

“Appraised Value”: (a) with respect to Eligible Equipment, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, as determined from time to time by an independent appraiser engaged by the Administrative Agent and, other than during an Enhanced Collateral Monitoring Period or if a Default or Event of Default has occurred and is continuing, reasonably satisfactory to the Borrower Representative, and (b) with respect to any of the Eligible Real Property Collateral, the fair market value of such Eligible Real Property Collateral as set forth in the most recent appraisal of such Eligible Real Property Collateral as determined from time to time by an independent appraiser engaged by the Administrative Agent which appraisal shall assume, among other things, a marketing time of not greater than twelve (12) months or less than three (3) months.

“Appropriate Lender”: at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time.

“Approved Electronic Communications”: as defined in Section 10.2.

“Approved Fund”: as defined in Section 10.6(b)(ii).

“Approving Lender”: as defined in Section 1.5(a).

“Asset Sale”:

(1) the sale, conveyance, transfer or other Disposition (whether in a single transaction or a series of related transactions) of property or assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary; or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary of the Company (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law other than to the Company or another Restricted Subsidiary (whether in a single transaction or a series of related transactions)), in each case other than:

(a) a sale, exchange or other Disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) Reserved.

(c) any Permitted Investment or Restricted Payment that is permitted to be made, and is made in accordance with the conditions to such permission under Section 6.3;

(d) any Disposition of assets (other than ABL Priority Collateral) or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $5,000,000;

(e) any Disposition of property or assets by a Restricted Subsidiary of the Company to the Company;

(f) sales of assets received by the Company or any of the Restricted Subsidiaries upon the foreclosure on a Lien by the Company or such Restricted Subsidiary;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the unwinding of any Hedging Obligations;

(i) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale, lease, assignment, license or sublease, as applicable, in the ordinary course of business or the conversion of accounts receivable into a notes receivable;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k) Reserved.

(l) any exchange of assets for assets (including a combination of assets and Cash Equivalents but excluding assets and/or Cash Equivalents constituting ABL Priority Collateral) related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries, as a whole, as determined in good faith by the Borrower Representative, which in the event of an exchange of assets with a Fair Market Value in excess of (i) $5,000,000 shall be evidenced by an Officer’s Certificate and (ii) $10,000,000 shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(m) the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;

(n) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement or the Loan Documents;

(o) the surrender or waiver or contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(p) foreclosures, condemnations, or any similar action on assets of a third party;

(q) Reserved.

(r) the sale, transfer, conveyance or other disposition of the assets set forth on Schedule 1.1B (each, a “Specified Disposition”);

(s) any Disposition of property not constituting ABL Priority Collateral in connection with Sale Leaseback Transactions;

(t) any Disposition of non-core assets (as reasonably identified by the Borrower Representative in good faith in consultation with the Administrative Agent) acquired pursuant to any Permitted Acquisition by the Company or any Restricted Subsidiary; provided, that (i) the value of such non-core assets does not exceed 50.0% of the cash consideration paid in connection with such Permitted Acquisition, (ii) not less than 50.0% of the consideration payable to the Company and the Restricted Subsidiaries in connection with such Disposition is in the form of cash or Cash Equivalents (provided, further, that for purposes of this clause (ii), any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this proviso that is at that time outstanding, is not in excess of the greater of $20,000,000 and 1.0% of Total Assets, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash), (iii) the consideration payable to the Company and the Restricted Subsidiaries in connection with such Disposition is not less than aggregate Fair Market Value thereof and (iv) no Event of Default has occurred or is continuing both before or after giving effect to such Disposition or would result therefrom;

(u) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(v) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrowers are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole.

“Assignee”: as defined in Section 10.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Attributable Debt”: in respect of a Sale Leaseback Transaction, at the time of determination, the present value of the obligation of the Group Member that acquires, leases or licenses back the right to use all or a material portion of the subject property for net rental, license or other payments during the remaining term of the lease, license or other arrangement included in such Sale Leaseback Transaction including any period for which such lease, license or other arrangement has been extended or may, at the sole option of the other party (or parties) thereto, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Average Global Excess Availability”: with respect to any period, the sum of the aggregate amount of Global Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“BA Rate”: (a) for a Lender that is a Schedule I chartered bank under the Bank Act (Canada), the CDOR Rate and (b) for any other Lender, the lesser of (i) the discount rate at which such Lender is prepared to purchase bankers’ acceptances (if any) or (ii) the CDOR Rate plus 0.10%.

“BA Rate Loan”: Loans the rate of interest applicable to which is based upon the BA Rate.

“Bank of America”: Bank of America, N.A. and its successors.

“Bank Product”: any one or more of the following financial products or accommodations extended to any Group Member by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements”: those agreements entered into from time to time by any Group Member with a Lender or an Affiliate of a Lender in connection with obtaining any Bank Products; provided, that (i) any such agreement shall only constitute a Bank Product Agreement if (x) such agreement is designated a Bank Product Agreement by the Borrower Representative, (y) the Person acting as the counterparty to such agreement has appointed in writing the Administrative Agent as its collateral agent in a manner reasonably acceptable to the Administrative Agent and has agreed in writing with the Administrative Agent that it is providing Bank Products to one or more Group Members arising from transactions in the ordinary course of business of such Group Member(s), and (ii) except with respect to Hedge Agreements, any such agreement shall immediately cease to constitute a Bank Product Agreement if the Person acting as the counterparty to such agreement ceases to be a Lender or an Affiliate of a Lender hereunder; provided, further, that notwithstanding the foregoing, (x) all agreements entered into by any Group Member with Wells Fargo or any of Wells Fargo’s Affiliates at any time in connection with obtaining any Bank Products and (y) all agreements entered into by any Group Member with Bank of America or any of Bank of America’s Affiliates in connection with obtaining any Bank Products and in place on the Closing Date, shall automatically constitute Bank Product Agreements hereunder.

“Bank Product Obligations”: (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Group Member to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to the Group Members. Anything to the contrary contained in the foregoing notwithstanding, the Bank Product Obligations shall exclude any Excluded Swap Obligation.

“Bank Product Provider”: any Lender or Affiliate of a Lender party to a Bank Product Agreement from time to time; provided, that any such person shall only be entitled to the rights of a Bank Product Provider hereunder with respect to those agreements to which it is a party that constitute Bank Product Agreements.

“Bank Product Reserves”: the U.S. Bank Product Reserves and the Canadian Bank Product Reserves.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereinafter in effect, or any successor statute.

“Base Rate Loan”: individually or collectively, as the context may require, each U.S. Base Rate Loan, each Canadian Base Rate Loan and each Canadian Prime Rate Loan.

“Beneficially Own”: as defined within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act.

“Benefited Lender”: as defined in Section 10.7(a).

“BIA”: Bankruptcy and Insolvency Act (Canada), as now and hereinafter in effect, or any successor statute.

“Board of Directors”: as to any Person, the board of directors or managers, sole member or managing member, or other governing body, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duty authorized committee thereof.

“Board of Governors”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” or “Borrowers”: individually and collectively as the context may require, the U.S. Borrowers and the Canadian Borrowers.

“Borrower Joinder Agreement”: an agreement substantially in the form of Exhibit H-1.

“Borrower Representative”: as defined in Section 10.21(a).

“Borrowing Base”: individually and collectively, as the context may require, the U.S. Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Certificate”: a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower Representative, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Equipment”: at any time, Equipment included in the U.S. Borrowing Base at such time.

“Borrowing Base Real Property Collateral”: at any time, Real Property Collateral included in the U.S. Borrowing Base at such time. The properties permitted to be included in the U.S. Borrowing Base on the Closing Date are identified on Schedule 1.1C subject, in each case, to the conditions to eligibility set forth herein. For the avoidance of doubt, no property identified on Schedule 1.1C will be included in the U.S. Borrowing Base until all of the conditions to eligibility set forth in the definitions of “Eligible Real Property Collateral” and “Real Property Eligibility Requirements” have been satisfied.

“Business”: as defined in Section 3.13(b).

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Illinois are authorized or required by law to remain closed; except, that, (a) when used in connection with a LIBOR Rate Loan or EURIBOR Loan, the term “Business Day” shall also exclude (i) any day on which banks are not open for dealings in deposits in the Applicable Currency in which interest on such LIBOR Rate Loan or EURIBOR Loan is calculated based on the LIBOR Rate or EURIBOR, as the case may be, (ii) any day which is not a TARGET Day (as determined by the Administrative Agent), and (iii) solely with respect to Loans advanced thereto, any day in which commercial banks in the country where any Borrower entitled to borrow LIBOR Rate Loans or EURIBOR Loans at is organized are authorized or required by law to remain closed, (b) when used in connection with any Loan advanced under the Canadian Facility, the term “Business Day” shall also exclude any day on which banks are authorized or required by law to be closed in the Province of Manitoba, Canada or the Province of Ontario, Canada.

“Canada”: the country of Canada and any province or territory thereof.

“Canadian Advances”: as defined in Section 2.1(b).

“Canadian AML Legislation”: as defined in Section 10.23.

“Canadian Availability”: as of any date of determination, the Canadian Loan Cap on such date minus the Canadian Usage on such date.

“Canadian Bank Product Obligations”: all Bank Product Obligations owed by the Canadian Loan Parties from time to time.

“Canadian Bank Product Reserve”: as of any date of determination, the U.S. Dollar amount of reserves that the Administrative Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to the Group Members in respect of Canadian Bank Product Obligations) in respect of Bank Products then provided or outstanding pursuant to any Bank Product Agreement (other than any Hedge Agreement where the counterparty thereto has ceased to be a Lender or an Affiliate of a Lender hereunder).

“Canadian Base Rate”: the highest of (i) the rate of interest publicly announced by Wells Fargo as its “base rate” (being U.S. Dollars made available in Canada to Canadian customers), subject to each increase or decrease in such base rate, effective as of the day any such change occurs, (ii) the one month LIBOR Rate (which rate shall be determined on a daily basis), plus 1.00% or (iii) the Federal Funds Rate from time to time plus .50%. Any change in the Canadian Base Rate due to a change in the “base rate,” the Federal Funds Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the “base rate,” the Federal Funds Rate or the LIBOR Rate, respectively. The “base rate” announced from time to time by Wells Fargo is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Canadian Base Rate Loan”: each Loan the rate of interest applicable to which is based upon the Canadian Base Rate.

“Canadian Blocked Person”: any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions.

“Canadian Borrowers”: individually and collectively as the context may require, JW Canada and any other wholly-owned Restricted Subsidiary of the Company reasonably acceptable to the Administrative Agent that joins this Agreement as a Canadian Borrower in accordance with Section 2.29.

“Canadian Borrowing Base”: as of any date of determination, the result of:

(a) 85% (or 90% during the Seasonal Advance Rate Period) of the amount of the Canadian Borrowers’ Eligible Accounts less the amount, if any, of the Canadian Dilution Reserve, plus

(b) the lesser of (x) 85% (or 90% during the Seasonal Advance Rate Period) of the Net Liquidation Percentage times the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the Canadian Borrowers’ Eligible Finished Goods Inventory, and (y) 65% (or 70% during the Seasonal Advance Rate Period) of the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the Canadian Borrowers’ Eligible Finished Goods Inventory, plus

(c) the lesser of (x) 85% (or 90% during the Seasonal Advance Rate Period) of the Net Liquidation Percentage times the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the Canadian Borrowers’ Eligible Work-in-Process

Inventory, and (y) 65% (or 70% during the Seasonal Advance Rate Period) of the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the Canadian Borrowers’ Eligible Work-in-Process Inventory, plus

(d) the lesser of (x) 85% (or 90% during the Seasonal Advance Rate Period) of the Net Liquidation Percentage times the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the Canadian Borrowers’ Eligible Raw Materials Inventory, and (y) 65% (or 70% during the Seasonal Advance Rate Period) of the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the Canadian Borrowers’ Raw Materials Inventory, minus

(e) without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

Notwithstanding anything to the contrary set forth herein, amounts included in the Canadian Borrowing Base pursuant to clause (c) above (after giving effect to the applicable advance rates and all reserves related to the Collateral described therein) shall not exceed $5,000,000 at any time (as such basket is reduced by all amounts included in the U.S. Borrowing Base pursuant to clause (c) of the definition thereof (after giving effect to the applicable advance rates and all reserves related to the Collateral described therein)).

“Canadian Collateral”: all of the “Collateral” referred to in the Canadian Security Documents and all of the other property and assets that are, or are required under the terms hereof to be, subject to Liens in favor of the Administrative Agent for the benefit of the Canadian Secured Parties; provided, however, for the avoidance of doubt, such term shall not include any Excluded Assets.

“Canadian Collection DDA”: a DDA into which Account Debtors of any Canadian Borrower are to direct payment.

“Canadian Commitment Fee”: as defined in Section 2.9(b).

“Canadian Defined Benefit Plan”: a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Designated Account”: the Deposit Account of the Canadian Borrowers identified on Schedule 1.1E.

“Canadian Designated Account Bank”: as defined in Schedule 1.1E.

“Canadian Dilution”: as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to all of the Canadian Borrowers’ Accounts during such period, by (b) all of the Canadian Borrowers’ billings with respect to Accounts during such period.

“Canadian Dilution Reserve”: as of any date of determination with respect to the advance rate applicable to Eligible Accounts of the Canadian Borrowers, an amount sufficient to reduce such advance rate by 1 percentage point for each percentage point by which Canadian Dilution is in excess of 5%.

“Canadian Dollar Advances”: as defined in Section 2.17(a).

“Canadian Dollar Extensions”: as defined in Section 2.17(a).

“Canadian Dollar Letters of Credit”: as defined in Section 2.17(a).

“Canadian Dollars” and “Cdn.$”: the lawful currency of Canada.

“Canadian Economic Sanctions”: means any Canadian laws, regulations or orders governing economic sanctions and similar measures including the Special Economic Measures Act (Canada), the United Nations Act, (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), and Part II.1 of the Criminal Code, (Canada), and any related regulations.

“Canadian Facility”: the Canadian Revolving Commitments and the extensions of credit made thereunder.

“Canadian Finance Obligations”: Finance Obligations arising under the Canadian Facility or otherwise owed by any Canadian Loan Party.

“Canadian Group Member”: a Group Member organized under the laws of any jurisdiction located in Canada.

“Canadian Guarantee”: as defined in Section 7.1(b).

“Canadian Guarantor”: a Guarantor organized under the laws of any jurisdiction located in Canada.

“Canadian Guarantor Obligations”: as defined in Section 7.1(b).

“Canadian Hedge Obligations”: all Hedge Obligations owed by the Canadian Loan Parties from time to time.

“Canadian Issuing Bank”: (A) Wells Fargo, or any office, branch, subsidiary or Affiliate thereof, (B) Bank of America, N.A., Canada Branch, and (C) any other Lender designated by the Borrower Representative from time to time that agrees, in such Lender’s sole discretion, to become a Canadian Issuing Bank for the purpose of issuing Canadian Letters of Credit for the account of a Canadian Borrower subject to consent by the Administrative Agent.

“Canadian Letter of Credit”: a Letter of Credit issued for the account of a Canadian Borrower by an Issuing Bank.

“Canadian Letter of Credit Disbursement”: a Letter of Credit Disbursement made pursuant to a Canadian Letter of Credit.

“Canadian Letter of Credit Fee”: is defined in Section 2.5(b).

“Canadian Letter of Credit Indemnified Costs”: as defined in Section 2.11(f).

“Canadian Letter of Credit Related Person”: as defined in Section 2.11(f).

“Canadian Letter of Credit Sublimit”: is defined in Section 2.11(b)(i).

“Canadian Loan Account”: is defined in Section 2.8.

“Canadian Loan Parties”: the Canadian Borrowers and the Canadian Guarantors.

“Canadian Loan Cap”: on any date, the lesser of (x) the Maximum Canadian Credit Amount in effect on such date, and (y) the Canadian Borrowing Base as of such date (based upon the Canadian Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent).

“Canadian Pension Plan”: a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) and the Income Tax Act (Canada) and that is either (a) maintained or sponsored by a Canadian Borrower or any other Canadian Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Canadian Borrower or any other Canadian Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions, but excludes a statutory benefit plan with a Canadian Borrower or any other Canadian Subsidiary is required to participate in or comply with, including the Canadian Pension Plan and the Quebec Pension Plan.

“Canadian Prime Rate”: the higher of: (i) the rate of interest publicly announced by Wells Fargo, as its “prime rate” for determining interest rates on Canadian dollar denominated commercial loans made in Canada to Canadian customers, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs and (ii) the sum of the thirty day CDOR Rate then in effect plus 1.00%.

“Canadian Prime Rate Loan”: each Loan the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Priority Payables Reserve”: reserves established in the Permitted Discretion of the Administrative Agent for amounts secured by any Liens on Canadian Collateral, choate or inchoate, which rank or are capable of ranking in priority to, or pari passu with, the Liens of the Administrative Agent granted under the Loan Documents on such Collateral and/or for amounts which may represent costs relating to the enforcement of the Liens of the Administrative Agent granted under the Loan Documents on such Collateral including, without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages and vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), amounts currently or past due and not paid for realty, municipal or similar taxes, any and all solvency deficiencies, unfunded liabilities on wind-up or wind-up deficiencies in regards to any Canadian Defined Benefit Plan and all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan or under the Pension Benefits Act (Ontario) or any similar legislation.

“Canadian Protective Advances”: is defined in Section 2.2(e)(i).

“Canadian Revolving Commitment”: with respect to each Lender, its Canadian revolving commitment, and, with respect to all Lenders, their Canadian revolving commitments, in each case as such U.S. Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule 1.1F or in the Assignment and Assumption or Incremental Amendment pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of this Agreement.

“Canadian Revolving Lender”: any Lender with a Canadian Revolving Commitment (or, following the termination of the Canadian Revolving Commitments, holding a portion of the outstanding Canadian Advances, Canadian Swingline Exposure, Canadian Special Advance Exposure and/or Canadian Letter of Credit Exposure) hereunder. A Canadian Revolving Lender shall be an Affiliate or a branch of a U.S. Revolving Lender or shall have a branch that is acting as a U.S. Revolving Lender.

“Canadian Revolving Note”: a promissory note substantially in the form of Exhibit F-1.

“Canadian Revolving Proceeds”: as defined in Section 2.3(b)(i)(B).

“Canadian Rollover Letter of Credit”: a Rollover Letter of Credit issued for the account of a Canadian Borrower.

“Canadian Secured Parties”: the collective reference to the Administrative Agent, the Canadian Revolving Lenders (including any Canadian Issuing Bank in its capacity as such) and any Bank Product Providers to which Canadian Bank Product Obligations are owed.

“Canadian Security Agreement”: the Canadian Pledge and Security Agreement to be executed and delivered by Canadian Loan Parties, substantially in the form of Exhibit A-1.

“Canadian Security Documents”: collectively, the Canadian Security Agreement and any additional pledge or security agreements or deeds of hypothec that create or purport to create a Lien on the Canadian Collateral in favor of the Administrative Agent for the benefit of the Canadian Secured Parties and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing (including Depositary Bank Agreements and Lien Waivers executed by the Canadian Loan Parties).

“Canadian Special Advances”: as defined in Section 2.2(e)(iii).

“Canadian Subsidiary”: of any person, any Subsidiary of such Person organized under the laws of Canada, or Province or Territory thereof.

“Canadian Subsidiary Guarantor”: each existing and subsequently acquired or organized direct or indirect wholly owned Restricted Subsidiary of Holdings that is not a Canadian Borrower organized under the laws of Canada, or Province or Territory thereof, that becomes party to a Guarantee.

“Canadian Swingline Loan” and “Canadian Swingline Loans”: as defined in Section 2.2(c)(ii).

“Canadian Swingline Note”: a promissory note substantially in the form of Exhibit F-2.

“Canadian Swingline Sublimit”: as defined in Section 2.2(c)(ii).

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person or any Restricted Subsidiary during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Company and the Restricted Subsidiaries.

“Capital Stock”: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. For the avoidance of doubt, “Capitalized Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Cash Contribution Amount”: the aggregate amount of cash contributions made to the capital of any Loan Party described in the definition of “Contribution Indebtedness.”

“Cash Dominion Period”: a period commencing on the date (i) an Event of Default has occurred and/or (ii) Global Excess Availability (as defined below) has been less than the Level 1 Availability Trigger Amount for 5 consecutive Business Days and continuing until the date (x) all Events of Default, if any, have been waived in writing and (y) Global Excess Availability has been equal to or greater than the Level 1 Availability Trigger Amount for 30 consecutive days; provided that in the Administrative Agent’s Permitted Discretion, a Cash Dominion Period shall be deemed in effect at all times after a Cash Dominion Period has occurred and has been discontinued on 4 occasions in any calendar year or 8 occasions after the Closing Date.

“Cash Equivalents”:

(1) U.S. Dollars, Canadian Dollars, Euros, pounds sterling, the national currency of any participating member state of the European Union and local currencies held by the Company and Restricted Subsidiaries from time to time in the ordinary course of business in connection with any business conducted by such Person in such foreign jurisdiction;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States, Canada or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, or the foreign currency equivalent thereof, and whose long-term debt is rated with an Investment Grade Rating by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “P-1/A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state or commonwealth of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness or Preferred Stock issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9) instruments equivalent to those referred to in clauses (1) through (7) above denominated in Euros or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made.

“Cash Management Agreement”: any agreement to provide Cash Management Services.

“Cash Management Services”: any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CCAA”: Companies’ Creditors Arrangement Act (Canada), as now and hereinafter in effect, or any successor statute.

“CDOR Rate”: on any day for any applicable Interest Period, the average per annum rate of interest for Canadian bankers’ acceptances for a term comparable to such period appearing on the “Reuters Screen CDOR Page” (or comparably nationally recognized screen as determined by the Administrative Agent if the Reuters Screen is not available) at or about 10:00 a.m. (Toronto time) on such day or, if no such screen is available, the average of the rates for such period applicable to Canadian Dollar banker’s acceptances for a term comparable to such period quoted by at least three of the banks listed on Schedule I of the Bank Act (Canada) at or about 10:00 a.m. (Toronto time) on such day.

“Certificated Securities”: as defined in Section 3.16(a).

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco”: a Subsidiary that has no material assets other than capital stock of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Change in Law”: means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that, notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control”: at any time, (a) prior to a Qualified Public Offering, the Permitted Investors (i) shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of Holdings or (ii) shall fail to Beneficially Own Capital Stock of Holdings representing a majority of the voting power represented by the issued and outstanding Capital Stock of Holdings, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Investors, shall Beneficially Own Capital Stock of Holdings representing more than 35.0% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings and the percentage of the aggregate ordinary voting power represented by such Capital Stock Beneficially Owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Capital Stock of Holdings then Beneficially Owned by the Permitted Investors, unless (i) the Permitted Investors have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings or (ii) during any period of twelve (12) consecutive months immediately prior to such time, a majority of the seats (other than vacant seats) on the board of directors of Holdings shall be occupied by persons who were (x) members of the board of directors of Holdings on the Closing Date or nominated by one or more Permitted Investors or Persons nominated by one or more Permitted Investors or (y) appointed by directors so nominated, (c) Holdings shall cease to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the Company and JW Canada or (d) a “change of control” or similar event shall occur under the Term Loan Credit Agreements, the documentation governing any Tower LLC Loan or other Indebtedness of the Company and the Restricted Subsidiaries the outstanding principal amount of which exceeds $35,000,000 in the aggregate.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are U.S. Revolving Lenders or Canadian Revolving Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are U.S. Revolving Commitments or Canadian Revolving Commitments or Extended Commitments and (c) when used with respect to Commitments in connection with any Extension Agreement, refers to whether such Commitments are subject to such Extension Agreement. Extended Commitments (and the Advances made pursuant thereto) and Incremental Advances made pursuant to any Incremental Amendment that have different terms and conditions shall be construed to be in different Classes.

“Closing Date”: October 15, 2014.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: the ABL Priority Collateral and the Term Priority Collateral, collectively.

“Collateral Agent”: Wells Fargo Bank in its capacity as collateral agent for the Secured Parties under the Security Documents, and its successor or successors in such capacity.

“Collateralize”: either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.6(i) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by the Administrative Agent for the benefit of the Lenders in an amount equal to 102% (or 110% with respect to the Canadian Facility) of the then existing Letter of Credit Usage, (b) delivering to the Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing the Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank acceptable to the Administrative Agent (in its sole discretion) in an amount equal to 102% (or 110% with respect to the Canadian Facility) of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Collection DDAs”: individually or collectively, as the context may require, the U.S. Collection DDAs and the Canadian Collection DDAs.

“Commitment”: with respect to each Lender, its U.S. Revolving Commitment, its Canadian Revolving Commitment and its Total Commitment, as the context requires, and, with respect to all Lenders, their U.S. Revolving Commitments, their Canadian Revolving Commitments and their Total Commitments, as the context requires, in each case as such U.S. Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule 1.1F or in the Assignment and Assumption or Incremental Amendment pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time in accordance with the terms of this Agreement.

“Commitment Fees”: as defined in Section 2.9(b).

“Commitment Increase”: as defined in Section 2.23(a).

“Commitment Increase Lender”: as defined in Section 2.23(d).

“Commitment Period”: the period from and including the Closing Date to but excluding the Revolving Termination Date.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the preamble above.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower Representative substantially in the form of Exhibit B.

“Consolidated EBITDA”: with respect to the Company and the Restricted Subsidiaries for any period, the Consolidated Net Income of the Company and the Restricted Subsidiaries for such period:

(1) increased (without duplication and solely to the extent that any such amounts reduce Consolidated Net Income of the Company and the Restricted Subsidiaries for such period) by:

(a) provision for taxes based on income or profits or capital, including state, franchise and similar taxes and foreign withholding taxes of the Company and its Restricted Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of the Company and its Restricted Subsidiaries or any direct or indirect parent of such Person in respect of such period in accordance with Section 6.3(b)(xii), which shall be included as though such amounts had been paid as income taxes directly by the Company; plus

(b) Consolidated Interest Expense, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Non-Cash Charges of the Company and the Restricted Subsidiaries for such period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses (including non-recurring legal and professional fees, costs and expenses) or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition (including any Permitted Acquisition), disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Agreement, including a refinancing thereof, and any amendment or modification to the terms of any such transaction (in each case, whether or not successful), including such fees, expenses, costs or charges related to the Transactions, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any cash restructuring costs, charges and business optimization expenses included in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of cash restructuring charges and business optimization expenses added pursuant to this clause (e) shall not exceed 10.0% of Consolidated EBITDA (calculated after giving effect to all adjustments made to Consolidated EBITDA for such period) in the aggregate for any period; plus

(f) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related expenses paid or accrued in such period to the Permitted Investors to the extent otherwise permitted under Section 6.6 to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(i) the amount of cost savings, operating expense reductions and synergies related to acquisitions, divestitures, restructuring charges and expenses, cost savings initiatives, any operational changes (including, without limitation, operational changes arising out of the modification of contractual arrangements) and other similar initiatives and projected by the Company in good faith to result from actions with respect to which substantial steps have been, will be or are expect to be, taken to the extent factually supportable and reasonably identifiable (in the good faith determination of the Company) within 24 months after such transaction or initiative is consummated) (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses, and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions are to be taken within 24 months after the consummation of the acquisition, divestiture or disposition, restructuring or the implementation of an initiative, as applicable, that is expected to result in cost savings, operating expense reductions, restructuring charges and expenses, or synergies, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (C) the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses, and synergies added pursuant to this clause (i) shall not exceed 10.0% of Consolidated EBITDA (calculated after giving effect to all adjustments made to Consolidated EBITDA for such period) in the aggregate for any period; plus

(j) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(k) the tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4) and (8) of the definition thereof; plus

(l) earn-out obligations and expenses paid or accrued during such period resulting from any Permitted Acquisitions or other investment; plus

(m) for purposes of determining compliance with the Fixed Charge Coverage Ratio required under Section 6.1, the Cure Amount, if any, received by the Company in connection with any Specified Equity Contribution; plus

(n) extraordinary, unusual or non-recurring losses, charges and expenses (including “reset costs” in connection with operations in new locations and facility start-up costs associated with the opening of new manufacturing locations); provided that the aggregate amount of extraordinary, unusual or non-recurring losses, charges and expenses added pursuant to this clause (n) in any period shall not exceed 10.0% of Consolidated EBITDA (calculated after giving effect to all adjustments made to Consolidated EBITDA for such period) in the aggregate for any period; plus

(o) the effect of price increases (net of any price decreases) instituted by Holdings and its Subsidiaries (calculated on a pro forma basis as if such increases had been in effect on the first day of such period and as if such price increases were realized during the entirety of such period), so long as any such price increase had been effective for at least 90 days as of the date of calculation; provided that the aggregate amount of price increases added pursuant to this clause (o) in any period shall not exceed 10.0% of Consolidated EBITDA (calculated after giving effect to the all adjustments made to Consolidated EBITDA for such period) in the aggregate for any period; plus

(p) losses from discontinued operations; plus

(q) unrealized losses due to foreign exchange adjustments (including, without limitation, losses and expenses in connection with the effect of currency and exchange rate fluctuations);

Provided, that notwithstanding the foregoing, the amount of adjustments made pursuant to clauses (e), (i), (n) and (o) above for any period of calculation shall not exceed in the aggregate 30.0% of Consolidated EBITDA for such period (calculated after giving effect to all adjustments made to Consolidated EBITDA for such period).

(2) decreased by (without duplication and solely to the extent that any such amounts are included in Consolidated Net Income of the Company and the Restricted Subsidiaries for such period) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and extraordinary cash gains of the types identified in clause (1) above; and

(3) increased (by losses) or decreased (by gains) by (without duplication and solely to the extent that any such amounts are deducted from (or included in) Consolidated Net Income of the Company and the Restricted Subsidiaries for such period) the application of FASB Interpretation No. 45 (Guarantees).

“Consolidated Interest Expense”: with respect to the Company and the Restricted Subsidiaries for any period, the sum, without duplication, of

(1) consolidated interest expense of the Company and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “penalty interest” with respect to any securities, (w) any accretion or accrued interest of discounted liabilities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees); plus

(2) consolidated capitalized interest of the Company and the Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity— Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income”: with respect to the Company and the Restricted Subsidiaries for any period, the aggregate of the Net Income of the Company and the Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring, non-operating or unusual gains, losses, income or expenses (including all fees and expenses relating thereto (including costs and expenses related to the Transactions)), severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP, shall be excluded,

(3) any net after-tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any net after-tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(5) the Net Income for such period of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting (other than a Guarantor), shall be excluded; provided, that the Consolidated Net Income of the Company and the Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period,

(6) [Reserved],

(7) effects of adjustments (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP and related authoritative pronouncements resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any net after-tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9) [Reserved],

(10) any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies, including any expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded, provided that any subsequent settlement in cash shall reduce Consolidated Net Income for the period in which such payment occurs,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, Equity Offering, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transactions consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established and not reversed within 12 months after the Closing Date that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,

(13) an amount equal to the amount of tax distributions actually made to holders of Capital Stock of the Company or any direct or indirect parent company of the Company in respect of such period in accordance with Section 6.3(b)(xii) shall be excluded as though such amounts had been paid as income taxes directly by the Company for such period,

(14) any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity-Overall-Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded,

(15) non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded,

(16) the following items shall be excluded: (a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging”; and (b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

Solely for purposes of calculating Consolidated EBITDA, the Consolidated Net Income of the Company and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.

In addition, to the extent not already accounted for in the Consolidated Net Income of the Company and the Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Company has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days), and (iii) reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Non-Cash Charges”: with respect to the Company and the Restricted Subsidiaries for any period, the aggregate depreciation, amortization (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Company’s and the Restricted Subsidiaries’ outstanding Indebtedness and commissions, discounts, yield and other fees and charges but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation, non-cash rent and other non-cash losses, charges and expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period (to the extent instituted in accordance with GAAP), the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid.

“Contingent Obligations”: with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefore,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Rate”: the LIBOR Rate, EURIBOR and the BA Rate, as the context may require.

“Contract Rate Loans”: LIBOR Rate Loans, EURIBOR Loans and BA Rate Loans, as the context may require.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness”: Indebtedness of any Loan Party in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions, any Specified Equity Contribution or any such cash contributions that have been used to make a Restricted Payment) made to the capital of the Company after the Closing Date, provided that:

(1) such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof;

(2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Cure Amount”: as defined in Section 8.3(a).

“Cure Right”: as defined in Section 8.3(a).

“Currency Due”: as defined in Section 10.22.

“Daily Balance”: as of any date of determination and with respect to any Finance Obligation, the amount of such Finance Obligation owed at the end of such day.

“DDA”: each checking, savings, deposit or demand deposit account maintained by any of the Loan Parties. All funds in each DDA (other than Excluded DDAs described in clauses (b) and (d) of the definition thereof) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, the BIA, the CCAA, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed to fund or pay any amounts required to be funded or paid by it under this Agreement within 2 Business Days following the date that it is required to do so under this Agreement (including the failure to make available to the Administrative Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement) unless, solely in the case of funding Loans pursuant to Section 2.2(d)(i), such Lender notified the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) has notified the Administrative Borrower, the Administrative Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by the Administrative Agent) under which it has committed to extend credit, (d) failed, within 3 Business Day after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), (e) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender hereunder solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Defaulting Lender Rate”: (a) with respect to any amounts advanced under the U.S. Facility and denominated in U.S. Dollars, (x) for the first 3 days from and after the date the relevant payment is due, the U.S. Base Rate, and (y) thereafter, the interest rate then applicable to U.S. Advances that are U.S. Base Rate Loans (inclusive of the Applicable Margin applicable to U.S. Base Rate Loans), (b) with respect to any amounts advanced under the U.S. Facility and denominated in Euros, (x) for the first 3 days from and after the date the relevant payment is due, EURIBOR for loans with an Interest Period of one month, and (y) thereafter, the interest rate then applicable to U.S. Advances of EURIBOR Loans (inclusive of the Applicable Margin applicable to EURIBOR Loans), (c) with respect to any amounts advanced under the Canadian Facility and denominated in Canadian Dollars, (x) for the first 3 days from and after the date the relevant payment is due, the Canadian Prime Rate, and (y) thereafter, the interest rate then applicable to Canadian Advances that are Canadian Prime Rate Loans (inclusive of the Applicable Margin applicable to Canadian Prime Rate Loans), and (d) with respect to any amounts advanced under the Canadian Facility and denominated in U.S. Dollars, (x) for the first 3 days from and after the date the relevant payment is due, the Canadian Base Rate, and (y) thereafter, the interest rate then applicable to Canadian Advances that are Canadian Base Rate Loans (inclusive of the Applicable Margin applicable to Canadian Base Rate Loans).

“Defaulting Canadian Lender”: any Canadian Revolving Lender that is a Defaulting Lender.

“Defaulting U.S. Lender”: any U.S. Revolving Lender that is a Defaulting Lender.

“Deposit Account”: any deposit account (as that term is defined in the UCC).

“Depositary Bank Agreement”: an agreement among a Loan Party, a bank or other depositary institution and the Collateral Agent, in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Designated Accounts”: the U.S. Designated Account and/or the Canadian Designated Account, as the context so requires. “Designated Account”: any one of the foregoing accounts.

“Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by the Company or one of the Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disposition”: with respect to any property (including Capital Stock of the Company or any Restricted Subsidiary), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of any Restricted Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to this Facility and any prepayment requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to this Facility),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to 91 days after the maturity date of the Term Loans; provided that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members), of the Company, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Company or any Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Company (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings, the Company or its subsidiaries; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary”: any Subsidiary of Holdings organized under the laws of the United States, any state within the United States or the District of Columbia.

“Drawing Document”: any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock.

“Eligible Accounts”: those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below as determined by the Administrative Agent in its Permitted Discretion:

(a) (x) Accounts that the Account Debtor has failed to pay within 90 days of the original invoice date therefor, or (y) Accounts that the Account Debtor has failed to pay within 60 days of the due date therefor,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with payment terms of more than 90 days,

(d) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(e) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or, in the judgment of the Administrative Agent acting in its Permitted Discretion, any other terms by reason of which the Account Debtor’s payment obligation may be conditional,

(f) Accounts that are not payable in U.S. Dollars or Canadian Dollars,

(g) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof or Canada or any province or territory therein, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent,

(h) Accounts with respect to which the Account Debtor is (i) the United States or Canada or any department, agency, or instrumentality of the United States or Canada (exclusive, however, of Accounts with respect to which the Borrowers have complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC §3727 or the Financial Administration Act (Canada)), (ii) any state of the United States, or (iii) any province or territory of Canada,

(i) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, whether by action, suit, counterclaim or otherwise, unless the Administrative Agent has determined in its Permitted Discretion that such claims demands or liabilities are not material to the determination of eligibility of the Accounts owing from such Person, to the extent of such claim, right of recoupment or setoff, or dispute,

(j) Accounts with respect to an Account Debtor whose total obligations owing to the Borrowers exceed (x) 40% of all Eligible Accounts for Accounts with respect to which the Account Debtor is the Material Account Debtor Number 1 as defined in Schedule 1.1K, (y) 35% of all Eligible Accounts for Accounts with respect to which the Account Debtor is Material Account Debtor Number 2 as defined in Schedule 1.1K, and (z) 10% of all Eligible Accounts for Accounts with respect to which the Account Debtor is any other Person (such percentages, as applied to a particular Account Debtor, shall be subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates), in each case to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit; provided, further, that each of the percentages in clauses (x) and (y) above may be increased by up to 5% at the request of the Borrower Representative in the Administrative Agent’s Permitted Discretion so long as the Account Debtor related thereto maintains a long-term corporate debt rating equal to or higher than Baa1 (or the equivalent) by Moody’s and BBB+ (or the equivalent) by S&P,

(k) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(l) Accounts, the collection of which, the Administrative Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(m) Accounts that are not subject to a valid and perfected first priority Lien in favor of the Administrative Agent under the Loan Documents,

(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(o) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p) Accounts that represent the right to receive advance payments prior to the completion or performance by the applicable Borrower of the subject contract for goods or services,

(q) Accounts for Inventory subject to FOB destination terms,

(r) Accounts owed by an Account Debtor where any other Accounts owed by that Account Debtor have been sold or assigned in connection with a factoring or other similar arrangement;

(s) Without duplication of the last sentence of this definition, Accounts with respect to which the Account Debtor has a contractual right of return, setoff or charge back, or

(t) Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to the Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

In determining the amount to be included, without duplication of any other reserve or eligibility criteria, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances and rebates.

“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys commercial loans in the ordinary course; provided that “Eligible Assignee” shall not include any competitor of the Company or any of its Subsidiaries, natural person or the Company, Holdings or any of their Affiliates.

“Eligible Equipment”: items of Equipment owned by a U.S. Borrower that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below as determined by the Administrative Agent in its Permitted Discretion:

(a) such Equipment does not constitute ABL Priority Collateral,

(b) such Equipment is not solely owned by a U.S. Borrower or a U.S. Borrower does not have good, valid, and marketable title to such Equipment, free and clear of any Lien (other than Liens granted to the Administrative Agent pursuant to the Security Documents, Liens granted to the Term Loan Administrative Agent under the Term Loan Documents and statutory landlord liens),

(c) such Equipment has not been appraised by a third party appraiser reasonably acceptable to the Administrative Agent, utilizing procedures and criteria reasonably acceptable to the Administrative Agent,

(d) such Equipment is leased by a U.S. Borrower or is leased by a U.S. Borrower to an unaffiliated third party,

(e) such Equipment is not located at a location that constitutes Borrowing Base Real Property Collateral,

(f) such Equipment is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent under the Loan Documents,

(g) such Equipment is not insured in compliance with the provisions of Section 5.5 (it being agreed that existing levels of insurance shall be deemed acceptable to the Administrative Agent for this purpose), or

(h) such Equipment has been sold but not yet delivered or as to which a U.S. Borrower has accepted a deposit.

“Eligible Finished Goods Inventory”: Inventory that qualifies as Eligible Inventory and consists of first quality finished goods held for sale in the ordinary course of the Borrowers’ business.

“Eligible Inventory”: Inventory of a Borrower that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below as determined by the Administrative Agent in its Permitted Discretion:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c) it is not located at one of the locations in the continental United States or Canada set forth on Schedule 1.1G to the Agreement (or in-transit from one such location to another such location),

(d) it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule 1.1G to another location set forth on Schedule 1.1G),

(e) it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Lien Waiver executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f) it is the subject of a bill of lading or other document of title,

(g) it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent under the Loan Documents,

(h) it consists of goods returned or rejected by a Borrower’s customers,

(i) it consists of goods that are obsolete, slow moving or restrictive items or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(j) it is subject to third party trademark, licensing or other proprietary rights, unless the Administrative Agent is satisfied that such Inventory can be freely sold by the Administrative Agent on and after the occurrence of an Event of a Default despite such third party rights,

(k) it is not located at a location where the Borrowers maintain Inventory with an aggregate value at least equal to $100,000 as reflected in the most recent appraisal or field exam conducted by the Administrative Agent or, to the extent such information is included therein (i.e. to the extent that the Borrowers have established a monthly perpetual inventory reporting system covering such location), in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent, or

(l) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to the Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Raw Material Inventory”: Inventory that qualifies as Eligible Inventory and consists of goods that are first quality raw materials excluding packaging, chemicals, screws, staples and other fasteners and wood scraps.

“Eligible Real Property Collateral”: Real Property Collateral that complies with each of the representations and warranties respecting Real Property Collateral made in the Loan Documents and which satisfies all of the following conditions as determined by the Administrative Agent in its Permitted Discretion:

(a) such Real Property Collateral constitutes ABL Priority Collateral,

(b) a U.S. Borrower owns such Real Property Collateral in fee simple absolute,

(c) the Administrative Agent shall have received evidence that all actions that the Administrative Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken,

(d) the Administrative Agent shall have received an appraisal (based upon Appraised Value) of such Real Property Collateral complying with the requirements of FIRREA by a third party appraiser reasonably acceptable to the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and

(e) The Real Property Eligibility Requirements have been satisfied.

“Eligible Work-in-Process Inventory”: Inventory that qualifies as Eligible Inventory and consists of goods that are first quality work-in-process; provided, that, anything to the contrary contained herein notwithstanding, the value of such Inventory shall not include the value of any labor or other services rendered to produce such Inventory.

“EMU”: Economic Monetary Union as contemplated in the EU Treaty.

“EMU Legislation”: the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Engagement Letter”: the Engagement Letter, dated as of September 11, 2014, between the Company and the Joint Lead Arrangers.

“Enhanced Collateral Monitoring Period”: a period commencing on the date Global Excess Availability (as defined below) shall have been less than the Level 2 Availability Trigger Amount for 5 consecutive Business Days and expiring on the date Global Excess Availability shall have been equal to or greater than the Level 2 Availability Trigger Amount for 30 consecutive days.

“Enhanced Collateral Reporting Period”: a period commencing on the date Global Excess Availability shall have been less than the Level 1 Availability Trigger Amount for 5 consecutive Business Days and continuing until the date Global Excess Availability shall have been equal to or greater than the Level 1 Availability Trigger Amount for 30 consecutive days.

“Enhanced Financial Reporting Period”: a period commencing on the date Global Excess Availability (as defined below) shall have been less than the Level 2 Availability Trigger Amount for 5 consecutive Business Days and continuing until the date Global Excess Availability shall have been equal to or greater than the Level 2 Availability Trigger Amount for 30 consecutive days.

“Environmental Action”: any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower or any of its predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower or any of its predecessors in interest.

“Environmental Compliance Reserve”: with respect to Real Property Collateral, any reserve which the Administrative Agent, from time to time in its Permitted Discretion, establishes for estimable amounts that are reasonably likely to be expended by the Borrowers in order for the Borrowers and their operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws or to provide for any Environmental Liability.

“Environmental Laws”: any and all foreign, federal, state, provincial local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment as now or may at any time hereafter be in effect.

“Environmental Liabilities”: all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Equipment”: as defined in the U.S. Security Agreement or such other Security Agreement as the context may require.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering”: any public or private sale after the Closing Date of common stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to such Person’s common stock registered on Form S-8;

(2) issuance to any Restricted Subsidiary; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ESOP”: the Employee Stock Ownership Plan of the Company.

“EU Treaty”: the Treaty on European Union.

“EURIBOR Loan”: each Loan the rate of interest applicable to which is based upon EURIBOR.

“EURIBOR”: in relation to any amount denominated in Euros and for the relevant Interest Period (1, 2, 3, 6 or, if available to Appropriate Lenders, 12 months (or a shorter period)) the percentage rate per annum determined by the Banking Federation of the European Union appearing on Reuters Page EURIBOR01 at or about 11:00 a.m. (Brussels time) on the date which is 2 Business Days prior to the commencement of such Interest Period. In the event that the rates referenced above are not available, EURIBOR determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent (or such other Lender) to fund an Advance of Loans denominated in Euros with maturities comparable to the Interest Period applicable thereto.

“Euro” or “€”: the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Euro Extensions”: as defined in Section 2.17(b).

“Event of Default”: as defined in Section 8.1.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate”: on any date, as determined by Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for U.S. Dollars at approximately 11:00 a.m., Local Time, on such date; provided that, if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is available, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., Local Time, on the applicable date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Assets”: as defined in the U.S. Security Agreement, Canadian Security Agreement or such other Security Agreement as the context may require; provided, however, that (1) such term shall include any asset where the cost (including costs attributable to Taxes) of obtaining a security interest in, or perfection of, such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the U.S. Borrowers in good faith in consultation with the Administrative Agent, and (2) in the case of any U.S. Loan Party or any Canadian Loan Party that is disregarded as separate from any U.S. Loan Party or any Domestic Subsidiary for U.S. federal income tax purposes, such term shall include (i) any assets of Foreign Subsidiaries, and (ii) any Capital Stock in any Foreign Subsidiary or CFC Holdco, other than 65% of the Capital Stock in any Foreign Subsidiary or CFC Holdco that is directly owned by any U.S. Borrower or U.S. Guarantor.

“Excluded Contributions”: the net cash proceeds and Cash Equivalents received by or contributed to the Loan Parties after the Closing Date from:

(1) contributions to its common or preferred equity capital, and

(2) the issuance (other than to the Company or a Restricted Subsidiary or management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company or any direct or indirect parent, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be; provided that notwithstanding the foregoing, Specified Equity Contributions shall not constitute Excluded Contributions.

“Excluded DDA”: a deposit account other than a Collection DDA which satisfies one of the following: (a) any exclusive payroll, other employee benefits, trust, fiduciary, customs, insurance deposits or tax withholding accounts funded in the ordinary course of business or required by applicable law, (b) any escrow, defeasance and redemption accounts, (c) any local petty cash accounts of the Loan Parties funded in the ordinary course of business the balance of which do not aggregate more than $250,000 at any time outstanding and (d) deposit accounts and securities accounts exclusively maintained for the purpose of holding, and actually holding, only identifiable cash proceeds from Term Priority Collateral as identified by the Company to the Administrative Agent from time to time.

“Excluded Domestic Subsidiary”: any Domestic Subsidiary of Holdings or the Borrowers that is (i) a CFC Holdco or (ii) a direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC.

“Excluded ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that is not a Qualified ECP Guarantor at the time such Swap Obligation is incurred.

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 7.11 and any other “keepwell, support or other agreement for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Hedge Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedge Agreement for which such Guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Existing Credit Agreement”: the Company’s existing Credit Agreement, dated as of September 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time), among the Company and JELD-WEN of Europe, B.V., as borrowers, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, as the administrative agent, collateral agent, the issuing bank and swingline lender thereunder.

“Existing Debt Release/Repayment”: collectively, (i) the release of the Company and its Subsidiaries as guarantors under the Existing Credit Agreement and the Existing Indenture and the termination and release of all security interests and Liens granted by the Company and its Subsidiaries in connection therewith, (ii) subject to clause (iii) of this definition, the repayment in full of the obligations under the Existing Credit Agreement and the Existing Indenture and the termination of the related loan documentation, (iii) with respect to letters of credit issued or guaranteed by a lender under the Existing Credit Agreement (such lender, a “Prior Lender”), the replacement or Collateralization of such letters of credit or the issuance of supporting Letters of Credit pursuant to Section 2.10 or 2.11, as applicable, as mutually agreed upon by the Administrative Agent, the Borrower Representative, the relevant Issuing Bank and the Prior Lender and (iv) the release of all Liens on the Collateral pledged by Holdings and its Subsidiaries in connection with the Existing Guarantee.

“Existing Guarantee”: the Amended and Restated Guaranty, dated as of July 8, 2009, by the Company in favor of U.S. Bank National Association, as amended by the Amendment of Guaranty, dated as of June 29, 2011.

“Existing Indenture”: the Indenture, dated as of October 3, 2011 (as amended, amended and restated, modified or otherwise supplemented from time to time), between the Company and Wells Fargo, as trustee, in connection with the issuance of the Senior Secured Notes due 2017.

“Extended Advances”: the Advances made pursuant to any Extended Commitment or otherwise extended pursuant to an Extension Amendment.

“Extended Commitments”: one or more Classes of extended Revolving Commitments that result from an Extension Amendment.

“Extending Lenders”: as defined in Section 2.24(a).

“Extension Agreement”: as defined in Section 2.24(b).

“Extension Amendment”: an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.24, providing for an extension of the maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change to the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change to the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Extension Offer”: as defined in Section 2.24(a).

“Facility”: individually or collectively, as the context may require, the U.S. Facility and/or the Canadian Facility.

“Facility Exposure”: at any time as to any Lender under any Facility, the aggregate principal amount of such Lender’s (a) unused Commitments, (b) outstanding Loans, (c) Letter of Credit Exposure, (d) Special Advance Exposure and (e) Swingline Exposure, each under such Facility at such time.

“FATCA”: as defined in Section 2.18(a).

“Fair Market Value”: with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as reasonably determined by the Borrower Representative in good faith).

“Federal Funds Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers (or, if such day is not a Business Day, for the next preceding Business Day), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Wells Fargo from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: that certain letter agreement dated as of September 11, 2014 between Holdings and the Administrative Agent.

“Finance Obligations”: (a) all loans (including the Advances (including Special Advances and Swingline Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Canadian Reimbursement Undertakings and Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to any Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that the Loan Parties are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Finance Obligations of Loan Parties under the Loan Documents include the obligation to pay (i) the principal of the Advances (including Special Advances and Swingline Loans), (ii) interest accrued on the Advances (including Special Advances and Swingline Loans), (iii) the amount necessary to reimburse any Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Finance Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Financial Covenant Trigger Period”: a period commencing on any date that Global Excess Availability is less than the Level 1 Availability Trigger Amount and continuing until the date Global Excess Availability shall have been equal to or greater than the Level 1 Availability Trigger Amount for 30 consecutive days.

“Fixed Charge Coverage Ratio”: with respect to the Company and the Restricted Subsidiaries for any period, the ratio of (a) the sum of (i) Consolidated EBITDA of the Company and the Restricted Subsidiaries for such period, minus (ii) the unfinanced portion of Capital Expenditures (it being understood that Capital Expenditures financed with the proceeds of Advances shall not be deemed financed for this purpose) for such period, to (b) the Fixed Charges of the Company and the Restricted Subsidiaries for such period. In the event that the Company or any of the Restricted Subsidiaries (I) Incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness, (II) makes a Restricted Payment, (III) makes a designation pursuant to Section 5.12 or (IV) merges, consolidates or sells all or substantially all of the assets that requires compliance with the Fixed Charge Coverage Ratio pursuant to Section 6.8, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such actions set forth in clauses (I) through (IV), as if the same had occurred on the first day of the applicable Test Period.

For purposes of making the computation referred to above, (a) Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and operational changes, that the Company or any of the Restricted Subsidiaries has both determined to make and made after the Closing Date and during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of such Test Period. If since the beginning of such Test Period any Person that subsequently became the Company or a Restricted Subsidiary or was merged with or into the Company or a Restricted Subsidiary since the beginning of such Test Period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred on the first day of the applicable Test Period.

For purposes of calculating the Fixed Charge Coverage Ratio for any Test Period for which the beginning of such Test Period occurred prior to the Closing Date, the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to the Transactions for such Test Period as if the Transactions had occurred on the first day of the applicable Test Period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company solely to the extent identifiable and supportable with such evidence as the Administrative Agent shall reasonably request. Any such pro forma calculation may include, without duplication, adjustments appropriate to reflect cost savings, operating expense reductions, restructuring charges and expenses and synergies reasonably expected to result from the applicable event to the extent permitted under the definition of “Consolidated EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire Test Period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower Representative to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable Test Period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower Representative may designate.

“Fixed Charges”: with respect to any Person for any period, without duplication, the sum of

(1) Consolidated Interest Expense of such Person paid in cash for such period; plus

(2) scheduled principal payments of such Person on long-term Indebtedness made during such period; plus

(3) Restricted Payments made pursuant to Section 6.3(b)(x) during such period; plus

(4) Restricted Payments made pursuant to Section 6.3(b)(xv) during such period; plus

(5) payments of management, monitoring, consulting and advisory fees (including termination fees) and related expenses paid or accrued in such period to the Permitted Investors or any Affiliates thereof (to the extent otherwise permitted under Section 6.6); plus

(6) taxes paid in cash or tax distributions in lieu thereof paid during such period;

provided that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Fixture”: as defined in the U.S. Security Agreement or such other Security Agreement as the context may require.

“Foreign Subsidiary”: any Subsidiary of Holdings that is not a Domestic Subsidiary.

“Forms”: as defined in Section 2.18(d).

“Funding Date”: the date on which an Advance occurs.

“Funding Losses”: as defined in Section 2.12(a)(vi).

“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower Representative and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America that are in effect on the Closing Date. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, definitions, standards or terms in this Agreement, then at the Borrower Representative’s request, the Administrative Agent shall enter into negotiations with the Borrower Representative in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower Representative, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred (other than for purposes of delivery of financial statements under Sections 5.1(a), (b) and (c)). “Accounting Changes” refers to changes in accounting principles (i) required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or (ii) otherwise proposed by the Borrower Representative to, and approved by, the Administrative Agent.

“Global Excess Availability”: at any time, the sum of (a) (w) the U.S. Loan Cap at such time, minus (x) the U.S. Usage at such time, plus (y) unrestricted cash and Cash Equivalents of the U.S. Loan Parties held in deposit accounts at Wells Fargo and subject to Depositary Bank Agreements established pursuant to Section 5.17(a) not to exceed in the aggregate, when added together with cash and Cash Equivalents added pursuant to clause (b)(y) below, $10,000,000, plus (b) (w) the Canadian Loan Cap at such time, minus (x) the Canadian Usage at such time, (y) plus unrestricted cash and Cash Equivalents of the Canadian Loan Parties held in a deposit account at Wells Fargo or any financial institution reasonably acceptable to the Administrative Agent and subject to Depositary Bank Agreements established pursuant to Section 5.17(a) not to exceed in the aggregate, when added together with cash and Cash Equivalents added pursuant to clause (a)(y) above, $10,000,000.

“Global Loan Cap”: at any time, the sum of (x) the U.S. Loan Cap plus (y) the Canadian Loan Cap.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Member”: the collective reference to Holdings, the Company and the Restricted Subsidiaries.

“guarantee”: as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.

“Guarantee”: individually or collectively, as the context may require, the U.S. Guarantee and the Canadian Guarantee.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantor Joinder Agreement”: an agreement substantially in the form of Exhibit H-2.

“Guarantor Obligations”: individually or collectively, as the context may require, the U.S. Guarantor Obligations and the Canadian Guarantor Obligations.

“Guarantors”: collectively, Holdings and the Subsidiaries of Holdings as are or may from time to time become parties to a Guarantee.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement”: a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code and any other agreements or arrangements designed to manage or protect any Person against fluctuations in currency exchange, interest rates or commodity prices.

“Hedge Obligations”: any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of the Group Members arising under, owing pursuant to, or existing in respect of Hedge Agreements that constitute Bank Product Agreements hereunder; provided, that, anything to the contrary contained in the foregoing notwithstanding, the Hedge Obligations shall exclude any Excluded Swap Obligation.

“Hedge Provider”: any Lender or Affiliate of a Lender party to a Hedge Agreement that constitutes a Bank Product Agreement hereunder from time to time; provided, that any such Person shall only be entitled to the rights of a Hedge Provider hereunder with respect to those Hedge Agreements to which it is a party that constitute Bank Product Agreements.

“Hedging Obligations”: with respect to any Person, the obligations of such Person under: (1) currency exchange, interest rate or commodity Swap Agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and (2) other agreements or arrangements designed to manage or protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdings”: as defined in the preamble hereto.

“IFRS”: the International Financial Reporting Standards.

“Immaterial Subsidiary”: each Subsidiary designated by the Borrower Representative as an “Immaterial Subsidiary” from time to time so long as such Person, as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.1(a), (b) or (c) (or prior to delivery of the financial statements for the fiscal year of the Company ending December 31, 2014, for which financial statements have been delivered pursuant to Section 4.1(d)): (i) contributed less than 5% of Consolidated EBITDA for the period of four consecutive fiscal quarters then ended, and (ii) had assets with a fair market value of less than 5% of the Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Total Assets attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds 10% of Consolidated EBITDA for any such period or 10% of Total Assets as of the end of any such fiscal quarter, the Borrower Representative (or, in the event the Borrower Representative has failed to do so within 20 days, the Administrative Agent) shall de-designate sufficient Immaterial Subsidiaries and shall and the Borrowers shall cause such de-designated Subsidiaries to become Loan Parties hereunder.

“Incremental Amendment”: as defined in Section 2.23(c).

“Incremental Closing Date”: as defined in Section 2.23(c).

“Incremental Lender”: as defined in Section 2.23(a).

“Incur”: with respect to any Indebtedness, issue, assume, guarantee, incur or otherwise become liable for; provided that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurrence” has a meaning correlative thereto.

“Indebtedness”: with respect to any Person:

(1) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, assets or business, except (x) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor and (y) any acquisition earn-out obligations, (d) in respect of Capitalized Lease Obligations or (e) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations described in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, obligations described in clause (1) of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) Disqualified Stock.

provided that (a) Contingent Obligations Incurred in the ordinary course of business, (b) Other Obligations associated with other post-employment benefits and pension plans, (c) any operating leases as such an instrument would be determined in accordance with GAAP on the date of this Agreement, (d) in connection with the purchase by the Company or the Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may be entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing until 30 days after such obligation becomes contractually due and payable, (e) deferred or prepaid revenues, (f) any Capital Stock other than Disqualified Stock, (g) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (h) premiums payable to, and advance commissions or claims payments from, insurance companies, shall in each case be deemed not to constitute Indebtedness.

“Indemnitee”: as defined in Section 10.5.

“Indemnified Liabilities”: as defined in Section 10.5.

“Independent Financial Advisor”: an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Company or a direct or indirect parent of the Company, qualified to perform the task for which it has been engaged.

“Initial Public Offering”: a Qualified Public Offering which has a market capitalization of at least $100,000,000.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other Debtor Relief Law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property Security Agreements”: the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement, each dated as of the date hereof, by the applicable grantors party thereto in favor of the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent and each as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the respective terms thereof and with this Agreement, and any additional agreements or documents granting or purporting to grant a Lien on intellectual property of any Loan Party for the benefit of any Secured Party.

“Intercreditor Agreement”: the Lien Subordination and Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent, the Term Loan Administrative Agent and the other parties thereto, as supplemented from time to time (the “ABL-Term Intercreditor Agreement”) or any amendment, supplement or modification thereto and any other intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof and thereof, among the Administrative Agent, the Borrowers or any other Loan Parties and one or more Senior Representatives in respect of such Indebtedness or any other party, as the case may be, substantially on terms set forth on Exhibit G (except to the extent otherwise reasonably agreed by the Borrowers, the Administrative Agent and the Required Lenders, which changes will be deemed approved by each Lender (other than the Administrative Agent acting in its capacity as such) who has not objected within ten (10) Business Days following the posting thereof by the Administrative Agent to the Lenders (or such other time as reasonably agreed by the Administrative Agent and the Borrowers)) and such other terms that are reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time with the consent of the Administrative Agent (such consent not be unreasonably withheld, conditioned or delayed).

“Interest Election Request”: a certificate duly executed by a Responsible Officer of the Borrower Representative substantially in the form of Exhibit I.

“Interest Payment Date”: (a) as to any Contract Rate Loan having an Interest Period of three months (or 90 days in the case of BA Rate Loans) or less, the last day of such Interest Period, (b) as to any Contract Rate Loan having an Interest Period longer than three months (or 90 days in the case of BA Rate Loans), each day that is three months (or 90 days in the case of BA Rate Loans), or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (c) as to any as to any Contract Rate Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: (a) with respect to each Advance that is a LIBOR Rate Loan, a period commencing on the date of (w) the making of such Loan, (x) the continuation of a LIBOR Rate Loan, (y) the conversion of an Advance that is a U.S. Base Rate Loan to a LIBOR Rate Loan, or (z) the conversion of an Advance that is a Canadian Base Rate Loan to a LIBOR Rate Loan, as applicable, and ending 1, 2, 3, 6 or, if available to Appropriate Lenders, 12 months (or a shorter period) thereafter, as the Borrower Representative may elect, (b) with respect to each Advance that is a BA Rate Loan, a period commencing on the date of (x) the making of such Loan, (y) the continuation of a BA Rate Loan, (z) the conversion of an Advance that is a Canadian Prime Rate Loan to a BA Rate Loan, as applicable, and ending 30, 60, 90, 180 or, if available to Appropriate Lenders, 360 (or a shorter period) days thereafter, as the Borrower Representative may elect, and (c) with respect to each Advance that is a EURIBOR Loan, a period commencing on the date of making or continuation of such Advance, as applicable, and ending one 1, 2, 3, 6 or, if available to Appropriate Lenders, 12 months (or a shorter period) thereafter, as the Borrower Representative may elect; provided, that, in each case, (i) interest shall accrue at the applicable rate based upon the LIBOR Rate, the BA Rate or EURIBOR, as applicable, from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (ii) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (iii) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, 6 or, if available to Appropriate Lenders, 12 months or a shorter period (or 30, 60, 90, 180 or, if available to all Canadian Revolving Lenders, 360 days or a shorter period, as applicable) after the date on which the Interest Period began, as applicable, and (iv) the Borrowers may not elect an Interest Period which will end after the Revolving Termination Date.

“Inventory”: as defined in the U.S. Security Agreement or the Canadian Security Agreement, as the context may require.

“Inventory Reserves”: means, as of any date of determination, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria (a) Landlord Reserves, and (b) those reserves that the Administrative Agent deems necessary, in its Permitted Discretion and subject to Section 2.1(d), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory, Eligible Finished Goods Inventory, Eligible Work-in-Progress Inventory, Eligible Raw Materials Inventory, the Maximum Global Credit Amount, the Maximum U.S. Credit Amount or the Maximum Canadian Credit Amount.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities”:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have an Investment Grade Rating;

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments”: with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.3:

(5) “Investments” of the Company and the Restricted Subsidiaries shall include the portion (proportionate to the applicable Person’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(6) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

For the avoidance of doubt, a guarantee by the Company or a Restricted Subsidiary of the obligations of another Person (the “primary obligor”) shall not be deemed to be an Investment by the Company or such Restricted Subsidiary in the primary obligor to the extent that such obligations of the primary obligor are in favor of the Company or any Restricted Subsidiary and the transaction giving rise to such obligations is already treated as an Investment hereunder, and in no event shall a guarantee of an operating lease or other business contract of any Borrower or any Restricted Subsidiary be deemed an Investment.

“IRS”: as defined in Section 10.6(c)(i).

“ISP”: with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document”: with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Banks”: individually or collectively, as the context may require, any U.S. Issuing Bank and any Canadian Issuing Bank.

“Joining Borrower”: individually or collectively, as the context may require, a Joining U.S. Borrower and a Joining Canadian Borrower.

“Joining Canadian Borrower”: as defined in Section 2.25.

“Joining U.S. Borrower”: as defined in Section 2.25.

“Joint Bookrunners”: collectively, the Joint Bookrunners listed on the cover page hereof.

“Joint Lead Arrangers”: collectively, the Joint Lead Arrangers listed on the cover page hereof.

“Judgment Currency”: as defined in Section 10.22.

“Landlord Reserve”: as to each location at which a Borrower has Inventory or books and records located and as to which a Lien Waiver has not been received by the Administrative Agent, a reserve in an amount equal to the greater of (a) the number of months rent for which the landlord will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months rent under the lease relative to such location.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Lenders”: as defined in the preamble hereto; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Banks and the Swingline Lender.

“Lender Group”: each of Lenders (including the Issuing Banks and the Swingline Lender) and the Administrative Agent, or any one or more of them (as the context requires).

“Lender Group Expenses”: all fees required to be paid to and costs or expenses of the Lender Group and/or the Administrative Agent required to paid or be reimbursed, as applicable, by the Company and/or its Subsidiaries under this Agreement.

“Lender Indemnities”: as defined in Section 9.13.

“Letter of Credit”: a letter of credit (as that term is defined in the UCC) issued by an Issuing Bank. Unless the context requires otherwise, Letters of Credit shall be deemed to include all Reimbursement Undertakings issued hereunder. Letters of Credit shall include the Rollover Letters of Credit.

“Letter of Credit Disbursement”: a payment made by an Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure”: as of any date of determination with respect to any Lender under any Facility, such Lender’s Pro Rata Share of the Letter of Credit Usage under such Facility on such date.

“Letter of Credit Usage”: as of any date of determination with respect to any Facility, the aggregate undrawn amount of all Letters of Credit provided under such Facility and outstanding on such date.

“Letter of Credit Fees”: as defined in Section 2.5(b).

“Level 1 Availability Trigger Amount”: at any time, the greater of (x) 12.5% of the Global Loan Cap in effect at such time and (y) $25,000,000; provided upon the expiration of the Systems Update Period, the Level 1 Availability Trigger Amount shall be, at any time, the greater of (x) 10.0% of the Global Loan Cap in effect at such time and (y) $20,000,000.

“Level 2 Availability Trigger Amount”: at any time, the greater of (x) 15% of the Global Loan Cap in effect at such time and (y) $30,000,000.

“Level 3 Availability Trigger Amount”: at any time, the greater of (x) 20% of the Global Loan Cap in effect at such time and (y) $40,000,000.

“LIBOR Rate” in relation to any LIBOR Rate Loan, the rate per annum rate as reported on Reuters Screen LIBOR01 page (or any successor page or, if a successor is unavailable, such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (London time) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan, as a continuation of a LIBOR Rate Loan or as a conversion of a U.S. Base Rate Loan or Canadian Base Rate Loan, as applicable, to a LIBOR Rate Loan) by the Appropriate Borrowers in accordance with the terms hereof (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan”: each Loan the rate of interest applicable to which is based upon the LIBOR Rate.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver”: an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which (i) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises for an agreed upon period of time to store or dispose of the Collateral, (ii) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request and (iii) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Lien of the Administrative Agent under the Loan Documents, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Administrative Agent upon request.

“Limited Condition Transaction”: any Permitted Acquisition or Permitted Investment whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan”: any portion of an Advance made (or to be made) hereunder by any Lender.

“Loan Account”: as defined in Section 2.8.

“Loan Cap”: the U.S. Loan Cap or the Canadian Loan Cap, as the context may require.

“Loan Documents”: this Agreement, any Intercreditor Agreement, the Notes, the Security Documents, an Incremental Amendment, if any, and an Extension Agreement, if any.

“Loan Party”: individually or collectively, as the context may require, each Borrower and each Guarantor.

“Loan Party Guarantee”: as defined in Section 6.2(b)(xxix).

“Local Time”: (a) New York, New York time with respect to the times for: (i) the determination of the U.S. Dollar Equivalent, (ii) the receipt of Advance requests for U.S. Advances, U.S. Swingline Loans and Canadian Advances and requests to the U.S. Issuing Bank for U.S. Letters of Credit and the Canadian Issuing Bank for the Canadian Letters of Credit, (iii) the receipt and sending of notices by and disbursement by the Administrative Agent or any Lender and any Issuing Bank and for payments with respect to U.S. Advances, U.S. Swingline Loans, Canadian Advances, U.S. Special Advances, Canadian Special Advances with respect to the U.S. Borrowers and the Canadian Borrowers and reimbursement obligations in respect of U.S. Letters of Credit and Canadian Letters of Credit and (iv) the Settlement, (b) Toronto, Ontario time with respect to the times for: (i) the receipt of Advance requests for Canadian Advances and requests to the Canadian Issuing Bank for Canadian Letters of Credit, and (ii) the receipt and sending of notices by and disbursement by the Administrative Agent or any Lender and any Issuing Bank and for payments in respect to Canadian Advances and Canadian Special Advances and reimbursement obligations in respect of Canadian Letters of Credit.

“Majority Facility Lenders”: at any time with respect to any Facility, Non-Defaulting Lenders holding more than 50% of the Facility Exposure under such Facility at such time.

“Management Agreement”: one or more management services agreements between the Company or any of its Affiliates and the Sponsor (or any of its Affiliates) in existence on the Closing Date, or a successor agreement between the Company or any of its Affiliates and the Sponsor, as may be amended, supplemented or otherwise modified from time to time; provided that such amendments, supplements or modifications are not materially adverse to the Lenders as reasonably determined in good faith by the Borrower Representative.

“Management Stockholders”: the members of management of Holdings or its Subsidiaries and their Control Investment Affiliates who are holders of Capital Stock of Holdings or any direct or indirect parent company of Holdings on the Closing Date.

“Margin Stock”: as set forth in Regulation U of the Board of Governors, or any successor thereto.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or operating results of the Company and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or thereunder.

“Materials of Environmental Concern”: any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, urea-formaldehyde insulation, molds fungi, mycotoxins, and radioactivity, or radiofrequency radiation that are regulated pursuant to Environmental Law as toxic or hazardous or have an adverse effect on human health or the environment.

“Material Property”: any individual fee owned real property with a Fair Market Value equal to or greater than $5,000,000.

“Maximum Amount”: as defined in Section 10.18(a).

“Maximum Canadian Credit Amount”: on any date of determination, the aggregate Canadian Revolving Commitments on such date. The Maximum Canadian Credit Amount on the Closing Date is $45,000,000. The Maximum Canadian Credit Amount may increase or decrease from time to time in accordance with the terms hereof (including in connection with a Reallocation pursuant to Section 1.4).

“Maximum Global Credit Amount”: $300,000,000 as such amount may increase or decrease from time to time in accordance with the terms hereof.

“Maximum U.S. Credit Amount”: on any date of determination, the aggregate U.S. Revolving Commitments on such date. The Maximum U.S. Credit Amount on the Closing Date is $255,000,000. The Maximum U.S. Credit Amount may increase or decrease from time to time in accordance with the terms hereof (including in connection with a Reallocation pursuant to Section 1.4).

“Minimum Extension Condition”: as defined in Section 2.24(c).

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Property”: the real properties as to which, pursuant to Section 5.9(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages, including each real property identified as a “Mortgaged Property” on Schedule 1.1I.

“Mortgage”: each of the mortgages, deeds of trust, and deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) to the Administrative Agent, in each case, in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income”: with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Liquidation Percentage”: as of any date of determination, the percentage of the book value of the Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by the Administrative Agent from an appraisal company reasonably acceptable to the Administrative Agent and except for appraisals conducted while a Cash Dominion Period is in effect, to the Borrower Representative.

“New York UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Defaulting Canadian Lender”: any Canadian Revolving Lender other than a Defaulting Canadian Lender.

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Defaulting U.S. Lender”: any U.S. Revolving Lender other than a Defaulting U.S. Lender.

“Non-Excluded Taxes”: as defined in Section 2.18(a).

“Non-Guarantor Subsidiary”: (a) any Subsidiary of Holdings (i) that is not a Wholly Owned Subsidiary (provided that such Subsidiary shall cease to be a Non-Guarantor Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary), (ii) that is an Immaterial Subsidiary (provided that such Subsidiary shall cease to be a Non-Guarantor Subsidiary at the time such Subsidiary is no longer an Immaterial Subsidiary), (iii) for which the provision of a Guarantee would be prohibited or restricted by applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), whether on the Closing Date or thereafter or by contract existing on the Closing Date, or, if such Subsidiary is acquired after the Closing Date, by contract existing when such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition), including any requirement to obtain the consent of any Governmental Authority or third party, (iv) for which the provision of a Guarantee would result in material adverse tax consequences (as reasonably determined by the Borrower Representative in consultation with the Administrative Agent), (v) for which the cost of providing a Guarantee is excessive in relation to the value afforded thereby (as reasonably determined by the Borrower Representative and the Administrative Agent) or (vi) for which the provision of a Guarantee would result, directly or indirectly, in the Guarantee by a CFC Holdco or a Foreign Subsidiary that is a CFC of an obligation of a Canadian Loan Party that is disregarded as separate from any U.S. Loan Party or any Domestic Subsidiary for U.S. federal income tax purposes, (vii) with respect to the obligations of any U.S. Loan Party or any Canadian Loan Party that is disregarded as separate from any U.S. Loan Party or any Domestic Subsidiary for U.S. federal income tax purposes, any Foreign Subsidiary or Excluded Domestic Subsidiary and (b) any captive insurance company or not-for-profit subsidiary; provided that, notwithstanding the foregoing clauses (a) and (b), the Borrower Representative may in its sole discretion cause any Non-Guarantor Subsidiary to become a Loan Party hereunder and designate any Non-Guarantor Subsidiary as a Subsidiary Guarantor.

“Non-Material Property”: any individual fee owned real property other than Material Property.

“Non-U.S. Lender”: as defined in Section 2.18(d).

“Note”: individually or collectively, as the context may require, each Canadian Revolving Note, each Canadian Swingline Note, each U.S. Revolving Note and each U.S. Swingline Note.

“OFAC”: as defined in Section 3.18(c)(v).

“Officer’s Certificate”: a certificate signed on behalf of Holdings, the Company or the Borrower Representative by any Responsible Officer thereof, who must be the principal executive officer, the principal financial officer, the treasurer, the controller, the general counsel or the principal accounting officer that meets the requirements set forth in this Agreement.

“Organizational Document”: (i) relative to each Person that is a corporation, its charter/articles and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Obligations”: any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Other Taxes”: any and all present or future stamp or documentary, intangible, recording or filing Taxes or similar excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document except to the extent any such Taxes that are (i) imposed as a result of an assignment by a Lender (an “Assignment Tax”) if such Assignment Tax is imposed as a result of any present or former connection between the assignor or assignee and the jurisdiction imposing such Assignment Tax (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents), or (ii) Taxes excluded from the indemnification provisions in Section 2.18(a).

“Outstanding Amount”: (a) with respect to the Advances and Swingline Loans on any date, the amount thereof after giving effect to any borrowings and prepayments or repayments of Advances (including any refinancing of outstanding unpaid drawings under Letters of Credit or Letter of Credit Disbursements as an Advance under any Facility) and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any Letters of Credit on any date, the amount thereof on such date after giving effect to any Letter of Credit Disbursement occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or Letter of Credit Disbursements as an Advance under any Facility) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overadvance”: as of any date of determination, that the Usage under any Facility is greater than any of the limitations set forth in Section 2.1, Section 2.10 or Section 2.11.

“Participant”: as defined in Section 10.6(c)(i).

“Participant Register”: as defined in Section 10.6(c)(i).

“Participating Member State”: each state as described in any EMU Legislation.

“Patriot Act”: the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177, signed into law March 9, 2009, as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: as defined in clause (ix) of Section 6.3(b).

“Permitted Cure Securities”: any Qualified Equity Interest in Holdings.

“Permitted Debt”: as defined in Section 6.2(b).

“Permitted Discretion”: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Investments”:

(1) Investments by (i) any U.S. Loan Party in any other U.S. Loan Party; (ii) any Canadian Loan Party in any other Loan Party; (iii) any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party; (iv) any Loan Party in any

Restricted Subsidiary that is not a Loan Party not to exceed the greater of $3,000,000 and 0.150% of Total Assets (at the time such Investment is made); (v) any U.S. Loan Party in any Canadian Loan Party not to exceed the greater of $3,000,000 and 0.150% of Total Assets (at the time such Investment is made); or (vi) the Company or any Restricted Subsidiary in any other Restricted Subsidiary so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom, and (y) Global Excess Availability on the date of such Investment and for each day during the 30-day period immediately preceding such date is equal to or greater than the Level 1 Availability Trigger Amount calculated on a pro forma basis giving effect to such Investment; provided for any single or series of related Investments in excess of $10,000,000 made pursuant to this clause (vi), the Borrower Representative shall have delivered a Transaction Certificate to the Administrative Agent promptly before the making of any such Investments evidencing compliance with the foregoing;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) (x) any Investment by a Loan Party in a Person if as a result of such Investment (a) such Person substantially contemporaneously becomes a Guarantor, or (b) such Person substantially contemporaneously, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, a Loan Party and (y) any Investment held by such Person; provided, that in the case of this clause (y), such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets, including earnouts, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale permitted under Section 6.5;

(5) Investments existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date (as replaced, Refinanced, refunded, renewed or extended); provided that any such Investment is in an amount that does not exceed the amount in existence on the Closing Date; provided, further, that individual Investments existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date in excess of $7,500,000 shall be listed on Schedule 6.3 hereto;

(6) [Reserved];

(7) any Investment acquired by the Company or any Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable, (b) in good faith settlement of delinquent obligations of, and other disputes with Persons who are not Affiliates or (c) as a result of a foreclosure by any Borrower or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 6.2(b)(xii);

(9) So long as no Event of Default has occurred or is continuing both before and after giving effect to such Investment or would result therefrom, additional Investments by the Company or any of the Restricted Subsidiaries having an aggregate Fair Market Value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (9), not to exceed the greater of $50,000,000 and 2.25% of Total Assets (at the time such Investment is made) in the aggregate at any time outstanding;

(10) loans and advances to (or guarantees of Indebtedness of) officers, directors and employees for business related travel expenses (including entertainment expense), moving and relocation expenses, tax advances, payroll advances and other similar expenses, in each case Incurred in the ordinary course of business consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Company in good faith; provided, that Investments made pursuant to this clause (10) shall not exceed $2,000,000 in the aggregate at any time outstanding;

(11) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.6 (except transactions described in clauses (b)(ii), (b)(v), (b)(ix)(B) and (b)(xxiii) therein);

(13) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) guarantees issued in accordance with Section 6.2;

(15) Reserved;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 6.5;

(18) Reserved;

(19) Reserved;

(20) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(21) the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of the Company; and

(22) other Investments so long as (A) no Default or Event of Default has occurred or is continuing both before and after giving effect to such Investment and (B)(I) Global Excess Availability on the date of such Investment and for each day during the 30-day period immediately preceding such date is equal to or greater than the Level 3 Availability Trigger Amount on a pro forma basis after giving effect to such Investment or (II) both (x) Global Excess Availability on such date and for each day during the 30-day period immediately preceding such date is equal to or greater than the Level 2 Availability Trigger Amount on a pro forma basis after giving effect to such Investment and (y) the Fixed Charge Coverage Ratio for the most recently ended Test Period is at least 1.0 to 1.0; provided that for any single or series of related Investments in excess of $10,000,000 made pursuant to this clause (22), the Borrower Representative shall have delivered a Transaction Certificate to the Administrative Agent promptly before the making of any such Investments evidencing compliance with the foregoing; provided, further, that if a Loan Party classifies any Loan Party Guarantee as permitted under this clause (22), then for purposes of complying with subclause (B) above at the time of the Incurrence of such Loan Party Guarantee (and at no other time and for no other purpose under this Agreement or any other Loan Document), such Loan Party shall be deemed to have made a cash contribution to the Restricted Subsidiary Incurring Indebtedness under Section 6.2(b)(xxix) funded solely with the proceeds of Advances and in an amount equal to the aggregate liability of such Loan Party under the Loan Party Guarantee.

“Permitted Investors”: the collective reference to the Sponsor and its Control Investment Affiliates.

“Permitted Liens”: with respect to any Person:

(1) pledges or deposits of cash or Cash Equivalents by such Person in connection with workmen’s compensation, employment or unemployment insurance and other types of social security legislation, employee source deductions, goods and services taxes, sales taxes, municipal taxes, corporate taxes and pension fund obligations, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, performance and return of money bonds and other similar obligations incurred in the ordinary course of business, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds or statutory bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens which are not consensual and do not secure indebtedness for borrowed money, imposed by law, such as carriers’, warehousemen’s, mechanics’ and other similar Liens, in each case for sums which have not yet been due or payable for more than 30 days or which are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien); provided that the aggregate value of all such Liens on ABL Priority Collateral shall not exceed $2,500,000 in the aggregate at any time outstanding;

(3) inchoate Liens for taxes, assessments or other governmental charges (i) which have not yet been due or payable for more than 30 days or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business which do not encumber ABL Priority Collateral;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building code or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens Incurred to secure Other Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 6.2(b)(ii), (b)(vi), (b)(vii), (b)(xiv), (b)(xv) or (b)(xvi); provided that (A) in the case of Section 6.2(b)(vii), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof, (B) in the case of Section 6.2(b)(xv), such guarantee may only be subject to Liens to the extent the underlying Indebtedness may be subject to any Liens, and (C) in the case of Section 6.2(b)(xvi), such Lien does not encumber ABL Priority Collateral.

(7) Liens existing on the Closing Date; provided that Liens securing liabilities or covering assets in excess of $7,500,000 shall be listed on Schedule 6.7 hereto;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company (other than the proceeds or products of such assets or property or shares of stock or improvements thereon);

(9) Liens on assets or on property at the time the Company or a Restricted Subsidiary of the Company acquired such assets or property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary of the Company (other than the proceeds or products of such assets or property or shares of stock or improvements thereon);

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred pursuant to Section 6.2;

(11) [Reserved];

(12) Liens on specific items of inventory which is not ABL Priority Collateral or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings (or Canadian PPSA filings or publications made in the Register of of Personal and Moval Real Rights of the Province of Quebec) regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Loan Party;

(16) deposits made in the ordinary course of business to secure liability to insurance carriers, companies and brokers;

(17) Liens on the Equity Interests of Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries;

(18) grants of software and other technology licenses in the ordinary course of business;

(19) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(21) Liens Incurred to secure Bank Products Obligations in the ordinary course of business;

(22) Liens on equipment of the Company or any Restricted Subsidiary of the Company which does not constitute ABL Priority Collateral granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (15), (24) and (25) of this definition of “Permitted Liens”; provided, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (15), (24) and (25) of this definition of “Permitted Liens” at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including any premium and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement;

(24) other Liens securing obligations which obligations, taken together with all obligations permitted to be secured pursuant to this clause (24), in the aggregate do not exceed the greater of $25,000,000 and 1.25% of Total Assets at any one time outstanding; provided such Liens do not encumber ABL Priority Collateral;

(25) Liens securing Hedging Obligations permitted under Section 6.2(b)(xii);

(26) Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(28) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.2; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(30) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(31) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships;

(32) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary (to the extent otherwise permitted hereunder);

(33) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(34) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to a commodity trading account in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(35) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;

(36) customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case incurred in the ordinary course of business;

(37) Liens securing the Finance Obligations created pursuant to any Loan Document, the Term Loan Obligations pursuant to any Term Loan Document and any Bank Product Agreement; provided, that in the case of the Liens securing the Term Loan Obligatons, such Liens are subject to the ABL-Term Intercreditor Agreement;

(38) Liens securing or arising pursuant to Sale Leaseback Transactions permitted pursuant to Section 6.9; provided such Liens may not encumber ABL Priority Collateral;

(39) Liens on assets of Restricted Subsidiaries that are not Loan Parties; provided that such Liens secure obligations of such Restricted Subsidiaries that are otherwise permitted hereunder and such Liens only encumber assets of such Restricted Subsidiaries that are not Loan Parties; and

(40) Liens constituting a reservation in any original grant by the Crown of real property located in Canada.

Notwithstanding the foregoing, (a) if the property subject to the Liens permitted under clauses (6), (8), (9), (10), (15), (22) and (23) consists of ABL Priority Collateral, a Senior Representative acting on behalf of the holders of the Indebtedness secured by such Liens shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent, which results in such Senior Representative having rights to share in the ABL Priority Collateral on a junior-lien basis and (b) if the property subject to the Liens permitted under clause (6) consists of Term Priority Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent), which results in such Senior Representative having rights to share in the Term Priority Collateral on a pari passu basis or a junior-lien basis, as applicable.

The Borrower Representative may classify (or later reclassify) any Lien in one or more of the above categories (including in part in one category and in part in another category). For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Priority Liens”: Permitted Liens with respect to Collateral other than Capital Stock.

“Person”: any natural person, corporation, limited partnership, general partnership, limited liability company, unlimited liability company, limited liability partnership, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which any Loan Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, other than a Predecessor Plan.

“Platform”: as defined in Section 5.2(a).

“PPSA”: the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided that if attachment, perfection or priority of the Lien of the Administrative Agent under the Loan Documents on any Collateral are governed by the personal property security laws of any jurisdiction in Canada other than the laws of the Province of Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction in Canada for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Predecessor Plan”: any employee benefit plan that is covered by Title IV of ERISA, which plan is no longer sponsored by or contributed to by any Loan Party or a Commonly Controlled Entity after the Closing Date.

“Preferred Stock”: any Equity Interest with preferential right of payment of dividends or redemptions upon liquidation, dissolution, or winding up.

“Prior Lender”: as defined in “Existing Debt Release/Repayment.”

“Private Lender Information”: any information and documentation that is not Public Lender Information.

“Pro Forma Basis”: for the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters or trailing twelve month period, as applicable (each, a “Reference Period”), (i) if, at any time during such Reference Period, the Company or any Restricted Subsidiary shall have made any Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if, during such Reference Period, the Company or any Restricted Subsidiary shall have made an acquisition of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such acquisition of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, occurred on the first day of such Reference Period (including, in each such case, such pro forma adjustments relating to a specific transaction or event and reflective of actual or reasonably anticipated synergies and cost savings expected to be realized or achieved in the twelve months following such transaction or event, which pro forma adjustments shall be certified by the chief financial officer, treasurer, controller or comptroller of the Borrower Representative; provided that all such adjustments shall not exceed the percentage limitations thereon, if any, set forth in the definition of “Consolidated EBITDA”. The term “Disposition” in this definition shall not include dispositions of inventory and other ordinary course dispositions of property.

“Pro Rata Share”: as of any date of determination:

(a) with respect to (w) a U.S. Revolving Lender’s obligation to make U.S. Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) a U.S. Revolving Lender’s obligation to participate in U.S. Letters of Credit, to reimburse the U.S. Issuing Bank, and right to receive payments of fees with respect thereto, (y) a U.S. Revolving Lender’s funding obligations on any Settlement Date with respect to U.S. Swingline Loans and U.S. Special Advances, and (z) all other matters as to a particular U.S. Revolving Lender under the U.S. Facility: (i) prior to the U.S. Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such U.S. Revolving Lender’s U.S. Revolving Commitment, by (z) the aggregate U.S. Revolving Commitments of all U.S. Revolving Lenders, and (ii) from and after the time that the U.S. Revolving Commitments have been terminated or reduced to zero, the Pro Rata Share most recently in effect calculated in accordance with subclause (i) above, giving effect to any subsequent assignments,

(b) with respect to (w) a Canadian Revolving Lender’s obligation to make Canadian Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) a Canadian Revolving Lender’s obligation to participate in Canadian Letters of Credit and Canadian Reimbursement Undertakings, to reimburse the Canadian Issuing Bank, and right to receive payments of fees with respect thereto, (y) a Canadian Revolving Lender’s funding obligations on any Settlement Date with respect to Canadian Swingline Loans and Canadian Special Advances, and (z) all other matters as to a particular Canadian Lender under the Canadian Facility: (i) prior to the Canadian Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Canadian Revolving Lender’s Canadian Revolving Commitment, by (z) the aggregate Canadian Revolving Commitments of all Canadian Revolving Lenders, and (ii) from and after the time that the Canadian Revolving Commitments have been terminated or reduced to zero, the Pro Rata Share most recently in effect calculated in accordance with subclause (i) above, giving effect to any subsequent assignments, and

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 9.13 of this Agreement), (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Total Commitments, by (z) the aggregate amount of Total Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the Pro Rata Share most recently in effect calculated in accordance with subclause (i) above, giving effect to any subsequent assignments.

“Proceeds of Crime Act”: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Projections”: as defined in Section 5.2(d).

“Properties”: as defined in Section 3.13(a).

“Protective Advances”: as defined in Section 2.2(e)(i).

“Public Lender Information”: information and documentation that is either exclusively (i) of a type that would be publicly available if the Company, Holdings and their respective Subsidiaries were public reporting companies or (ii) not material with respect to the Company, Holdings and their respective Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Public Market”: at any time after (a) a Public Offering has been consummated and (b) at least 15.0% of the total issued and outstanding common equity of Holdings or Holdings’ direct or indirect parent has been distributed by means of an effective registration statement under the Securities Act or sale pursuant to Rule 144 under the Securities Act.

“Public Offering”: an initial underwritten public offering of common Capital Stock of Holdings or Holdings’ direct or indirect parent pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“Qualified ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that has total assets exceeding $10,000,000 (or total assets exceeding such other amount so that such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time such Swap Obligation is incurred.

“Qualified Equity Interests”: any Capital Stock that is common equity.

“Qualified Public Offering”: a Public Offering that results in a Public Market.

“Reallocation”: as defined in Section 1.4.

“Real Property”: any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

“Real Property Collateral”: any Real Property held by any Loan Party that is subject to a Mortgage.

“Real Property Eligibility Requirements”: collectively, each of the following with respect to any Real Property Collateral:

(a) the applicable Borrower has executed and delivered to the Administrative Agent a Mortgage with respect to such Real Property Collateral;

(b) Such Real Property Collateral is used by a Borrower in the ordinary course of its business;

(c) the applicable Borrower is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such Real Property Collateral;

(d) the Administrative Agent shall have received a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy (or marked-up title insurance commitment having the effect of a policy of title insurance) (a “Mortgage Policy”) in form and substance, with the endorsements reasonably required by the Administrative Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured (to the extent required by the Administrative Agent) by title insurers reasonably acceptable to the Administrative Agent, insuring the Lien of the Mortgage as a valid first priority mortgage Lien on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens having priority over the Lien of the Administrative Agent under applicable Law or otherwise reasonably acceptable to the Administrative Agent;

(e) the Administrative Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys relating to such Real Property Collateral, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgage Policy relating to such Real Property Collateral in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, sufficient to allow such title company to delete any standard printed survey exceptions contained in the title policy referred to above and issue the “same as survey endorsement” referred to above, to the extent the same is available in the applicable jurisdiction, and made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping 2011 and certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent);

(f) the Administrative Agent shall have received a Phase I Environmental Site Assessment relating to such Real Property Collateral in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Administrative Agent, from an environmental consulting firm reasonably acceptable to the Administrative Agent, which report shall, to the extent possible, quantify any related costs and liabilities associated with such conditions and the Administrative Agent shall be satisfied with the nature and amount of any such matters;

(g) the applicable Borrower shall have delivered to the Administrative Agent standard life of loan flood hazard determination forms and acknowledgments and if such property is located in a special flood hazard area (x) notices to (and confirmations of receipt by) the applicable Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, naming the Administrative Agent as mortgagee as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973; and

(h) the applicable Borrower shall have delivered such other information and documents as may be reasonably requested by the Administrative Agent as may be necessary to comply with FIRREA.

“Realty Reserves”: such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s Permitted Discretion as being appropriate to reflect the impediments to the Administrative Agent’s ability to realize upon any Real Property Collateral or to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon any Eligible Real Property Collateral. Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (i) Environmental Compliance Reserves, (ii) reserves for (A) municipal taxes and assessments, (B) repairs and (C) remediation of title defects, and (iii) reserves for Indebtedness secured by Liens having priority over the Lien of the Administrative Agent.

“Receivable Reserves”: as of any date of determination, those reserves that the Administrative Agent deems necessary, in its Permitted Discretion and subject to Section 2.1(d), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts, the Maximum Global Credit Amount, the Maximum U.S. Credit Amount or the Maximum Canadian Credit Amount.

“Refinance”: in respect of any Indebtedness, to refinance, discharge, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness”: as defined in Section 6.2(b)(xvii).

“Register” as defined in Section 10.6(b)(iv).

“Reimbursement Obligation”: the obligation of a Borrower to reimburse any Issuing Bank for amounts drawn under Letters of Credit.

“Reimbursement Undertaking”: as defined in Section 2.11(p).

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Remedial Action”: all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Removal Effective Date”: as defined in Section 9.6(b).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, Non-Defaulting Lenders holding more than 50% of the Commitments then in effect.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: the Inventory Reserves, the Receivables Reserves, the U.S. Dilution Reserves, the Canadian Dilution Reserves, the Realty Reserves, the U.S. Bank Product Reserves, the Canadian Bank Product Reserves, the Environmental Compliance Reserves, Canadian Priority Payables Reserves and the WEPPA Reserve.

“Resignation Effective Date”: as defined in Section 9.6(a).

“Responsible Canadian Issuing Bank”: with respect to any Canadian Letter of Credit, the Canadian Issuing Bank acting as the issuer thereof.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, controller, comptroller, secretary or vice president of any Group Member, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the Company; provided, that for the purpose of requesting extensions of credit or otherwise acting on behalf of the Borrowers under Section 2, Responsible Office shall include only those individuals identified on Schedule 1.1D, as such schedule is updated from time to time by written notice from the Borrower Representative to the Administrative Agent.

“Restricted Investment”: an Investment other than a Permitted Investment.

“Restricted Payments”: as defined in Section 6.3(a).

“Restricted Subsidiary”: at any time any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Each Loan Party other than Holdings and the Company shall be a Restricted Subsidiary hereunder.

“Revaluation Date”: (a) with respect to any Advance denominated in Canadian Dollars or Euros, each of the following: (i) each date of an Advance, (ii) each date of a continuation of any such Advances pursuant to Section 2.12, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require, (b) with respect to any Letter of Credit denominated in Canadian Dollars, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under such Letter of Credit, and (iv) such additional dates as the Administrative Agent or any Issuing Bank shall determine or the Required Lenders shall require and (c) with respect to any other Finance Obligations denominated in Canadian Dollars or Euros, each date as the Administrative Agent shall determine unless otherwise prescribed in this Agreement or any other Loan Documents.

“Revolving Extensions of Credit”: as to any Lender under any Facility at any time to an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans under such Facility held by such Lender then outstanding, (b) such Lender’s Pro Rata Share of the Letters of Credit then outstanding under such Facility and (c) such Lender’s Pro Rata Share of the aggregate principal amount of Swingline Loans then outstanding under such Facility.

“Revolving Termination Date”: the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date on which all Commitments have been terminated pursuant to the terms hereof.

“Rollover Letters of Credit”: those Letters of Credit identified on Schedule 1.1J.

“Sanctioned Entity”: (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC and with which dealings are prohibited under such sanctions program.

“Sanctioned Person”: a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor to the rating agency business thereof.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions the Company or any Restricted Subsidiary sells substantially all of its right, title and interest in any property and, in connection therewith, the Company or a Restricted Subsidiary acquires, leases or licenses back the right to use all or a material portion of such property.

“Seasonal Advance Rate Period”: the 120-consecutive day period in each fiscal year of the Company beginning May 1, which 120-consecutive day period may be adjusted to begin on March 1 or April 1, at the election of the Borrower Representative upon notice delivered to the Administrative Agent not later than November 30, 2014, which adjustment shall apply to all future fiscal years.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: individually or collectively, as the context may require, the U.S. Secured Parties and the Canadian Secured Parties.

“Securities Account”: a “Securities Account” as defined in any applicable Security Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreements”: individually or collectively, as the context may require, the U.S. Security Agreement and the Canadian Security Agreement.

“Security Documents”: the collective reference to the U.S. Security Documents, the Canadian Security Documents, the Intellectual Property Security Agreements, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Representative”: with respect to any series of Indebtedness permitted under Section 6.2(b)(vi) or any other series of Indebtedness the holders of which are required to subordinate their Liens on the Collateral to the Liens of the Administrative Agent, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement”: as defined in Section 2.2(f)(i).

“Settlement Date”: as defined in Section 2.2(f)(i).

“Significant Subsidiary”: at any date of determination, each Restricted Subsidiary of the Company that would be a “Significant Subsidiary” within the meaning of Rule 1-02 of Regulation S-X under the Securities Act as such rule is in effect on the Closing Date.

“Similar Business”: any business engaged in by the Company, any Restricted Subsidiaries of the Company, or any direct or indirect parent on the date of the Closing Date and any business that is reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and the Restricted Subsidiaries are engaged on the Closing Date.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvency Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit J.

“Solvent”: with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged, (d) such Person is not an “insolvent person” as defined in the BIA and (e) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

“Special Advance Exposure”: as of any date of determination with respect to any Lender under any Facility, such Lender’s Pro Rata Share of the Special Advances outstanding under such Facility on such date to the extent that such Special Advances have not been subject to Settlement.

“Special Advances”: as defined in Section 2.2(e)(iii) .

“Specified Class”: as defined in Section 2.24(a).

“Specified Dispositions”: the sale, transfer, conveyance or other disposition permitted under clause (r) of the definition of Asset Sale.

“Specified Equity Contribution”: as defined in Section 8.3(a).

“Sponsor”: Onex Corporation, Onex Partners III GP LP and/or one or more other investment funds advised, managed or controlled by Onex Corporation and, in each case (whether individually or as a group) their Affiliates and any investment funds that have granted to the foregoing control in respect of their investment in the Company or any of the Restricted Subsidiaries, but, in any event, excluding any of their respective portfolio companies.

“Spot Rate”: for a currency, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent acting in such capacity as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Letter of Credit Practice” means, for any Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which such Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subordinated Indebtedness”: (a) with respect to any Borrower, any Indebtedness of such Borrower which is by its terms contractually subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms contractually subordinated in right of payment to its Guarantee.

“Subsidiary”: with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions having the power) to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor”: individually or collectively, as the context may require, each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.

“Successor Guarantor”: as defined in Section 6.8(c).

“Supermajority Lenders”: at any time, Non-Defaulting Lenders holding more than 66  2⁄3% of the Total Facility Exposure.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure”: as of any date of determination with respect to any Lender under any Facility, such Lender’s Pro Rata Share of the Swingline Loans outstanding under such Facility on such date.

“Swingline Lender”: Wells Fargo or any office, branch, subsidiary or Affiliate of Wells Fargo that (x) is designated writing to the Borrower Representative as being responsible for funding or maintaining Swingline Loans to a Borrower and (y) delivers a joinder to this Agreement in form and substance acceptable to the Borrower Representative.

“Swingline Loans”: individually or collectively, as the context may require, the U.S. Swingline Loans and the Canadian Swingline Loans.

“Syndication Agent”: the Syndication Agent listed on the cover page hereof.

“Systems Update Period”: the period commencing on the Closing Date and expiring on the date when the Loan Parties have converted all manufacturing locations of the Loan Parties holding ABL Priority Collateral to a monthly perpetual inventory reporting system.

“TARGET Day”: any day on which Target 2 is open for the settlement of payments denominated in Euros.

“TARGET 2”: the second generation of the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system which was launched on November 19, 2007.

“Tax Act”: as defined in Section 2.18(a).

“Taxes”: as defined in Section 2.18(a).

“Term Loan Administrative Agent”: Bank of America, as administrative agent under the Term Loan Credit Agreement, and its successors and assigns.

“Term Loan Borrower”: individually or collectively, the “Borrowers” as defined in the Term Loan Credit Agreement.

“Term Loan Collateral Agent”: the “Collateral Agent” as defined in the Term Loan Credit Agreement

“Term Loan Credit Agreement”: the Credit and Guaranty Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and in accordance with the terms of the ABL-Term Intercreditor Agreement), among the Holdings, the Company, the subsidiary guarantors party thereto, the Term Loan Lenders and the Term Loan Administrative Agent, including any replacement thereof entered into in connection with one or more refinancings thereof permitted hereunder.

“Term Loan Documents”: the Term Loan Credit Agreement and the other “Loan Documents” dated the date hereof as defined in the Term Loan Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and in accordance with the terms of the ABL-Term Intercreditor Agreement).

“Term Loan Incremental Facilities”: as defined in Section 6.2(b)(ii).

“Term Loan Lender”: any “Lender” as defined in the Term Loan Credit Agreement.

“Term Loans”: loans advanced under the Term Loan Credit Agreement.

“Term Loan Obligations”: the Obligations” as defined in the Term Loan Credit Agreement.

“Term Priority Collateral”: all Collateral other than ABL Priority Collateral; provided, that the Term Priority Collateral shall not include any Excluded Assets.

“Termination Event”: (a) the withdrawal of a Canadian Borrower or any other Canadian Subsidiary from a Canadian Defined Benefit Plan which is “multi-employer pension plan”, as defined under applicable pension standards legislation, during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Defined Benefit Plan or the filing of an amendment with the applicable Governmental Authority which terminates a Canadian Defined Benefit Plan, in whole or in part, or the treatment of an amendment as a termination or partial termination of a Canadian Defined Benefit Plan; or (c) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan; or (d) any other event or condition or declaration or application which might constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan, in whole or in part, or the appointment by any Governmental Authority of a replacement administrator or trustee to administer a Canadian Defined Benefit Plan.

“Test Period”: on any date of calculation, the most recent four quarter or trailing twelve (12) month period, at the election of the Borrower Representative, ending at least thirty (30) days prior to such date of calculation.

“Title Policy”: a lender’s policy of title insurance utilizing the American Land Title Association 2006 Form extended coverage, or such other form as is reasonably acceptable to the Administrative Agent or, if applicable, a binding marked commitment to issue such policy with a final policy to be dated the date of recording of the Mortgages, issued by a title company selected by the Borrower Representative and reasonably acceptable to the Administrative Agent, insuring the Lien of the applicable Mortgage in an amount at least equal to the Fair Market Value of such real property (or such lesser amount as shall be agreed to by the Administrative Agent in its reasonable discretion) in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to those exceptions which are either Liens permitted by Section 6.7 or are otherwise reasonably approved by the Administrative Agent and containing such endorsements as the Administrative Agent shall reasonably require.

“Total Assets”: the total consolidated assets of the Company and the Restricted Subsidiaries, as shown on the most recent consolidated or combined, as applicable, balance sheet of the Company and the Restricted Subsidiaries (giving pro forma effect to any acquisitions or dispositions of assets or properties that have been made by the Company or any of the Restricted Subsidiaries subsequent to the date of such balance sheet, including through mergers or consolidations).

“Total Commitment”: with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such U.S. Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule 1.1F or in the Assignment and Assumption or Incremental Amendment pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of this Agreement.

“Total Facility Exposure”: at any time as to any Lender, the aggregate principal amount at such time of such Lender’s U.S. Facility Exposure and such Lender’s Canadian Facility Exposure.

“Tower Borrower Release”: shall have the meaning assigned to such term in the Term Loan Credit Agreement.

“Tower LLC”: Onex BP Finance LLC, a Delaware limited liability company.

“Tower LLC Loan”: shall have the meaning assigned to such term in the Term Loan Credit Agreement as in effect on the date hereof with such changes as the parties thereto may agree from time to time in connection with the Incurrence of other third party Indebtedness permitted hereunder so long as any such changes provide for substantially equivalent treatment of any additional Tower LLC Loan in relation to such third-party Indebtedness.

“Tower Transaction”: shall have the meaning assigned to such term in the Term Loan Credit Agreement.

“Transaction Certificate”: a certificate duly executed by a Responsible Officer of the Borrower Representative substantially in the form of Exhibit K.

“Transactions”: (a) the consummation of the Tower Transaction, (b) the execution and delivery of the Loan Documents to be entered into on the Closing Date and, if applicable, the funding of the Loans on the Closing Date, (c) the execution and delivery of the Term Loan Credit Agreements and the funding of the loans thereunder on the Closing Date, (d) the Existing Debt Release/Repayment and (e) the payment of fees and expenses incurred in connection therewith.

“Transferee”: any Assignee or Participant.

“Type”: the type of Loan determined with regard to the interest option applicable thereto, including whether a U.S. Base Rate Loan, a LIBOR Rate Loan, a EURIBOR Loan, a Canadian Prime Rate Loan, a BA Rate Loan or a Canadian Base Rate Loan.

“UCP”: with respect to any Letter of Credit, (a) the Uniform Customs and Practice for Documentary Credits 2007 Revision, Publication No. 600 and (b) any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Underlying Issuer”: a financial institution designated by Wells Fargo to issue Underlying Letters of Credit from time to time which financial institution shall be a Schedule I chartered bank under the Bank Act (Canada).

“Underlying Letter of Credit”: a letter of credit (as that term is defined in the UCC) that has been issued by an Underlying Issuer. Underlying Letters of Credit do not constitute Letters of Credit hereunder.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (i) any Subsidiary (other than a Subsidiary in existence as of the Closing Date) of Holdings (other than the Borrowers) designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 5.12 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary. There shall be no Unrestricted Subsidiaries as of the Closing Date.

“U.S. Advances”: as defined in Section 2.1(a).

“U.S. Bank Product Obligations”: all Bank Product Obligations owed by the U.S. Loan Parties from time to time.

“U.S. Bank Product Reserve”: as of any date of determination, the U.S. Dollar amount of reserves that the Administrative Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to the Group Members in respect of U.S. Bank Product Obligations) in respect of Bank Products then provided or outstanding pursuant to any Bank Product Agreement (other than any Hedge Agreement where the counterparty thereto has ceased to be a Lender or an Affiliate of a Lender hereunder).

“U.S. Base Rate”: the highest of (i) the rate of interest publicly announced by Wells Fargo as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs, (ii) the one month LIBOR Rate (which rate shall be determined on a daily basis), plus 1.00% or (iii) the Federal Funds Rate from time to time plus .50%. Any change in the U.S. Base Rate due to a change in the “prime rate” or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the “prime rate” or the Federal Funds Rate, respectively.

“U.S. Base Rate Loan”: each Loan that bears interest at a rate determined by reference to the U.S. Base Rate.

“U.S. Borrowers”: individually and collectively as the context may require, the Company and any other wholly-owned Restricted Subsidiary of the Company that is designated by the Borrower Representative as a “U.S. Borrower” in accordance with Section 2.25.

“U.S. Borrowing Base”: at any time (without duplication), an amount equal to:

(a) 85% (or 90% during the Seasonal Advance Rate Period) of the amount of the U.S. Borrowers’ Eligible Accounts less the amount, if any, of the U.S. Dilution Reserve; plus

(b) the lesser of (x) 85% (or 90% during the Seasonal Advance Rate Period) of the Net Liquidation Percentage times the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the U.S. Borrowers’ Eligible Finished Goods Inventory, and (y) 65% (or 70% during the Seasonal Advance Rate Period) of the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the U.S. Borrowers’ Eligible Finished Goods Inventory; plus

(c) the lesser of (x) 85% (or 90% during the Seasonal Advance Rate Period) of the Net Liquidation Percentage times the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the U.S. Borrowers’ Eligible Work-in-Progress Inventory, and (y) 65% (or 70% during the Seasonal Advance Rate Period) of the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the U.S. Borrowers’ Eligible Work-in-Progress Inventory; plus

(d) the lesser of (x) 85% (or 90% during the Seasonal Advance Rate Period) of the Net Liquidation Percentage times the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the U.S. Borrowers’ Eligible Finished Goods Inventory, and (y) 65% (or 70% during the Seasonal Advance Rate Period) of the value (calculated at the lower of cost or market value consistent with the Borrowers’ historical accounting practices) of the U.S. Borrowers’ Eligible Finished Goods Inventory; plus

(e) 85% of the Appraised Value of Eligible Equipment (as such advance rate shall decrease following the Closing Date based upon a 7-year amortization schedule), plus

(f) 60% of the fair market value of Eligible Real Property Collateral of the U.S. Borrowers at such time (as such advance rate shall decrease following the Closing Date based upon a 15-year amortization schedule), minus

(g) without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

Notwithstanding anything herein to the contrary, (x) the maximum amount that may be included in the U.S. Borrowing Base in the aggregate on account of property of the type described in clauses (e) and (f) of this definition, shall not at any time exceed $30,000,000 and, to the extent such amount would be exceeded without giving effect to the limitation contained in this definition, the Borrower Representative shall indicate in the applicable Borrowing Base Certificate the amounts in excess of such maximum amount to be excluded from the calculation of the U.S. Borrowing Base, and (y) amounts included in the U.S. Borrowing Base pursuant to clause (c) above (after giving effect to the applicable advance rates and all reserves related to the Collateral described therein) shall not exceed $5,000,000 at any time (as such basket is reduced by all amounts included in the Canadian Borrowing Base pursuant to clause (c) of the definition thereof (after giving effect to the applicable advance rates and all reserves related to the Collateral described therein)).

“U.S. Collateral”: all of the “Collateral” referred to in the U.S. Security Documents and all of the other property and assets that are or are required under the terms hereof to be subject to Liens in favor of the Administrative Agent for the benefit of the U.S. Secured Parties; provided, however, for the avoidance of doubt, such term shall not include any Excluded Assets.

“U.S. Collection DDA”: a DDA into which Account Debtors of any US Borrower are to direct payment.

“U.S. Commitment Fee”: as defined in Section 2.9(b)(i).

“U.S. Designated Account”: the Deposit Account of the U.S. Borrowers identified on Schedule 1.1E.

“U.S. Designated Account Bank”: as defined in Schedule 1.1E.

“U.S. Dilution”: as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to all of the U.S. Borrowers’ Accounts during such period, by (b) all of the U.S. Borrowers’ billings with respect to Accounts during such period.

“U.S. Dilution Reserve”: as of any date of determination with respect to the advance rate applicable to Eligible Accounts of the U.S. Borrowers, an amount sufficient to reduce such advance rate by one percentage point for each percentage point by which U.S. Dilution is in excess of 5%.

“U.S. Dollar Equivalent”: at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in an Applicable Currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date determined by the Administrative Agent) for the purchase of U.S. Dollars with such Applicable Currency, as the case may be. Unless otherwise specified herein, the U.S. Dollar Equivalent shall be determined as of the most recent Revaluation Date. The U.S. Dollar Equivalent will be used both for determining the

U.S. Dollar amount of Eligible Accounts that are payable in currencies other than U.S. Dollars and the amount of Advances and Letters of Credit extended in currencies other than U.S. Dollars. The Spot Rate for the U.S. Dollar Equivalent will be used at the date of the determination of the Borrowing Bases for both the calculation of the amount of Eligible Accounts and for the amount of Advances and Letters of Credit.

“U.S. Dollars” or “$”: the lawful currency of the United States.

“U.S. Facility”: the U.S. Revolving Commitments and the extensions of credit made thereunder.

“U.S. Finance Obligations”: Finance Obligations arising under the U.S. Facility or otherwise owed by any U.S. Loan Party. Notwithstanding anything to the contrary contained herein, it is expressly agreed that any Finance Obligations that do not otherwise constitute U.S. Finance Obligations or Canadian Finance Obligations hereunder, shall constitute U.S. Finance Obligations hereunder.

“U.S. Group Member”: a Group Member organized under the laws of any jurisdiction located in the United States.

“U.S. Guarantee”: as defined in Section 7.1(a).

“U.S. Guarantor Obligations”: as defined in Section 7.1(a).

“U.S. Guarantors”: Holdings, each U.S. Borrower (in the case of U.S. Guarantor Obligations incurred by another U.S. Borrower) and each U.S. Subsidiary Guarantor.

“U.S. Hedge Obligations”: all Hedge Obligations owed by the U.S. Loan Parties from time to time.

“U.S. Issuing Bank”: (A) Wells Fargo or any office, branch, subsidiary or Affiliate thereof, (B) Bank of America, and (C) any other Lender designated by the Borrower Representative that agrees, in such Lender’s sole discretion, to become a U.S. Issuing Bank for the purpose of issuing U.S. Letters of Credit to a U.S. Borrower subject to the consent of the Administrative Agent.

“U.S. Letter of Credit”: a Letter of Credit issued for the account of a U.S. Borrower.

“U.S. Letter of Credit Disbursement”: a Letter of Credit Disbursement made pursuant to a U.S. Letter of Credit.

“U.S. Letter of Credit Fee”: as defined in Section 2.5(b).

“U.S. Letter of Credit Indemnified Costs”: as defined in Section 2.10(f).

“U.S. Letter of Credit Related Person”: as defined in Section 2.10(f).

“U.S. Letter of Credit Sublimit”: as defined in Section 2.10(b)(i).

“U.S. Loan Account” as defined in Section 2.8.

“U.S. Loan Cap”: on any date, the lesser of (x) the Maximum U.S. Credit Amount in effect on such date, and (y) the U.S. Borrowing Base as of such date (based upon the U.S. Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent).

“U.S. Loan Parties”: the U.S. Borrowers and the U.S. Guarantors.

“U.S. Protective Advances”: as defined in Section 2.2(e)(i).

“U.S. Revolving Commitment”: with respect to each Lender, its U.S. Revolving Commitment, and, with respect to all Lenders, their U.S. Revolving Commitments, in each case as such U.S. Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule 1.1F or in the Assignment and Assumption or Incremental Amendment pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of this Agreement.

“U.S. Revolving Lender”: any Lender with a U.S. Revolving Commitment (or, following the termination of the U.S. Revolving Commitments, holding a portion of the outstanding U.S. Advances, U.S. Swingline Exposure, U.S. Special Advance Exposure or U.S. Letter of Credit Exposure) hereunder. A U.S. Revolving Lender shall be an Affiliate or a branch of a Canadian Revolving Lender or shall have a branch that is acting as a Canadian Revolving Lender.

“U.S. Revolving Note”: a promissory note substantially in the form of Exhibit F-3.

“U.S. Revolving Proceeds”: as defined in Section 2.3(b)(i)(A).

“U.S. Rollover Letter of Credit”: a Rollover Letter of Credit issued for the account of a U.S. Borrower.

“U.S. Secured Parties”: the collective reference to the Administrative Agent, the U.S. Revolving Lenders (including the U.S. Issuing Bank in its capacity as such) and any Bank Product Providers to which U.S. Bank Product Obligations are owed.

“U.S. Security Agreement”: the U.S. Pledge and Security Agreement to be executed and delivered by the U.S. Loan Parties, substantially in the form of Exhibit A-2.

“U.S. Security Documents”: collectively, the U.S. Security Agreement and any additional pledge or security agreements that create or purport to create a Lien on the U.S. Collateral in favor of the Collateral Agent for the benefit of the U.S. Secured Parties and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing (including the Depositary Bank Agreements and Lien Waivers executed by the U.S. Loan Parties.

“U.S. Special Advances”: as defined in Section 2.2(e)(iii).

“U.S. Subsidiary”: of any person, any Subsidiary of such Person organized under the laws of any jurisdiction located in the United States.

“U.S. Subsidiary Guarantor”: each Restricted Subsidiary of Holdings that is a Domestic Subsidiary and not a U.S. Borrower other than (i) any Excluded Domestic Subsidiary and (ii) any Non-Guarantor Subsidiary.

“U.S. Swingline Loan”: as defined in Section 2.2(c)(i).

“U.S. Swingline Note”: a promissory note substantially in the form of Exhibit F-4.

“U.S. Swingline Sublimit”: as defined in Section 2.2(c)(i).

“Usage”: as of any date of determination with respect to any Facility, (x) the amount of outstanding Advances (including Swingline Loans and Special Advances) under such Facility on such date, plus (y) the amount of the Letter of Credit Usage under such Facility on such date.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wells Fargo”: Wells Fargo Bank, National Association and its successors.

“Wells Fargo London”: Wells Fargo Bank, National Association, London Branch and its successors.

“Wendt Trust Loan”: Indebtedness extended by Holdings and the Company to The Richard Lester Wendt Revocable Living Trust pursuant to that certain Restructuring Credit Agreement, dated as of December 28, 2011, by and among the Roderick Carl Wendt, as the personal representative of Richard Lester Wendt, Deceased and Roderick Carl Wendt, Nancy Jane Wendt and Mark Richard Wendt, as Co-Trustees of The Richard Lester Wendt Revocable Living Trust, Holdings and the Company (the “Wendt Loan”).

“WEPPA Reserve”: on any date of determination, a reserve established from time to time by Administrative Agent in its Permitted Discretion in such amount as Administrative Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) (in conjunction with the BIA) with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under applicable law over the Lien of the Administrative Agent granted under the Loan Documents.

“Wholly Owned Restricted Subsidiary”: any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary”: of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unless otherwise qualified, all references to a “Wholly-Owned Subsidiary” or to “Wholly-Owned Subsidiaries” in this Agreement shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of Holdings.

1.2 Other Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and

“incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights, (v) the term “consolidated” with respect to any Person refers to such Person consolidated with the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate and were not a Subsidiary of such Person, (vi) references to agreements or other Contractual Obligations (including any of the Loan Documents) shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time, and (vii) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, paragraph, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For purposes of this Agreement, Loans and Advances may be classified and referred to by Type (e.g., a “LIBOR Rate Loan”).

(f) For purposes of this Agreement, Agent’s Account(s), Letter of Credit Exposure, Letter of Credit Usage, Special Advance Exposure, Swingline Exposure and Usage may be classified and referred to by the Facility related thereto (e.g., a “U.S. Usage” or a “U.S. Letter of Credit Usage”).

(g) The use of the term “Appropriate” immediately preceding any reference to any Advance(s), Agent’s Account(s), Borrower(s), Designated Account(s), Facility(ies), Lender(s), Letter(s) of Credit, Loan Party(ies), Loan Account(s), Non-Defaulting Lender(s) and Special Advance(s) shall refer only to the Advance(s), Agent’s Account(s), Borrower(s), Designated Account(s), Facility(ies), Lender(s), Letter(s) of Credit, Loan Party(ies), Loan Account(s), Non-Defaulting Lender(s) and Special Advance(s), as applicable, related to a particular (i.e. U.S. or Canadian) Facility, as the context may require.

(h) For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.

1.3 Accounting.

(a) For purposes of all financial definitions and calculations in this Agreement, there shall be excluded for any period the effects of purchase accounting (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, post-employment benefits, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

(b) If the Borrower Representative notifies the Administrative Agent that it has adopted IFRS or the Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then the Administrative Agent and the Borrowers agree that they will negotiate in good faith to amend the provisions of this Agreement that are directly affected by such adoption of IFRS or such Accounting Change with the intent of having the respective positions of the Lenders and the Borrowers after such adoption of IFRS or such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such adoption or Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Company”, “Borrowers” or “Loan Parties” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Company, the Borrowers or the Loan Parties and the Restricted Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.4 Reallocation of Commitments; Swingline Sublimit; Letter of Credit Sublimits. Upon ten (10) Business Days prior written notice to the Administrative Agent and the Lenders, the Borrower Representative in its sole discretion may reallocate the Facilities between the Maximum U.S. Credit Amount and the Maximum Canadian Credit Amount (the “Reallocation”); provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom (including due to an Overadvance) on the date of such Reallocation or after giving effect to such Reallocation, (b) no more than two (2) Reallocations may occur in any fiscal year and (c) at no time shall the sum of the Maximum U.S. Credit Amount and the Maximum Canadian Credit Amount exceed the Maximum Global Credit Amount. In connection with any Reallocation, the Borrower Representative may reallocate (x) any portion of the U.S. Letter of Credit Sublimit to the Canadian Letter of Credit Sublimit and vice-versa and (y) any portion of the U.S. Swingline Sublimit to the Canadian Swingline Sublimit and vice-versa. The Borrowers hereby consent to any assignment between a Lender and an office, branch, Subsidiary or Affiliate thereof that is necessary to effect a Reallocation described in this Section.

1.5 Additional Alternative Currencies.

(a) The Borrower Representative may from time to time request that Loans under any Facility be made in a currency other than those specifically permitted under the terms of this Agreement. Such request shall be subject to the approval of the Administrative Agent and each Lender (such approval not to be unreasonably withheld, conditioned or delayed) with a Commitment under which such currency is requested to be made available (each, an “Approving Lender”). If any Approving Lender does not approve the extension of Loans denominated in the requested currency, no such Loans will be required to be made hereunder.

(b) Any such request shall be made to the Administrative Agent not later than 1:30 p.m. Local Time, ten (10) Business Days prior to the date of the desired Advance (or such other time or date as may be agreed by the Administrative Agent in its Permitted Discretion). The Administrative Agent shall promptly notify each Approving Lender thereof. Each Approving Lender shall notify the Administrative Agent, not later than 11:00 a.m. (New York City time), five (5) Business Days after receipt of such request whether it consents, in its reasonable discretion, to the making of Loans in such requested currency.

(c) If the Administrative Agent and all the Approving Lenders consent to making Loans in such requested currency and the Administrative Agent and such Approving Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower Representative and (i) the Administrative Agent and such Approving Lenders may amend this Agreement to the extent necessary to add the applicable interest rate for Loans advanced in the requested currency and to establish to the appropriate borrowing mechanics therefore. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Borrower Representative.

1.6 UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein, and any terms used in this Agreement that are defined in any analogous legislation (e.g. the PPSA) under the laws of the jurisdiction where (a) a Loan Party is organized outside of the United States and relating to Collateral consisting of assets of such Loan Party or (b) any Collateral is located, shall be construed and defined as set forth in such legislation unless otherwise defined herein; provided that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.7 Exchange Rates; Currency Equivalents; Applicable Currency.

(a) For purposes of this Agreement and the other Loan Documents, references to the applicable outstanding amount of Loans, Advances, Letters of Credit, Revolving Usage under any Facility or Letter of Credit Usage under any Facility shall be deemed to refer to the U.S. Dollar Equivalent thereof, unless the context requires otherwise.

(b) For purposes of this Agreement and the other Loan Documents, the U.S. Dollar Equivalent of any Loans, Advances, Letters of Credit, other Finance Obligations and other references to amounts denominated in an Applicable Currency or a currency other than U.S. Dollars shall be determined in accordance with the terms of this Agreement. Such U.S. Dollar Equivalent shall become effective as of such Revaluation Date for such Advances, Letters of Credit and other Finance Obligations and shall be the U.S. Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Advances, Letters of Credit and other

Finance Obligations. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the U.S. Dollar Equivalent thereof.

(c) Notwithstanding anything to the contrary contained herein, for purposes of any determination under Article 5 and Article 6 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder or other transaction, event or circumstance, or any other determination under any other provision of this Agreement not covered elsewhere in this Section 1.7, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by a publicly available service for displaying exchange rates customarily referenced by the Administrative Agent for such foreign currency, as in effect at 11:00 a.m. (New York time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.2 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i) of this Section.

(d) Wherever in this Agreement and the other Loan Documents in connection with a borrowing, conversion, continuation or prepayment of an Advance, or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Advance or Letter of Credit is denominated in Canadian Dollars, such amount shall be the U.S. Dollar Equivalent of Canadian Dollars of such Dollar amount (rounded to the nearest Canadian Dollar, with 0.5 of a unit being rounded upward).

(e) If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the U.S. Dollar, (a) the aggregate outstanding principal balance of Canadian Usage exceeds the limit of the Canadian Borrowing Base of the Canadian Borrowers or any other limitations hereunder based on U.S. Dollars or (b) the aggregate outstanding principal balance of Canadian Usage exceeds any other limit based on U.S. Dollars set forth herein for such Canadian Finance Obligations, the Canadian Borrowers shall (x) if such excess is in an aggregate amount that is greater than or equal to $1,000,000, within 2 Business Days of notice from the Administrative Agent, or (y) if an Event of Default has occurred and is continuing, immediately (i) make the necessary payments or repayments to reduce such Canadian Finance Obligations to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with the Administrative Agent deposits as continuing collateral security for the Canadian Finance Obligations in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to Administrative Agent. Without in any way limiting the foregoing provisions, the Administrative Agent shall, weekly or more frequently in the sole discretion of the Administrative Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Revolving Advances.

(a) U.S. Advances. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each U.S. Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“U.S. Advances”) denominated in U.S. Dollars, Euros or any other freely transferable currency approved by the U.S. Revolving Lenders, the Administrative Agent and, in respect of Letters of Credit, the U.S. Issuing Banks in accordance with Section 1.5, at the election of the U.S. Borrowers, to the U.S. Borrowers in an amount at any one time outstanding not to exceed the lesser of: (i) such U.S. Revolving Lender’s U.S. Revolving Commitment, and (ii) such U.S. Revolving Lender’s Pro Rata Share of an amount equal to: (A) the U.S. Loan Cap, less (B) the U.S. Letter of Credit Usage at such time, less (C) the principal amount of U.S. Swingline Loans outstanding at such time.

(b) Canadian Advances. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Canadian Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Canadian Advances”) denominated in Canadian Dollars, U.S. Dollars or any other freely transferable currency approved by the Canadian Revolving Lenders, the Administrative Agent and, in respect of Letters of Credit, the Canadian Issuing Banks in accordance with Section 1.5, at the election of the Canadian Borrowers, to the Canadian Borrowers in an amount at any one time outstanding, but subject to Section 1.7(e) not to exceed the lesser of: (i) such Canadian Revolving Lender’s Canadian Revolving Commitment, and (ii) such Canadian Revolving Lender’s Pro Rata Share of an amount equal to: (A) the Canadian Loan Cap, less (B) the Canadian Letter of Credit Usage at such time, less (C) the principal amount of Canadian Swingline Loans outstanding at such time.

(c) Advances. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall constitute Finance Obligations and shall be due and payable on the Revolving Termination Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(d) Eligibility Criteria and Reserves. The Administrative Agent shall have the right, at any time and from time to time after the Closing Date, in its Permitted Discretion to establish, modify or eliminate Reserves (including any change to the methodology for determining a Reserve) or to change any eligibility criteria for Eligible Accounts, Eligible Equipment, Eligible Inventory, Eligible Finished Goods Inventory, Eligible Work-in-Progress Inventory, Eligible Raw Materials Inventory and Eligible Real Property in its Permitted Discretion upon 2 Business Days’ prior written notice to the Borrower Representative (during which period the Administrative Agent shall be available to discuss any such proposed change or Reserve with the Borrowers to afford the Borrowers an opportunity to take such action as may be required so that the event, condition or circumstance that is the basis for such change or Reserve no longer exists in the manner and to the extent reasonably satisfactory to the Administrative Agent in its Permitted Discretion); provided, that no such prior notice shall be required for (i) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent) or (ii) any changes to Reserves or modifications during the continuance of any Event of Default; provided, further, that the Borrowers may not obtain any new Advances (including Swingline Loans) or Letters of

Credit under any Facility to the extent such Advance (including Swingline Loans) or Letter of Credit would cause an Overadvance after giving effect to the proposed action; provided, further, that (i) the Administrative Agent may not implement Reserves with respect to matters which are already specifically deemed ineligible under the definition of Eligible Accounts, Eligible Inventory, Eligible Finished Goods Inventory, Eligible Work-in-Progress Inventory, Eligible Raw Materials Inventory, Eligible Equipment, Eligible Real Property Collateral or criteria deducted in computing the appraisal value of Eligible Inventory, (ii) no fact or circumstance known to the Administrative Agent to exist on or prior to the Closing Date may give rise to any change in any eligibility criteria or the establishment of any Reserve for Eligible Accounts, Eligible Equipment, Eligible Inventory, Eligible Finished Goods Inventory, Eligible Work-in-Progress Inventory, Eligible Raw Materials Inventory and Eligible Real Property Collateral (except that this clause (ii) shall not preclude the Administrative Agent from (x) establishing new Reserves related to those matters identified on Schedule 2.1(c) or (y) adjusting the amount of any existing Reserve based on changes in the facts and circumstances that gave rise to such Reserve) and (iii) any change in eligibility criteria or the establishment of any Reserve for Eligible Accounts, Eligible Equipment, Eligible Inventory, Eligible Finished Goods Inventory, Eligible Work-in-Progress Inventory, Eligible Raw Materials Inventory and Eligible Real Property Collateral shall have a reasonable relationship to the event, condition or other matter that is the basis for such establishment or change as determined by the Administrative Agent in good faith. The for the avoidance of doubt, the Administrative Agent’s authority under this clause (d) is subject to the restrictions on amendments set forth in clause (M) of the proviso to Section 10.1(a).

(e) Eligible Equipment. Notwithstanding anything to contrary set forth herein, Eligible Equipment shall be limited to those items of Equipment included in the calculation of the U.S. Borrowing Base on the Closing Date. From time to time after the Closing Date, the Administrative Agent may, in its sole discretion, approve certain other items of Equipment constituting ABL Priority Collateral and otherwise satisfying the criteria of Eligible Equipment to be included in the calculation of the U.S. Borrowing Base.

2.2 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Advances.

(i) Each Advance shall be made by a written request by a Responsible Officer of the Borrower Representative in the form of Exhibit I (a “Advance Request”) delivered to the Administrative Agent and received by the Administrative Agent no later than (x) 1:30 p.m. Local Time on the Business Day that is the requested Funding Date in the case of a request for a Swingline Loan, (y) 1:30 p.m. Local Time on the Business Day that is the requested Funding Date in the case of other U.S. Advances of U.S. Base Rate Loans or Canadian Advances of Canadian Prime Rate Loans or Canadian Base Rate Loans, (z) no later than 1:30 p.m. Local Time on the Business Day that is three (3) Business Days prior to the requested Funding Date in the case of Advances of Contract Rate Loans, in each case, specifying (A) the amount of such Advance and, in the case of clause (iv), whether such Advance requested will be a U.S. Advance or a Canadian Advance, (B) the Applicable Currency for the requested Advance (which currency shall be permitted hereunder), (C) (x) in the case of any requested U.S. Advances to be denominated in U.S. Dollars, whether such U.S. Advances are to be comprised of U.S. Base Rate Loans or LIBOR Rate Loans, (y) in the case of any requested Canadian Advances to be denominated in Canadian Dollars, whether such Canadian Advances are to be comprised of Canadian Prime Rate Loans or BA Rate Loans, and (z) in the case of any requested Canadian Advances to be denominated in U.S. Dollars, whether such Advances are to be comprised of Canadian Base Rate Loans or LIBOR Rate Loans; (D) subject to the notice periods set forth above, the requested Funding Date (which shall be a Business Day), and (E) in the case of any requested Advance of Contract Rate Loans, the Interest Period applicable thereto. At the Administrative Agent’s election, in lieu of delivering the above-described Advance Request, any Responsible Officer of the Borrower Representative may give the Administrative Agent telephonic notice of such request by the required time. In such circumstances, the Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. Advances for the account of a U.S. Borrower may be denominated in U.S. Dollars or Euros and Advances for the account of a Canadian Borrower may be denominated in Canadian Dollars or U.S. Dollars. Requests for Contract Rate Loans will also be subject to Section 2.12.

(b) If no election as to whether a requested U.S. Advance denominated in U.S. Dollars is to be comprised of U.S. Base Rate Loans or LIBOR Rate Loans is contained in the applicable request, then the requested U.S. Advance shall be extended as U.S. Base Rate Loans. If no election as to whether a requested Canadian Advance denominated in Canadian Dollars is to be comprised of BA Rate Loans or Canadian Prime Rate Loans is contained in the applicable request, then the requested Canadian Advance shall be extended as Canadian Prime Rate Loans. If no election as to whether a requested Canadian Advance denominated in U.S. Dollars is to be comprised of Canadian Base Rate Loans or LIBOR Rate Loans is contained in the applicable request, then the requested Canadian Advances shall be extended as Canadian Base Rate Loan. If no Interest Period is specified with respect to any request for an Advance comprised of Contract Rate Loans in the applicable request, then the requested Advance shall be deemed to have an Interest Period of one month’s (or 30 days’ in the case of BA Rate Loans) duration.

(c) Making of Swingline Loans.

(i) U.S. Swingline Loans. In the case of a request for a U.S. Advance and so long as either (i) the aggregate amount of U.S. Swingline Loans made since the last Settlement Date, minus all collections, payments or other amounts applied to U.S. Swingline Loans since the last Settlement Date, plus the amount of the requested U.S. Swingline Loan does not exceed $20,000,000 (as such amount may be adjusted from time to time pursuant to Section 1.4, the “U.S. Swingline Sublimit”) or (ii) the Swingline Lender, in its sole discretion, agrees to make a U.S. Swingline Loan notwithstanding the foregoing limitation, the Swingline Lender shall make a U.S. Advance in the amount requested (any such U.S. Advance made by the Swingline Lender pursuant to this Section 2.2(b) being referred to as a “U.S. Swingline Loan” and all such U.S. Advances being referred to as “U.S. Swingline Loans”) available to the U.S. Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Advance to the U.S. Designated Account. Anything contained herein to the contrary notwithstanding, the Swingline Lender may, but shall not be obligated to, make Swingline Loans at any time that one or more of the U.S. Revolving Lenders is a Defaulting U.S. Lender. Each U.S. Swingline Loan shall be deemed to be a U.S. Advance hereunder and shall be subject to all the terms and conditions (including Section 4) applicable to other U.S. Advances, except that all payments (including interest) on any U.S. Swingline Loan shall be payable to the Swingline Lender solely for its own account. Subject to the provisions of Section 2.2(e)(ii), the Swingline Lender shall not make and shall not be obligated to make any U.S. Swingline Loan if the Swingline Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable U.S. Swingline Loan, or (ii) the requested U.S. Swingline Loan would exceed the U.S. Availability on such Funding Date. The Swingline Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 4 have been satisfied on the Funding Date applicable thereto prior to making any U.S. Swingline Loan. The U.S. Swingline Loans shall be secured by Liens on the U.S. Collateral granted in favor of the

Administrative Agent under the Loan Documents, constitute U.S. Advances and U.S. Finance Obligations, and bear interest at the rate applicable from time to time to U.S. Advances that are U.S. Base Rate Loans.

(ii) Canadian Swingline Loans. In the case of a request for a Canadian Advance and so long as either (i) the aggregate amount of Canadian Swingline Loans made since the last Settlement Date, minus all payments or other amounts applied to Canadian Swingline Loans since the last Settlement Date, plus the amount of the requested Canadian Swingline Loan does not exceed $10,000,000 (as such amount may be adjusted from time to time pursuant to Section 1.4, the “Canadian Swingline Sublimit”) or (ii) the Swingline Lender, in its sole discretion, agrees to make a Canadian Swingline Loan notwithstanding the foregoing limitation, the Swingline Lender shall make a Canadian Advance in the amount of the requested Canadian Advance (any such Canadian Advance made by the Swingline Lender pursuant to this Section 2.2(b) being referred to as a “Canadian Swingline Loan” and all such Canadian Advances being referred to as “Canadian Swingline Loans”) available to the Canadian Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Canadian Advance to the Canadian Designated Account. Anything contained herein to the contrary notwithstanding, the Swingline Lender may, but shall not be obligated to, make Swingline Loans at any time that one or more of the Canadian Revolving Lenders is a Defaulting Canadian Lender. Each Canadian Swingline Loan shall be deemed to be a Canadian Advance hereunder and shall be subject to all the terms and conditions (including Section 4) applicable to other Canadian Advances, except that all payments (including interest) on any Canadian Swingline Loan shall be payable to the Swingline Lender solely for its own account. Subject to the provisions of Section 2.3(e)(ii), the Swingline Lender shall not make and shall not be obligated to make any Canadian Swingline Loan if the Swingline Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Canadian Swingline Loan, or (ii) the requested Canadian Swingline Loan would exceed the Canadian Availability on such Funding Date. The Swingline Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 4 have been satisfied on the Funding Date applicable thereto prior to making any Canadian Swingline Loan. The Canadian Swingline Loans shall be secured by Liens in the Canadian Collateral granted in favor of the Administrative Agent under the Loan Documents, constitute Canadian Advances and Canadian Finance Obligations, and bear interest at the rate applicable from time to time to Canadian Advances that are Canadian Prime Rate Loans or Canadian Base Rate Loans, as the context may require.

(d) Making of Advances.

(i) In the event that the Swingline Lender is not obligated to make a Swingline Loan under any Facility, then after receipt of a request for an Advance under such Facility pursuant to Section 2.2(a), the Administrative Agent shall notify the Appropriate Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Advance and whether such Advance is a U.S. Advance or a Canadian Advance; such notification to be sent on the requested Funding Date in the case of a U.S. Advance of U.S. Base Rate Loans or a Canadian Advance of Canadian Prime Rate Loans or Canadian Base Rate Loans and on the Business Day that is two (2) Business Days prior to the requested Funding Date in the case of all other Advances. If the Administrative Agent has timely notified the Appropriate Lenders of a requested Advance as provided above, then each Appropriate Lender shall make the amount of such Lender’s Pro Rata Share of the requested Advance available to the Administrative Agent in immediately available funds in the requested currency, to the Appropriate Agent’s Account, not later than (x) 3:00 p.m. Local Time on the Business Day that is the requested Funding Date, in the case of U.S. Advances that are U.S. Base Rate Loans or Canadian Advances that are Canadian Prime Rate Loans or Canadian Base Rate Loans, and (y) 10:00 a.m. Local Time on the Business Day that is the requested Funding Date for all other Advances. After the Administrative Agent’s receipt of the proceeds of such Advances from the Appropriate Lenders, the Administrative Agent shall make the proceeds thereof available to the applicable Borrower(s) on the requested Funding Date by transferring immediately available funds in the requested currency equal to such proceeds received by the Administrative Agent to the Appropriate Designated Account; provided, that, subject to the provisions of Section 2.2(e)(ii), no Lender shall have an obligation to make any Loan if (A) one or more of the applicable conditions set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Advance unless such condition has been waived, or (B) after giving effect to the applicable Advance, (x) the Usage under the applicable Facility would exceed the Loan Cap as then in effect with respect to such Facility or (y) the Pro Rata Share of such Lender in the Usage under the applicable Facility would exceed such Lender’s Commitment under such Facility.

(ii) Unless the Administrative Agent receives notice from a Lender under any Facility 30 minutes prior to the applicable funding time set forth in clause (i) above on the Business Day that is the requested Funding Date relative to a requested Advance as to which the Administrative Agent has notified the Appropriate Lenders of a requested Advance that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Appropriate Borrowers, the amount of that Lender’s Pro Rata Share of the Advance, the Administrative Agent may assume that each Appropriate Lender has made or will make such amount available to the Administrative Agent in immediately available funds in the requested currency on the Funding Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Appropriate Borrowers a corresponding amount. If, on the requested Funding Date, any Appropriate Lender shall not have remitted the full amount that it is required to make available to the Administrative Agent in immediately available funds and if the Administrative Agent has made available to the Appropriate Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Advance available to the Administrative Agent in immediately available funds, to the Appropriate Agent’s Account, no later than 10:00 a.m. Local Time on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Advance for the Funding Date shall be for the Administrative Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to the Administrative Agent in immediately available funds as and when required hereby and if the Administrative Agent has made available to the Appropriate Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to the Administrative Agent, together with interest at the applicable Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by the Administrative Agent to any Lender with respect to amounts owing under this Section 2.2(d)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to the Administrative Agent, then such payment to the Administrative Agent shall constitute such Lender’s Advances for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Funding Date, the Administrative Agent will notify the Appropriate Borrowers of such failure to fund and, upon demand by the Administrative Agent, the Appropriate Borrowers shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Advance, at a rate per annum equal to the interest rate applicable at the time to such Advance.

(e) Special Advances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 4 are not satisfied, the Administrative Agent hereby is authorized by the Borrowers and the Lenders, from time to time, in the Administrative Agent’s Permitted Discretion, to make Advances under any Facility to, or for the benefit of, the Appropriate Borrowers on behalf of the Appropriate Lenders, that the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Finance Obligations (other than the Bank Product Obligations) (the U.S. Advances described in this Section 2.2(e)(i) shall be referred to as “U.S. Protective Advances” and the Canadian Advances described in this Section 2.2(e)(i) shall be referred to as the “Canadian Protective Advances” and together with the U.S. Protective Advances, the “Protective Advances”).

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize the Administrative Agent or the Swingline Lender, as applicable, and either the Administrative Agent or the Swingline Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swingline Loans) to the Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as:

(A) after giving effect to such Advances, the aggregate amount of Overadvances outstanding at any time shall not exceed 5% of the Maximum Global Credit Amount,

(B) with respect to any such U.S. Advances, after giving effect to such U.S. Advances (1) the outstanding U.S. Usage does not exceed the U.S. Borrowing Base by more than 10% of the U.S. Borrowing Base, (2) the outstanding U.S. Usage (except for and excluding amounts charged to the U.S. Loan Account for interest, fees, or Lender Group Expenses) does not exceed Maximum U.S. Credit Amount, and (3) the outstanding U.S. Special Advances does not exceed 10% of the U.S. Borrowing Base, and

(C) with respect to any such Canadian Advances, after giving effect to such Canadian Advances (1) the outstanding Canadian Usage does not exceed the Canadian Borrowing Base by more than 10% of the Canadian Borrowing Base, (2) the outstanding Canadian Usage (except for and excluding amounts charged to the Canadian Loan Account for interest, fees, or Lender Group Expenses) does not exceed Maximum Canadian Credit Amount, and (3) the outstanding Canadian Special Advances does not exceed 10% of the Canadian Borrowing Base.

In the event the Administrative Agent obtains actual knowledge that the U.S. Usage, the Canadian Usage, the aggregate outstanding U.S. Special Advances, the aggregate outstanding Canadian Special Advances or aggregate outstanding Overadvances exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, the Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to any Loan Account for interest, fees, or Lender Group Expenses) or Protective Advances (to the extent so limited) unless the Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case the Administrative Agent may make such Overadvance (or Protective Advance, as applicable) and provide notice as promptly as practicable thereafter), and the Appropriate Lenders with respect to any such Advance shall, together with the Administrative Agent, jointly determine the terms of arrangements that shall be implemented with the Appropriate Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to the Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and the Administrative Agent and are not meant for the benefit of the Borrowers (it being understood that the Required Lenders may, without the consent of the Borrowers, waive any of the restrictions or limitations in respect of Overadvances set forth in this Section 2.2(e)(ii), which shall continue to be bound by the provisions of Section 2.3(e)). Each Lender under any Facility shall be obligated to settle with the Administrative Agent as provided in Section 2.2(f) (or Section 2.2(h), as applicable) for the amount of such Lender’s Pro Rata Share of any applicable unintentional Overadvances made under such Facility by the Administrative Agent reported to such Lender, any intentional Overadvances made under such Facility as permitted under this Section 2.2(e)(ii), and any Overadvances made under such Facility resulting from the charging to the Appropriate Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each U.S. Protective Advance and each U.S. Overadvance (each, a “U.S. Special Advance”) shall be deemed to be a U.S. Advance hereunder and each Canadian Protective Advance and each Canadian Overadvance (each, a “Canadian Special Advance” and together with the U.S. Special Advances, “Special Advances”). No U.S. Special Advance shall be eligible to be a LIBOR Rate Loan and no Canadian Special Advance shall be eligible to be a BA Rate Loan or a LIBOR Rate Loan. Prior to Settlement with respect to any Special Advances, all payments on the Special Advances shall be payable to the Administrative Agent solely for its own account. The Special Advances under any Facility shall be repayable on demand, shall be secured by the Liens of the Administrative Agent under the Loan Documents securing the Finance Obligations under such Facility and, (A) in the case of U.S. Special Advances, shall constitute U.S. Finance Obligations hereunder and bear interest at (x) the U.S. Base Rate if denominated in U.S. Dollars and (y) EURIBOR with an Interest Rate of one month if denominated in Euros, and (B) in the case of Canadian Special Advances, shall constitute Canadian Finance Obligations hereunder and bear interest (x) at the Canadian Prime Rate if denominated in Canadian Dollars and (y) at the Canadian Base Rate if denominated in U.S. Dollars. The provisions of this Section 2.2(e) are for the exclusive benefit of the Administrative Agent, the Swingline Lender, and the Lenders and are not intended to benefit the Borrowers (or any other Loan Party) in any way.

Notwithstanding the foregoing, the Required Lenders may revoke the Administrative Agent’s discretion to make, or permit the existence of, any Overadvance (other than an Overadvance resulting from a Protective Advance) upon 10 Business Days’ written notice to the Administrative Agent. Overadvances will not be permitted to be outstanding for more than 45 days from the date made without the consent of the Required Lenders.

(f) Settlement. It is agreed that each Lender’s funded portion of (i) the U.S. Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding U.S. Advances, and (ii) the Canadian Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Canadian Advances. Such agreement notwithstanding, the Administrative Agent, the Swingline Lender, and the other Lenders agree (which agreement set forth in this Section 2.2(f) shall not be for the benefit of the Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the

Appropriate Lenders as to the Appropriate Advances, the U.S. Swingline Loans, and the Appropriate Special Advances shall take place on a periodic basis in accordance with the following provisions:

(i) The Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Administrative Agent in its sole discretion (1) on behalf of the Swingline Lender, with respect to the outstanding Swingline Loans, (2) for itself, with respect to the outstanding Special Advances, and (3) with respect to the Borrowers’ or their Subsidiaries’ payments or other amounts received, as to each by notifying the applicable Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. Local Time on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swingline Loans and Special Advances under each Facility for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.2(h)): (y) if the amount of the applicable Advances (including Swingline Loans and Special Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swingline Loans and Special Advances) required to be made, or subject to participation or settlement, by such Lender as of a Settlement Date, then the Administrative Agent shall, by no later than 12:00 p.m. Local Time on the Settlement Date, transfer in immediately available funds in the Applicable Currency to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of all Advances (including Swingline Loans and Special Advances) required to be made, or subject to participation or settlement, by such Lender, and (z) if the amount of the Advances (including Swingline Loans and Special Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swingline Loans and Special Advances) required to be made, or subject to participation or settlement, by such Lender as of a Settlement Date, such Lender shall no later than 12:00 p.m. Local Time on the Settlement Date transfer in immediately available funds in the Applicable Currency to the Appropriate Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances under any Facility (including Swingline Loans and U.S. Special Advances). Such amounts made available to the Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the Swingline Loans or Special Advances, as applicable, and, together with the portion of such Swingline Loans or Special Advances representing the Swingline Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to the Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swingline Loans and Special Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swingline Loans, and Special Advances, in each case required to be made, or subject to participation or settlement, by such Lender as of a Settlement Date, the Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments applicable to such Finance Obligations actually received in good funds by the Administrative Agent with respect to principal, interest, fees payable by the Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, the Administrative Agent, to the extent Special Advances or Swingline Loans under any Facility are outstanding, may pay over to the Administrative Agent or the Swingline Lender, as applicable, any payments or other amounts received by the Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances under such Facility, for application to such Special

Advances or Swingline Loans. Between Settlement Dates, the Administrative Agent, to the extent no Special Advances or Swingline Loans are outstanding under any Facility, may pay over to the Swingline Lender any payments or other amounts received by the Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances under such Facility, for application to the Swingline Lender’s Pro Rata Share of the Advances outstanding under such Facility. If, as of any Settlement Date, payments or other amounts of the Borrowers or their Subsidiaries under any Facility received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s Pro Rata Share of the Advances outstanding under such Facility other than to Swingline Loans, as provided for in the previous sentence, the Swingline Lender shall pay to the Administrative Agent for the accounts of the Appropriate Lenders, and the Administrative Agent shall pay to the Appropriate Lenders (other than a Defaulting Lender if the Administrative Agent has implemented the provisions of Section 2.2(h)), to be applied to the outstanding U.S. Advances of such the Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the U.S. Advances. During the period between Settlement Dates, the Swingline Lender with respect to U.S. Swingline Loans, the Administrative Agent with respect to Special Advances, and each Lender with respect to the Advances other than U.S. Swingline Loans and Special Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Swingline Lender, the Administrative Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.2(f) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, the Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.2(h).

(g) Notation. the Administrative Agent, as a non-fiduciary agent for the Borrowers, shall maintain a register showing in the Applicable Currency the principal amount of the Advances, owing to each Lender, including the Swingline Loans owing to the Swingline Lender, and Special Advances owing to the Administrative Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(h) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.3(b)(ii), the Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to the Administrative Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and,

(A) in the absence of such transfer to a Defaulting U.S. Lender, the Administrative Agent shall transfer any such payments pertaining to U.S. Advances and/or U.S. Collateral, (1) first, to the Swingline Lender to the extent of any U.S. Swingline Loans that were made by the Swingline Lender and that were required to be, but were not, paid by the Defaulting U.S. Lender, (2) second, to any U.S. Issuing Bank, to the extent of the portion of a U.S. Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting U.S. Lender, (3) third, to each Non-Defaulting U.S. Lender ratably in accordance with their U.S. Revolving Commitments (but, in each case, only to the extent that such Defaulting U.S. Lender’s portion of a U.S. Advance (or other funding obligation) was funded by such other Non-Defaulting U.S. Lender), (4) fourth, to a suspense account maintained by the Administrative Agent, the proceeds of which shall be retained by the Administrative Agent and may be made available to be re-advanced to or for the benefit of the U.S. Borrowers (upon the request of the U.S. Borrowers and subject to the conditions set forth in Section 4.2) as if such Defaulting U.S. Lender had made its portion of U.S. Advances (or other funding obligations) hereunder, (5) fifth, to the payment of any amounts owing to U.S. Revolving Lenders, any U.S. Issuing Bank, or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any U.S. Revolving Lender, the U.S. Issuing Bank or the Swingline Lender against such Defaulting U.S. Lender as a result of such Defaulting U.S. Lender’s breach of its obligations under this Agreement, (6) sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the U.S. Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the U.S. Borrowers against such Defaulting U.S. Lender as a result of such Defaulting U.S. Lender’s breach of its obligations under this Agreement, (7) seventh, to the payment of amounts described in subclauses (1) through (6) of Section 2.2(h)(i)(B), and (8) eighth, from and after the date on which all other amounts have been paid in full as described in sub-clauses (1) through (7) above, to such Defaulting U.S. Lender in accordance with Section 2.3(b)(ii)(A)(14),

(B) in the absence of such transfer to a Defaulting Canadian Lender, the Administrative Agent shall transfer any such payments pertaining to Canadian Advances and/or Canadian Collateral, (1) first, to the Swingline Lender to the extent of any Canadian Swingline Loans that were made by the Swingline Lender and that were required to be, but were not, paid by the Defaulting Canadian Lender, (2) second, to any Canadian Issuing Bank, to the extent of the portion of a Canadian Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Canadian Lender, (3) third, to each Non-Defaulting Canadian Lender ratably in accordance with their Canadian Revolving Commitments (but, in each case, only to the extent that such Defaulting Canadian Lender’s portion of a Canadian Advance (or other funding obligation) was funded by such other Non-Defaulting Canadian Lender), (4) fourth, to a suspense account maintained by the Administrative Agent, the proceeds of which shall be retained by the Administrative Agent and may be made available to be re-advanced to or for the benefit of the Canadian Borrowers (upon the request of the Canadian Borrowers and subject to the conditions set forth in Section 4.2) as if such Defaulting Canadian Lender had made its portion of Canadian Advances (or other funding obligations) hereunder, (5) fifth, to the payment of any amounts owing to Canadian Revolving Lenders, the Canadian Issuing Bank, or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Canadian Revolving Lender, the Canadian Issuing Bank or the Swingline Lender against such Defaulting Canadian Lender as a result of such Defaulting Canadian Lender’s breach of its obligations under this Agreement, (6) sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Canadian Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Canadian Borrowers against such Defaulting Canadian Lender as a result of such Defaulting Canadian Lender’s breach of its obligations under this Agreement, (7) seventh, from and after the date on which all other amounts have been paid in full as described in subclauses (1) through (6) above, to such Defaulting Canadian Lender in accordance with Section 2.3(b)(ii)(B)(13),

Subject to the foregoing, the Administrative Agent may hold and, in its reasonable discretion, re-lend to the Appropriate Borrowers for the account of any Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fees payable under Section 2.9(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by clause (A) of the proviso to Section 10.1(a). The provisions of this Section 2.2(h) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Appropriate

Non-Defaulting Lenders, the Administrative Agent, the Issuing Banks and the Appropriate Borrowers shall have waived, in writing, the application of this Section 2.2(h) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to the Administrative Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Administrative Agent pursuant to Section 2.2(h)(ii) shall be released to the Appropriate Borrowers). The operation of this Section 2.2(h) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by any Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of their duties and obligations hereunder to the Administrative Agent, the Issuing Banks or to the Appropriate Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund under any Facility hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Appropriate Borrowers, at their option, upon written notice to the Administrative Agent, to arrange for a substitute Lender to assume the Commitments of such Defaulting Lender, such substitute Lender to be reasonably acceptable to the Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Finance Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Appropriate Letters of Credit); provided, that any such assumption of the Commitments of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or the Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund or other breach of its obligations hereunder. In the event of a direct conflict between the priority provisions of this Section 2.2(h) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.2(h) shall control and govern.

(ii) If any U.S. Swingline Loan or U.S. Letter of Credit is outstanding at the time that a U.S. Revolving Lender becomes a Defaulting U.S. Lender then:

(A) such Defaulting U.S. Lender’s U.S. Swingline Exposure and U.S. Letter of Credit Exposure shall be reallocated among the Non-Defaulting U.S. Lenders in accordance with their respective Pro Rata Shares (it being understood such U.S. Defaulting Lender’s U.S. Swingline Exposure shall be reallocated among Non-Defaulting U.S. Lenders and such Defaulting U.S. Lender’s U.S. Letter of Credit Exposure shall be reallocated among Non-Defaulting U.S. Lenders to the extent such U.S. Letter of Credit Exposure arises from a U.S. Letter of Credit) but only to the extent (x) the sum of all Non-Defaulting U.S. Lenders’ Advance Exposures plus such Defaulting U.S. Lender’s U.S. Swingline Exposure and U.S. Letter of Credit Exposure does not exceed the total of all Non-Defaulting U.S. Lenders’ U.S. Revolving Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Appropriate Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting U.S. Lender’s U.S. Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) to the extent that such Defaulting U.S. Lender has failed to perform its Settlement obligations under Section 2.2(f) and (y) second, Collateralize such Defaulting U.S. Lender’s applicable U.S. Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) for so long as such U.S. Letter of Credit Exposure is outstanding; provided, that the U.S. Borrowers shall not be obligated to Collateralize any Defaulting U.S. Lender’s U.S. Letter of Credit Exposure if such Defaulting U.S. Lender is also the U.S. Issuing Bank;

(C) if the U.S. Borrowers Collateralize any portion of such Defaulting U.S. Lender’s U.S. Letter of Credit Exposure pursuant to this Section 2.2(h)(ii), the U.S. Borrowers shall not be required to pay any Letter of Credit Fees to the Administrative Agent for the account of such Defaulting U.S. Lender pursuant to Section 2.5(b) with respect to such Collateralized portion of such Defaulting U.S. Lender’s U.S. Letter of Credit Exposure during the period such Letter of Credit Exposure is Collateralized;

(D) to the extent the U.S. Letter of Credit Exposure of the Non-Defaulting U.S. Lenders is reallocated pursuant to this Section 2.2(h)(ii), then the Letter of Credit Fees payable to the Non-Defaulting U.S. Lenders pursuant to Section 2.5(b) shall be adjusted in accordance with such Non-Defaulting U.S. Lenders’ U.S. Letter of Credit Exposure;

(E) to the extent any Defaulting U.S. Lender’s U.S. Letter of Credit Exposure is neither Collateralized nor reallocated pursuant to this Section 2.2(h)(ii), then, without prejudice to any rights or remedies of the U.S. Issuing Bank or any U.S. Revolving Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting U.S. Lender under Section 2.5(b) with respect to such portion of such U.S. Letter of Credit Exposure shall instead be payable to the U.S. Issuing Bank until such portion of such Defaulting Lender’s U.S. Letter of Credit Exposure is Collateralized or reallocated;

(F) so long as any U.S. Revolving Lender is a Defaulting U.S. Lender, the Swingline Lender shall not be required to make any U.S. Swingline Loan and the U.S. Issuing Bank shall not be required to issue, amend, or increase any U.S. Letter of Credit, in each case, to the extent (x) the Defaulting U.S. Lender’s Pro Rata Share of such U.S. Swingline Loans or U.S. Letters of Credit cannot be reallocated pursuant to this Section 2.2(h)(ii) or (y) the Swingline Lender or the U.S. Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swingline Lender or the U.S. Issuing Bank, as applicable, and the U.S. Borrowers to eliminate the Swingline Lender’s or the U.S. Issuing Bank’s risk with respect to the Defaulting U.S. Lender’s participation in U.S. Swingline Loans or U.S. Letters of Credit; and

(G) the Administrative Agent may release any cash collateral provided by the U.S. Borrowers pursuant to this Section 2.2(h)(ii) to the U.S. Issuing Bank and the U.S. Issuing Bank may apply any such cash collateral to the payment of such Defaulting U.S. Lender’s Pro Rata Share of any U.S. Letter of Credit Disbursement that is not reimbursed by the U.S. Borrowers pursuant to Section 2.10(d).

(iii) If any Canadian Swingline Loan or Canadian Letter of Credit is outstanding at the time that a Canadian Revolving Lender becomes a Defaulting Canadian Lender then:

(A) such Defaulting Canadian Lender’s Canadian Swingline Exposure and Canadian Letter of Credit Exposure shall be reallocated among the Non-Defaulting Canadian

Lenders in accordance with their respective Pro Rata Shares (it being understood such Canadian Defaulting Lender’s Canadian Swingline Exposure shall be reallocated among Non-Defaulting Canadian Lenders and such Defaulting Canadian Lender’s Canadian Letter of Credit Exposure shall be reallocated among Non-Defaulting Canadian Lenders to the extent such Canadian Letter of Credit Exposure arises from a Canadian Letter of Credit) but only to the extent (x) the sum of all Non-Defaulting Canadian Lenders’ Advance Exposures plus such Defaulting Canadian Lender’s Canadian Swingline Exposure and Canadian Letter of Credit Exposure does not exceed the total of all Non-Defaulting Canadian Lenders’ Canadian Revolving Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Canadian Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Canadian Lender’s Canadian Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) to the extent that such Defaulting Canadian Lender has failed to perform its Settlement obligations under Section 2.2(f) and (y) second, Collateralize such Defaulting Canadian Lender’s applicable Canadian Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, for so long as such Canadian Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to Collateralize any Defaulting Canadian Lender’s Canadian Letter of Credit Exposure if such Defaulting Canadian Lender is also the Canadian Issuing Bank;

(C) if the Canadian Borrowers Collateralize any portion of such Defaulting Canadian Lender’s Canadian Letter of Credit Exposure pursuant to this Section 2.2(h)(iii), such Canadian Borrowers shall not be required to pay any Letter of Credit Fees to the Administrative Agent for the account of such Defaulting Canadian Lender pursuant to Section 2.5(b) with respect to such Collateralized portion of such Defaulting Canadian Lender’s Canadian Letter of Credit Exposure during the period such Letter of Credit Exposure is Collateralized;

(D) to the extent the Canadian Letter of Credit Exposure of the Non-Defaulting Canadian Lenders is reallocated pursuant to this Section 2.2(h)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Canadian Lenders pursuant to Section 2.5(b) shall be adjusted in accordance with such Non-Defaulting Canadian Lenders’ Canadian Letter of Credit Exposure;

(E) to the extent any Defaulting Canadian Lender’s Canadian Letter of Credit Exposure is neither Collateralized nor reallocated pursuant to this Section 2.2(h)(iii), then, without prejudice to any rights or remedies of the Canadian Issuing Bank or any Canadian Revolving Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Canadian Lender under Section 2.5(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Canadian Issuing Bank until such portion of such Defaulting Lender’s Canadian Letter of Credit Exposure is Collateralized or reallocated;

(F) so long as any Canadian Revolving Lender is a Defaulting Canadian Lender, the Swingline Lender shall not be required to make the Canadian Swingline Loan and any Canadian Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Canadian Lender’s Pro Rata Share of such Canadian Swingline Loans or Canadian Letter of Credit cannot be reallocated pursuant to this Section 2.2(h)(iii) or (y) the Swingline Lender or the Canadian Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swingline Lender or the

Canadian Issuing Bank, as applicable, and the Canadian Borrowers to eliminate the Swingline Lender’s or such Canadian Issuing Bank’s risk with respect to the Defaulting Canadian Lender’s participation in Canadian Swingline Loans or Canadian Letters of Credit; and

(G) the Administrative Agent may release any cash collateral provided by the Canadian Borrowers pursuant to this Section 2.2(h)(iii) to the Canadian Issuing Bank and the Canadian Issuing Bank may apply any such cash collateral to the payment of such Defaulting Canadian Lender’s Pro Rata Share of any Canadian Letter of Credit Disbursement that is not reimbursed by the Canadian Borrowers pursuant to Section 2.11(d).

(iv) Independent Obligations. All Advances (other than Swingline Loans and Special Advances) shall be made by the Appropriate Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.3 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Appropriate Agent’s Account in immediately available funds in the Applicable Currency, no later than 1:30 p.m. Local Time on the date specified herein. Any payment received by the Administrative Agent later than 1:30 p.m. Local Time shall be deemed to have been received (unless the Administrative Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless the Administrative Agent receives notice from the Borrower Representative prior to the date on which any payment is due to Lenders that the Borrowers will not make such payment in full as and when required, the Administrative Agent may assume that the Borrowers have made (or will make) such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrowers do not make such payment in full to the Administrative Agent on the date when due, each Lender severally shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to any Defaulting Lenders, all principal and interest payments received by the Administrative Agent shall be apportioned ratably among the Appropriate Lenders (according to the unpaid principal balance of the Finance Obligations to which such payments relate held by each Appropriate Lender) and all payments of fees and expenses received by the Administrative Agent (other than fees or expenses that are for the

Administrative Agent’s separate account or for the separate account of any Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Finance Obligation to which a particular fee or expense relates.

(A) Subject to Section 2.3(b)(iv) and Section 2.3(e)(i), all payments in respect of U.S. Finance Obligations to be made hereunder by the U.S. Borrowers shall be remitted to the Administrative Agent and all such payments, and all proceeds of U.S. Collateral received by the Administrative Agent (any such amounts, “U.S. Revolving Proceeds”), shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting U.S. Lenders, first ratably, to reduce the balance of all U.S. Special Advances and/or U.S. Swingline Loans then outstanding until paid in full, second, to reduce the balance of all other U.S. Advances then outstanding until paid in full and, third, to the U.S. Borrowers (to be wired to the U.S. Designated Account) or such other Person entitled thereto under applicable law.

(B) Subject to Section 2.3(b)(iv) and Section 2.3(e)(ii), all payments in respect of Canadian Finance Obligations to be made hereunder by the Canadian Borrowers shall be remitted to the Administrative Agent and all such payments, and all proceeds of Canadian Collateral received by the Administrative Agent (any such amounts, “Canadian Revolving Proceeds” and together with U.S. Revolving Proceeds, “Revolving Proceeds”), shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Canadian Lenders, first ratably, to reduce the balance of all Canadian Special Advances and/or Canadian Swingline Loans then outstanding until paid in full, second, to reduce the balance of all other Canadian Advances then outstanding until paid in full and, third, to the Canadian Borrowers (to be wired to the Canadian Designated Account) or such other Person entitled thereto under applicable law.

All Revolving Proceeds under any Facility denominated in a particular currency shall be applied first to Finance Obligations under such Facility denominated in such currency and thereafter to Finance Obligations under that Facility denominated in other currencies as determined by the Borrower Representative or, if no instruction is given, by the Administrative Agent in its discretion.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to the Administrative Agent in respect of the Finance Obligations and all proceeds of Collateral received by the Administrative Agent (including all collections (as applicable)) shall be applied as follows:

(A) All payments in respect of U.S. Finance Obligations and all proceeds of U.S. Collateral (including U.S. collections (as applicable)) received by the Administrative Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by the U.S. Loan Parties or indemnities then due to the Administrative Agent under the Loan Documents in respect of the U.S. Finance Obligations, until paid in full,

(2) second, to pay any fees or premiums then due to the Administrative Agent under the Loan Documents in respect of the U.S. Finance Obligations until paid in full,

(3) third, to pay interest due in respect of all U.S. Protective Advances until paid in full,

(4) fourth, to pay the principal of all U.S. Protective Advances until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by the U.S. Loan Parties or indemnities then due to any of Lenders under the Loan Documents in respect of the U.S. Finance Obligations, until paid in full,

(6) sixth, ratably, to pay any fees or premiums then due to any of Lenders under the Loan Documents in respect of the U.S. Finance Obligations until paid in full,

(7) seventh, to pay interest accrued in respect of the U.S. Swingline Loans until paid in full,

(8) eighth, to pay the principal of all U.S. Swingline Loans until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the U.S. Advances (other than U.S. Protective Advances) until paid in full,

(10) tenth, ratably,

(I) ratably, to pay the principal of all U.S. Advances until paid in full,

(II) to the Administrative Agent, to be held by the Administrative Agent, for the benefit of the U.S. Issuing Bank (and for the ratable benefit of each of Lenders that have an obligation to pay to the Administrative Agent, for the account of the U.S. Issuing Bank, a share of each U.S. Letter of Credit Disbursement), as cash collateral in an amount up to 102% of the U.S. Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any U.S. Letter of Credit Disbursement as and when such disbursement occurs and, if a U.S. Letter of Credit expires undrawn, the cash collateral held by the Administrative Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.3(b)(ii)(A), beginning with tier (1) hereof), and

(III) ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (III) during the continuation of the applicable Application Event) of the most recently established U.S. Bank Product Reserve, to (x) the Bank Product Providers providing U.S. Bank Products based upon amounts then certified by the applicable Bank Product Provider to the Administrative Agent (in form and substance satisfactory to the Administrative Agent) to be due and payable to such Bank Product Providers on account of U.S. Bank Product Obligations, and (y) with any balance to be paid to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Bank Product Providers providing U.S. Bank Products, as cash collateral (which cash collateral may be released by the Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to U.S. Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such U.S. Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by the Administrative Agent in respect of such U.S. Bank Product Obligations shall be reapplied pursuant to this Section 2.3(b)(ii)(A), beginning with tier (1) hereof,

(11) eleventh, ratably, to pay Canadian Finance Obligations set forth in and in the order set forth in tiers (1) through (10) of Section 2.3(b)(ii)(B),

(12) twelfth, to pay any other U.S. Finance Obligations other than U.S. Finance Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of U.S. Bank Product Obligations, with any balance to be paid to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by the Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to U.S. Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such U.S. Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by the Administrative Agent in respect of such U.S. Bank Product Obligations shall be reapplied pursuant to this Section 2.3(b)(ii)(A), beginning with tier (1) hereof),

(13) thirteenth, ratably to pay any other Canadian Finance Obligations other than Canadian Finance Obligations owed to Defaulting Lenders,

(14) fourteenth, ratably to pay any U.S. Finance Obligations owed to Defaulting Lenders,

(15) fifteenth, ratably to pay any Canadian Finance Obligations owed to Defaulting Lenders, and

(16) sixteenth, to the U.S. Borrowers (to be wired to the U.S. Designated Account) or such other Person entitled thereto under applicable law.

(B) All payments in respect of Canadian Finance Obligations and all proceeds of Canadian Collateral (including Canadian collections (as applicable)) received by the Administrative Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by Canadian Loan Parties or indemnities then due to the Administrative Agent under the Loan Documents in respect of the Canadian Finance Obligations, until paid in full,

(2) second, to pay any fees or premiums then due to the Administrative Agent under the Loan Documents in respect of the Canadian Finance Obligations until paid in full,

(3) third, to pay interest due in respect of all Canadian Protective Advances until paid in full,

(4) fourth, to pay the principal of all Canadian Protective Advances until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by Canadian Loan Parties or indemnities then due to any of Lenders under the Loan Documents in respect of the Canadian Finance Obligations, until paid in full,

(6) sixth, ratably, to pay any fees or premiums then due to any of Lenders under the Loan Documents in respect of the Canadian Finance Obligations until paid in full,

(7) seventh, to pay interest accrued in respect of the Canadian Swingline Loans until paid in full,

(8) eighth, to pay the principal of all Canadian Swingline Loans until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the Canadian Advances (other than Canadian Protective Advances) until paid in full,

(10) tenth, ratably,

(I) ratably, to pay the principal of all Canadian Advances until paid in full,

(II) to the Administrative Agent, to be held by the Administrative Agent, for the benefit of the Canadian Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to the Administrative Agent, for the account of the Canadian Issuing Bank, a share of each Canadian Letter of Credit Disbursement), as cash collateral in an amount up to 110% of the Canadian Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Canadian Letter of Credit Disbursement as and when such disbursement occurs and, if a Canadian Letter of Credit expires undrawn, the cash collateral held by the Administrative Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.3(b)(ii)(A), beginning with tier (1) hereof), and

(III) ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (III) during the continuation of the applicable Application Event) of the most recently established Canadian Bank Product Reserve, to (x) the Bank Product Providers providing Canadian Bank Products based upon amounts then certified by the applicable Bank Product Provider to the Administrative Agent (in form and substance satisfactory to the Administrative Agent) to be due and payable to such Bank Product Providers on account of Canadian Bank Product Obligations, and (y) with any balance to be paid to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Bank Product Providers providing Canadian Bank Products, as cash collateral (which cash collateral may be released by the Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Canadian Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Canadian Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by the Administrative Agent in respect of such Canadian Bank Product Obligations shall be reapplied pursuant to this Section 2.3(b)(ii)(A), beginning with tier (1) hereof,

(11) eleventh, ratably, to pay Canadian Finance Obligations set forth in and in the order set forth in tiers (1) through (10) of Section 2.3(b)(ii)(B),

(12) twelfth, to pay any other Canadian Finance Obligations other than Canadian Finance Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Canadian Bank Product Obligations, with any balance to be paid to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by the Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Canadian Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Canadian Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by the Administrative Agent in respect of such Canadian Bank Product Obligations shall be reapplied pursuant to this Section 2.3(b)(ii)(A), beginning with tier (1) hereof),

(13) thirteenth, ratably to pay any Canadian Finance Obligations owed to Defaulting Lenders, and

(14) fourteenth, to the Canadian Borrowers (to be wired to the Canadian Designated Account) or such other Person entitled thereto under applicable law.

(c) Reduction of Commitments.

(i) U.S. Revolving Commitments. The U.S. Revolving Commitments shall terminate on the Revolving Termination Date. The U.S. Borrowers may reduce the U.S. Revolving Commitments to an amount (which may be zero) not less than the sum of (A) the U.S. Usage as of such date, plus (B) the principal amount of any U.S. Advances not yet made as to which a request has been given by the U.S. Borrowers under Section 2.2(a), plus (C) amount of all U.S. Letters of Credit not yet issued as to which a request has been given by the U.S. Borrowers; provided, that the U.S. Borrowers may reduce the U.S. Revolving Commitments below such amount so long as such reduction is accompanied by the prepayment of U.S. Advances or U.S. Swingline Loan and/or the Collateralization of U.S. Letters of Credit in an amount equal to any such excess. Each such reduction shall be in an amount which is not less than $500,000 (unless the U.S. Revolving Commitments are being reduced to zero and the amount of the applicable U.S. Revolving Commitments in effect immediately prior to such reduction are less than $500,000), shall be made by providing not less than 2 Business Days prior written notice to the Administrative Agent, and shall be irrevocable; provided, that if any notice of termination of the U.S. Revolving Commitments indicates that such termination is to be made in connection with a Refinancing of the Facilities, such notice of termination may be revoked if such Refinancing is not consummated and any Contract Rate Loan that was the subject of such notice shall be continued as a U.S. Base Rate Loan or a EURIBOR Loan with an Interest Period of one month, as applicable.

(ii) Canadian Revolving Commitments. The Canadian Revolving Commitments shall terminate on the Revolving Termination Date. The Canadian Borrowers may reduce the Canadian Revolving Commitments to an amount (which may be zero) not less than the sum of (A) the Canadian Usage as of such date, plus (B) the principal amount of any Canadian Advances not yet made as to which a request has been given by the Canadian Borrowers under Section 2.2(a), plus (C) amount of all Canadian Letters of Credit not yet issued as to which a request has been given by the Canadian Borrowers; provided, that the Canadian Borrowers may reduce the Canadian Revolving Commitments below such amount so long as such reduction is accompanied by the prepayment of Canadian Advances or Canadian Swingline Loan and/or the Collateralization of Canadian Letters of Credit in an amount equal to any such excess. Each such reduction shall be in an amount which is not less than $500,000 (unless the Canadian Revolving Commitments are being reduced to zero and the amount of the applicable Canadian Revolving Commitments in effect immediately prior to such reduction are less than $500,000), shall be made by providing not less than 2 Business Days prior written notice to the Administrative Agent, and shall be irrevocable; provided, that if any notice of termination of the Canadian Revolving Commitments indicates that such termination is to be made in connection with a Refinancing of the Facilities, such notice of termination may be revoked if such Refinancing is not consummated and any Contract Rate Loan that was the subject of such notice shall be continued as a Canadian Prime Rate Loan or a Canadian Base Rate Loan, as applicable.

(d) Optional Prepayments. The Borrowers may prepay the principal of any Advance or Swingline Loan at any time in whole or in part, without premium or penalty.

(e) Mandatory Prepayments.

(i) Borrowing Bases. If, at any time, (A) the U.S. Usage on such date exceeds the U.S. Loan Cap, or (B) the Canadian Usage exceeds the Canadian Loan Cap, each Borrower shall promptly, but in any event within one (1) Business Day, prepay the applicable Finance Obligations owed by it in an aggregate amount equal to such excess. For purposes of this Section 2.3(e)(i), the relevant Borrowing Bases will be determined as of each day by the Administrative Agent in connection with the calculation of the U.S. Usage and the Canadian Usage, as applicable, based upon the most recent Borrowing Base Certificate delivered by the Borrower Representative, subject to adjustment by the Administrative Agent in its Permitted Discretion in accordance with this Agreement. Without in any way limiting the foregoing provisions, the Administrative Agent shall, monthly or more frequently in the sole discretion of the Administrative Agent, make any necessary Exchange Rate calculations to determine whether any excess described in this clause (i) exists on such date and advise the Borrowers if such excess exists.

(ii) Collections. During a Cash Dominion Period, (A) all proceeds of the U.S. Collateral (other than identifiable cash proceeds of Term Priority Collateral) will be applied to prepay the U.S. Finance Obligations, and (B) all proceeds of the Canadian Collateral will be applied to prepay the Canadian Finance Obligations, in each case in accordance with Section 5.17.

(f) Application of Payments.

(i) Each prepayment of the U.S. Finance Obligations pursuant to Section 2.3(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the U.S. Advances until paid in full, and second, to Collateralize the U.S. Letters of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(b)(ii)(A).

(ii) Each prepayment of the Canadian Finance Obligations pursuant to Section 2.3(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Canadian Advances until paid in full, and second, to Collateralize the Canadian Letters of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(b)(ii)(B).

2.4 Promise to Pay.

(a) U.S. Facility. The U.S. Borrowers jointly and severally agree to pay Lender Group Expenses incurred in connection with the U.S. Facility promptly (and, in any event, within ten (10) Business Days of receipt of notice thereof by the Administrative Agent) (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the U.S. Loan Account pursuant to the provisions of Section 2.5(d) shall be deemed to constitute notice by the Administrative Agent and prompt payment by the U.S. Borrowers for the purposes of this Section 2.4(a). The U.S. Borrowers jointly and severally promise to pay all of the U.S. Finance Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses incurred in connection with the U.S. Facility)) in full on the Revolving Termination Date or, if earlier, on the date on which such U.S. Finance Obligations (other than the U.S. Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. The U.S. Borrowers agree that their obligations contained in the first sentence of this Section 2.4(a) shall survive payment or satisfaction in full of all other U.S. Finance Obligations.

(b) Canadian Facility. The Canadian Borrowers jointly and severally agree to pay Lender Group Expenses incurred in connection with the Canadian Facility promptly (and, in any event, within ten (10) Business Days of receipt of notice thereof by the Administrative Agent) (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Canadian Loan Account pursuant to the provisions of Section 2.5(d) shall be deemed to constitute notice by the Administrative Agent and prompt payment by the Canadian Borrowers for the purposes of this Section 2.4(b). The Canadian Borrowers jointly and severally promise to pay all of the Canadian Finance Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses incurred in connection with the Canadian Facility)) in full on the Revolving Termination Date or, if earlier, on the date on which such Canadian Finance Obligations (other than the Canadian Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. The Canadian Borrowers agree that their obligations contained in the first sentence of this Section 2.4(b) shall survive payment or satisfaction in full of all other Canadian Finance Obligations.

2.5 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.5(c), all Finance Obligations (except for undrawn Letters of Credit) that have been charged to any Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Finance Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate for the applicable Interest Period, plus the Applicable Margin for LIBOR Rate Loans,

(ii) if the relevant Finance Obligation is a U.S. Base Rate Loan, at a per annum rate equal to the U.S. Base Rate plus the Applicable Margin for U.S. Base Rate Loans,

(iii) if the relevant Finance Obligation is a EURIBOR Loan, at a per annum rate equal to the LIBOR Rate for the applicable Interest Period, plus the Applicable Margin for EURIBOR Loans,

(iv) if the relevant Finance Obligation is a BA Rate Loan, at a per annum rate equal to the BA Rate for the applicable Interest Period, plus the Applicable Margin for BA Rate Loans,

(v) if the relevant Finance Obligation is a Canadian Prime Rate Loan, at a per annum rate equal to the Canadian Prime Rate plus the Applicable Margin for Canadian Prime Rate Loans,

(vi) if the relevant Finance Obligation is a Canadian Base Rate Loan, at a per annum rate equal to the Canadian Base Rate plus the Applicable Margin for Canadian Base Rate Loans,

(vii) if the relevant Finance Obligation is a U.S. Special Advance, at a per annum rate equal to the U.S. Base Rate plus the Applicable Margin for U.S. Base Rate Loans plus 2%,

(viii) if the relevant Finance Obligation is a Canadian Special Advance denominated in Canadian Dollars, at a per annum rate equal to the Canadian Prime Rate plus the Applicable Margin for Canadian Prime Rate Loans plus 2%,

(ix) if the relevant Finance Obligation is a Canadian Special Advance denominated in U.S. Dollars, at a per annum rate equal to the Canadian Base Rate plus the Applicable Margin for Canadian Base Rate Loans plus 2%,

(x) otherwise, (x) with respect to amounts owed by the U.S. Borrowers, at a per annum rate equal to the U.S. Base Rate plus the Applicable Margin for U.S. Base Rate Loans, and (y) with respect to amounts owed by the Canadian Borrowers, at a per annum rate equal to the Canadian Prime Rate plus the Applicable Margin for Canadian Prime Rate Loans.

(b) Letter of Credit Fee. Subject to Section 2.5(c), the U.S. Borrowers shall pay the Administrative Agent (for the ratable benefit of U.S. Revolving Lenders), a fee (the “U.S. Letter of Credit Fee”) (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.10(f)) that shall accrue at a per annum rate equal to the Applicable Margin for LIBOR Rate Loans times the undrawn amount of all outstanding U.S. Letters of Credit. Subject to Section 2.5(c), the Canadian Borrowers shall pay the Administrative Agent (for the ratable benefit of Canadian Revolving Lenders), a fee (the “Canadian Letter of Credit Fee” and together with the U.S. Letter of Credit Fee, the “Letter of Credit Fees”) (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.11(f)) that shall accrue at a per annum rate equal to the Applicable Margin for BA Rate Loans times the undrawn amount of all outstanding Canadian Letters of Credit.

(c) Default Rate. (i) If all or a portion of the principal amount of any Loan or Letter of Credit Disbursement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% and (ii) if all or a portion of (w) any interest payable on any Loan or Letter of Credit Disbursement, (x) any Commitment Fee, (y) any Letter of Credit Fee or (z) any other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to U.S. Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, under the relevant Facility plus 2.0% (or, in the case of any such other amounts that do not relate to a particular

Facility, the rate then applicable to U.S. Base Rate Loans under the U.S. Facility plus 2.0%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment)

(d) Payment. Except to the extent provided to the contrary in Section 2.12(a), all interest, all Letter of Credit Fees, all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable, in arrears, on the first day of each quarter at any time that Finance Obligations or Commitments under any Facility are outstanding. The Borrowers hereby authorize the Administrative Agent, from time to time upon three (3) Business Days prior notice to the Borrowers, to charge all interest, Letter of Credit Fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs and expenses payable hereunder or under any of the other Loan Documents (in each case, as and when accrued or incurred), and all Lender Group Expenses (as and when accrued or incurred), all charges, commissions, fees, and costs provided for in Section 2.10(f) and Section 2.11(f) (as and when accrued or incurred), all fees and costs provided for in Section 2.9 (as and when accrued or incurred), and all other payment obligations as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Appropriate Loan Account, which amounts thereafter shall constitute Advances hereunder under the applicable Facility and, initially, shall accrue interest at the rate then applicable to U.S. Base Rate Loans in the case of any such amounts under the U.S. Facility and Canadian Prime Rate Loans in the case of any such amounts under the Canadian Facility. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to any Loan Account shall thereupon constitute Advances hereunder under the Facility related to the Loan Account to which such amounts were charged and shall initially accrue interest at the rate then applicable to Advances that are U.S. Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement), Canadian Prime Rate Loans (unless and until converted into BA Rate Loans in accordance with the terms of this Agreement), Canadian Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement) or EURIBOR Loans with an Interest Period of one month, as applicable.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed in the period during which the interest or fees accrue, other than Loans for which the BA Rate, U.S. Base Rate, Canadian Prime Rate or Canadian Base Rate (as applicable) is used which shall be calculated on the basis of three hundred sixty-five (365) day year (or 366 day year, as applicable) and actual days elapsed in the period during which the interest or fees accrue. In the event the U.S. Base Rate, Canadian Prime Rate or Canadian Base Rate (as applicable) is changed from time to time hereafter, the rates of interest hereunder based upon the U.S. Base Rate, Canadian Prime Rate or Canadian Base Rate (as applicable) automatically and immediately shall be increased or decreased by an amount equal to such change in the U.S. Base Rate, Canadian Prime Rate or Canadian Base Rate (as applicable).

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, including resulting in an amount or at a rate that would result in the receipt by the Lenders or the Administrative Agent of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code

(Canada), then, ipso facto, as of the date of this Agreement, the Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Finance Obligations to the extent of such excess.

(g) Interest Act (Canada). Each Borrower hereby acknowledges that the rate or rates of interest applicable to certain of the Loans and fees as specified hereunder may be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed. For purposes of the Interest Act (Canada), if interest computed on the basis of a three hundred sixty (360) day year is payable for any part of the calendar year, the equivalent yearly rate of interest may be determined by multiplying the specified rate of interest by the number of days (three hundred sixty-five (365) or three hundred sixty-six (366)) in such calendar year and dividing such product by three hundred sixty (360). For the purpose of the Interest Act (Canada) and any other purpose, (a) the principle of deemed reinvestment shall not apply to any interest calculation under this Agreement, and (b) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.6 Crediting Payments. The receipt of any payment item under any Facility by the Administrative Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds in the Applicable Currency made to the Appropriate Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by the Administrative Agent only if it is received any the Appropriate Agent’s Account on a Business Day on or before 1:30 p.m. Local Time. If any payment item is received into any the Appropriate Agent’s Account on a non-Business Day or after 1:30 pm. Local Time on a Business Day (unless the Administrative Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by the Administrative Agent as of the opening of business on the immediately following Business Day.

2.7 Designated Accounts. The Administrative Agent is authorized to make the Advances and each Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be a Responsible Officer or, without instructions, if pursuant to Section 2.5(d). The U.S. Borrowers agree to establish and maintain the U.S. Designated Account with the U.S. Designated Account Bank for the purpose of receiving the proceeds of the U.S. Advances requested by the U.S. Borrowers and made by the Administrative Agent or U.S. Revolving Lenders hereunder. Unless otherwise agreed by the Administrative Agent and the U.S. Borrowers, any U.S. Advance or U.S. Swingline Loan requested by the U.S. Borrowers and made by the Administrative Agent or the U.S. Revolving Lenders hereunder shall be made to the U.S. Designated Account. The Canadian Borrowers agree to establish and maintain the Canadian Designated Account with the Canadian Designated Account Bank for the purpose of receiving the proceeds of the Canadian Advances to the Canadian Borrowers requested by the Canadian Borrowers and made by the Administrative Agent or the Canadian Revolving Lenders hereunder. Unless otherwise agreed by the Administrative Agent and the Canadian Borrowers, any Canadian Advance requested by the Canadian Borrowers and made by the Administrative Agent or Canadian Revolving Lenders hereunder shall be made to the Canadian Designated Account.

2.8 Maintenance of Loan Accounts; Statements of Finance Obligations. The Administrative Agent shall maintain an account on its books in the name of the U.S. Borrowers (the “U.S. Loan Account”) on which the U.S. Borrowers will be charged with all U.S. Advances (including U.S. Special Advances and U.S. Swingline Loans) made by the Administrative Agent, the Swingline Lender, or the U.S. Revolving Lenders to the U.S. Borrowers or for the U.S. Borrowers’ account, the U.S. Letters of Credit issued or arranged by the U.S. Issuing Bank for the U.S. Borrowers’ account, and with all other payment obligations hereunder or under the other Loan Documents with respect to the U.S. Finance Obligations, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto. In accordance with Section 2.6, the U.S. Loan Account will be credited with all payments received by the Administrative Agent from the U.S. Borrowers or for the U.S. Borrowers’ account. The Administrative Agent shall maintain an account on its books in the name of the Canadian Borrowers (the “Canadian Loan Account”; and together with the U.S. Loan Account; each individually a “Loan Account” and collectively, the “Loan Accounts”) on which the Canadian Borrowers will be charged, all Canadian Advances (including Canadian Special Advances and Canadian Swingline Loans) made by the Administrative Agent or the Canadian Lenders to the Canadian Borrowers or for the Canadian Borrowers’ account, the Canadian Letters of Credit issued or arranged by the Canadian Issuing Bank for the Canadian Borrowers’ account, and with all other payment obligations hereunder or under the other Loan Documents with respect to the Canadian Finance Obligations, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto. In accordance with Section 2.6, the U.S. Loan Account will be credited with all payments received by the Administrative Agent from the U.S. Borrowers or for the U.S. Borrowers’ account.

2.9 Fees. The Borrowers shall pay to the Administrative Agent,

(a) Agent Fees. The U.S. Borrowers shall, and hereby jointly and severally agree to, pay to the Administrative Agent, for the account of the Administrative Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Commitment Fee.

(i) U.S. Facility. The U.S. Borrowers shall, and hereby jointly and severally agree to, pay to the Administrative Agent, for the ratable account of the U.S. Revolving Lenders, an unused line fee (the “U.S. Commitment Fee”) in an amount equal to 0.375% (or 0.25% at any time when U.S. Usage is greater than or equal to 50% of the Maximum U.S. Credit Amount) per annum times the result of (i) the aggregate amount of the U.S. Revolving Commitments, less (ii) the average daily amount of the U.S. Usage (other than U.S. Swingline Usage) during the immediately preceding month (or portion thereof), which U.S. Commitment Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the U.S. Finance Obligations are paid in full and on the date on which the U.S. Finance Obligations are paid in full.

(ii) Canadian Facility. The Canadian Borrowers shall, and hereby jointly and severally agree to, pay to the Administrative Agent, for the ratable account of the Canadian Revolving Lenders, an unused line fee (the “Canadian Commitment Fee” and collectively with the U.S. Commitment Fee, the “Commitment Fees” and individually, “Commitment Fee”) in an amount equal to the 0.375% (or 0.25% at any time when Canadian Usage is greater than or equal to 50% of the Maximum Canadian Credit Amount) per annum times the result of (i) the aggregate amount of the Canadian Revolving Commitments, less (ii) the average daily amount of the Canadian Usage (other than Canadian Swingline Usage) during the immediately preceding month (or portion thereof), which Canadian Commitment Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Canadian Finance Obligations are paid in full and on the date on which the Canadian Finance Obligations are paid in full.

(c) Field Examination and Other Fees.

(i) U.S. Facility. Subject to the limitations set forth in Section 5.15, the U.S. Borrowers shall pay to the Administrative Agent, audit, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial audit of the U.S. Borrowers performed by personnel employed by the Administrative Agent, (ii) if implemented, a fee of $1,000 per day, per applicable individual, plus out of pocket expenses for the establishment of electronic collateral reporting systems, and (iii) the actual charges paid or incurred by the Administrative Agent if it elects to employ the services of one or more third Persons to perform financial audits of the U.S. Borrowers or the U.S. Restricted Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess the U.S. Borrower’s or their Restricted Subsidiaries’ business valuation.

(ii) Canadian Facility. Subject to the limitations set forth in Section 5.15, the Canadian Borrowers shall pay to the Administrative Agent, audit, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial audit of the Canadian Borrowers performed by personnel employed by the Administrative Agent, (ii) if implemented, a fee of $1,000 per day, per applicable individual, plus out of pocket expenses for the establishment of electronic collateral reporting systems, and (iii) the actual charges paid or incurred by the Administrative Agent if it elects to employ the services of one or more third Persons to perform financial audits of the Canadian Borrowers or their Restricted Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess the Canadian Borrower’s or their Restricted Subsidiaries’ business valuation.

2.10 U.S. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the U.S. Borrowers made in accordance herewith, and prior to the Revolving Termination Date, the U.S. Issuing Bank agrees to issue a requested U.S. Letter of Credit for the account of the U.S. Borrowers. By submitting a request to the U.S. Issuing Bank for the issuance of a U.S. Letter of Credit, the U.S. Borrowers shall be deemed to have requested that the U.S. Issuing Bank issue the requested U.S. Letter of Credit. Each request for the issuance of a U.S. Letter of Credit, or the amendment, renewal, or extension of any outstanding U.S. Letter of Credit, shall be irrevocable and shall be made in writing by a Responsible Officer and delivered to the U.S. Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to the U.S. Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the U.S. Issuing Bank and (i) shall specify (A) the amount of such U.S. Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such U.S. Letter of Credit, (C) the proposed expiration date of such U.S. Letter of Credit, (D) the name and address of the beneficiary of the U.S. Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the U.S. Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such U.S. Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent or the U.S. Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the U.S. Issuing Bank generally requests for U.S. Letters of Credit in similar circumstances. The U.S. Issuing Banks’ records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, the U.S. Issuing Bank may, but shall not be obligated to, issue a U.S. Letter of Credit that supports the obligations of the U.S. Borrowers or one of their Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract. No U.S. Issuing Bank shall issue any U.S. Letter of Credit if the expiry date of the requested U.S. Letter of Credit would occur after the Revolving Termination Date, unless all the U.S. Lenders have approved such expiry date or such U.S. Letter of Credit is Collateralized prior to the Revolving Termination Date.

(b) The U.S. Issuing Bank shall have no obligation to issue a U.S. Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the U.S. Letter of Credit Usage would exceed $65,000,000 (the “U.S. Letter of Credit Sublimit”), or

(ii) the U.S. Letter of Credit Usage would exceed the U.S. Loan Cap less the outstanding amount of U.S. Advances (including U.S. Special Advances and U.S. Swingline Loans).

(c) In the event there is a Defaulting U.S. Lender as of the date of any request for the issuance of a U.S. Letter of Credit, the U.S. Issuing Bank shall not be required to issue or arrange for such U.S. Letter of Credit to the extent (i) the Defaulting U.S. Lender’s U.S. Letter of Credit Exposure with respect to such U.S. Letter of Credit may not be reallocated pursuant to Section 2.3(h)(ii), or (ii) the U.S. Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and the U.S. Borrowers to eliminate the U.S. Issuing Bank’s risk with respect to the participation in such U.S. Letter of Credit of the Defaulting U.S. Lender, which arrangements may include the U.S. Borrowers Collateralizing such Defaulting U.S. Lender’s U.S. Letter of Credit Exposure in accordance with Section 2.3(h)(ii). Additionally, the U.S. Issuing Bank shall have no obligation to issue a U.S. Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the U.S. Issuing Bank from issuing such U.S. Letter of Credit, or any law applicable to the U.S. Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the U.S. Issuing Bank shall prohibit or request that the U.S. Issuing Bank refrain from the issuance of letters of credit generally or such U.S. Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of the U.S. Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any U.S. Letter of Credit will not be in U.S. Dollars.

(d) The Borrowers and the Lender Group hereby acknowledge and agree that all U.S. Rollover Letters of Credit shall constitute U.S. Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such U.S. Rollover Letters of Credit were issued by the U.S. Issuing Bank at the request of the U.S. Borrowers on the Closing Date. Each U.S. Letter of Credit shall be in form and substance reasonably acceptable to the U.S. Issuing Bank, including the requirement that the amounts payable thereunder must be payable in U.S. Dollars. If the U.S. Issuing Bank makes a payment under a U.S. Letter of Credit, the U.S. Borrowers shall pay to the Administrative Agent an amount equal to the applicable U.S. Letter of Credit Disbursement on the Business Day such U.S. Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the U.S. Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4) and, initially, shall bear interest at the rate then applicable to U.S. Advances that are U.S. Base Rate Loans. If a U.S. Letter of Credit Disbursement is deemed to be a U.S. Advance hereunder, the U.S. Borrowers’ obligation to pay the amount of such U.S. Letter of Credit Disbursement to the U.S. Issuing Bank shall be automatically converted into an obligation to pay the resulting U.S. Advance. Promptly following receipt by the Administrative Agent of any payment from the U.S. Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the U.S. Issuing Bank or, to the extent that U.S. Revolving Lenders have made payments pursuant to Section 2.10(e) to reimburse the U.S. Issuing Bank, then to such U.S. Advances and the U.S. Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a U.S. Letter of Credit Disbursement pursuant to Section 2.10(d), each U.S. Revolving Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.10(d) on the same terms and conditions as if the U.S. Borrowers had requested the amount thereof as a U.S. Advance and the Administrative Agent shall promptly pay to the U.S. Issuing Bank the amounts so received by it from the U.S. Revolving Lenders. By the issuance of a U.S. Letter of Credit (or an amendment, renewal, or extension of a U.S. Letter of Credit) and without any further action on the part of the U.S. Issuing Bank or the U.S. Revolving Lenders, the U.S. Issuing Bank shall be deemed to have granted to each U.S. Revolving Lender, and each U.S. Revolving Lender shall be deemed to have purchased, a participation in each U.S. Letter of Credit issued by the U.S. Issuing Bank, in an amount equal to its Pro Rata Share of such U.S. Letter of Credit, and each such U.S. Revolving Lender agrees to pay to the Administrative Agent, for the account of the U.S. Issuing Bank, such U.S. Revolving Lender’s Pro Rata Share of any U.S. Letter of Credit Disbursement made by the U.S. Issuing Bank under the applicable U.S. Letter of Credit. In consideration and in furtherance of the foregoing, each U.S. Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the U.S. Issuing Bank, such U.S. Revolving Lender’s Pro Rata Share of each U.S. Letter of Credit Disbursement made by the U.S. Issuing Bank and not reimbursed by the U.S. Borrowers on the date due as provided in Section 2.10(d), or of any reimbursement payment that is required to be refunded (or that the Administrative Agent or the U.S. Issuing Bank elects, based upon the advice of counsel, to refund) to the U.S. Borrowers for any reason. Each U.S. Revolving Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the U.S. Issuing Bank, an amount equal to its respective Pro Rata Share of each U.S. Letter of Credit Disbursement pursuant to this Section 2.10(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4. If any such U.S. Revolving Lender fails to make available to the Administrative Agent the amount of such U.S. Revolving Lender’s Pro Rata Share of a U.S. Letter of Credit Disbursement as provided in this Section, such U.S. Revolving Lender shall be deemed to be a Defaulting U.S. Lender and the Administrative Agent (for the account of the U.S. Issuing Bank) shall be entitled to recover such amount on demand from such U.S. Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each U.S. Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including the U.S. Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the U.S. Issuing Bank, a “U.S. Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such U.S. Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.18) (the “U.S. Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any U.S. Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such U.S. Letter of Credit Related Person in connection with any U.S. Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any U.S. Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any U.S. Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any U.S. Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any U.S. Letter of Credit;

(v) any unauthorized instruction or request made to the U.S. Issuing Bank in connection with any U.S. Letter of Credit or requested U.S. Letter of Credit or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of U.S. Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the U.S. Letter of Credit Related Person;

(ix) the U.S. Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the U.S. Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. The U.S. Borrowers hereby agree to pay the U.S. Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.10(f). If and to the extent that the obligations of the U.S. Borrowers under this Section 2.10(f) are unenforceable for any reason, the Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of the U.S. Issuing Bank (or any other U.S. Letter of Credit Related Person) under, in connection with or arising out of any U.S. Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the U.S. Borrowers that are caused directly by the U.S. Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a U.S. Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such U.S. Letter of Credit, (ii) failing to honor a presentation under a U.S. Letter of Credit that strictly complies with the terms and conditions of such U.S. Letter of Credit or (iii) retaining Drawing Documents presented under a U.S. Letter of Credit. The U.S. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if the U.S. Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The U.S. Borrowers’ aggregate remedies against any U.S. Issuing Bank and the U.S. Letter of Credit Related Person for wrongfully honoring a presentation under any U.S. Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the U.S. Borrowers to the U.S. Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.10(d), plus interest at the rate then applicable to U.S. Base Rate Loans hereunder. The U.S. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against the U.S. Issuing Bank or any other U.S. Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the U.S. Letters of Credit. Any claim by the U.S. Borrowers under or in connection with any U.S. Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the U.S. Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the U.S. Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the U.S. Issuing Bank to effect a cure.

(h) The U.S. Borrowers are responsible for preparing or approving the final text of the U.S. Letter of Credit as issued by the U.S. Issuing Bank, irrespective of any assistance the U.S. Issuing Bank may provide such as drafting or recommending text or by the U.S. Issuing Bank’s use or refusal to use text submitted by the U.S. Borrowers. The U.S. Borrowers are solely responsible for the suitability of the U.S. Letter of Credit for the U.S. Borrowers’ purposes. With respect to any U.S. Letter of Credit containing an “automatic amendment” to extend the expiration date of such U.S. Letter of Credit, the U.S. Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such U.S. Letter of Credit and, if the U.S. Borrowers do not at any time want such U.S. Letter of Credit to be renewed, the U.S. Borrowers will so notify the Administrative Agent and the U.S. Issuing Bank at least 15 calendar days before the U.S. Issuing Bank is required to notify the beneficiary of such U.S. Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such U.S. Letter of Credit.

(i) The U.S. Borrowers’ reimbursement and payment obligations under this Section 2.10 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any U.S. Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable U.S. Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such U.S. Letter of Credit;

(iii) The U.S. Issuing Bank or any of its branches or Affiliates being the beneficiary of any U.S. Letter of Credit;

(iv) The U.S. Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any U.S. Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the U.S. Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that Holdings or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the U.S. Issuing Bank or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.10(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any U.S. Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any U.S. Letter of Credit, whether against the U.S. Issuing Bank, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.10(g) above, the foregoing shall not release the U.S. Issuing Bank from such liability to the U.S. Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the U.S. Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the U.S. Borrowers to the U.S. Issuing Bank arising under, or in connection with, this Section 2.10 or any U.S. Letter of Credit.

(j) Without limiting any other provision of this Agreement, the U.S. Issuing Bank and each other U.S. Letter of Credit Related Person (if applicable) shall not be responsible to the U.S. Borrowers for, and the U.S. Issuing Bank’s rights and remedies against the U.S. Borrowers and the obligation of the U.S. Borrowers to reimburse the U.S. Issuing Bank for each drawing under each U.S. Letter of Credit shall not be impaired by:

(i) honor of a presentation under any U.S. Letter of Credit that on its face substantially complies with the terms and conditions of such U.S. Letter of Credit, even if the U.S. Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a U.S. Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the U.S. Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the U.S. Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the U.S. Letter of Credit);

(v) acting upon any instruction or request relative to a U.S. Letter of Credit or requested U.S. Letter of Credit that the U.S. Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the U.S. Borrowers;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any U.S. Borrower or any of the parties to the underlying transaction to which the U.S. Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable U.S. Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the U.S. Issuing Bank has issued, confirmed, advised or negotiated such U.S. Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any U.S. Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the U.S. Issuing Bank if subsequently the U.S. Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by the U.S. Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) The U.S. Borrowers shall pay immediately upon demand to the Administrative Agent for the account of the U.S. Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the U.S. Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.10(k)): (i) a fronting fee which shall be imposed by the U.S. Issuing Bank upon the issuance of each Letter of Credit of .125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the U.S. Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to U.S. Letters of Credit, at the time of issuance of any U.S. Letter of Credit and upon the occurrence of any other activity with respect to any U.S. Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by the U.S. Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any U.S. Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on the U.S. Issuing Bank or any other member of the Lender Group any other condition regarding any U.S. Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to the U.S. Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any U.S. Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, the Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the U.S. Borrowers, and the U.S. Borrowers shall pay within 30 days after demand therefor, such amounts as the Administrative Agent may specify to be necessary to compensate the U.S. Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to U.S. Base Rate Loans hereunder; provided, that (A) the U.S. Borrowers shall not be required to provide any compensation pursuant to this Section 2.10(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the U.S. Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by the Administrative Agent of any amount due pursuant to this Section 2.10(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Unless otherwise expressly agreed by the U.S. Issuing Bank and the U.S. Borrowers when a U.S. Letter of Credit is issued (including any such agreement applicable to a U.S. Rollover Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby U.S. Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial U.S. Letter of Credit.

(n) In the event of a direct conflict between the provisions of this Section 2.10 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.10 shall control and govern.

(o) This Section 2.10 shall not apply to any increased costs or reduction of the rate of return on capital attributable to Taxes.

2.11 Canadian Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the Canadian Borrowers made in accordance herewith, and prior to the Revolving Termination Date, each Canadian Issuing Bank agrees to issue a requested Canadian Letter of Credit for the account of the Canadian Borrowers. By submitting a request to Agent and any Canadian Issuing Bank for the issuance of a Canadian Letter of Credit, Canadian Borrowers shall be deemed to have requested that such Canadian Issuing Bank issue the requested Canadian Letter of Credit. Each request for the issuance of a Canadian Letter of Credit, or the amendment, renewal, or extension of any outstanding Canadian Letter of Credit, shall be irrevocable and shall be made in writing by a Responsible Officer and delivered to the Canadian Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to the Responsible Canadian Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Responsible Canadian Issuing Bank and (i) shall specify (A) the amount of such Canadian Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Canadian Letter of Credit, (C) the proposed expiration date of such Canadian Letter of Credit, (D) the name and address of the beneficiary of the Canadian Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Canadian Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Canadian Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent or the Canadian Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the Canadian Issuing Bank generally requests for Canadian Letters of Credit in similar circumstances. The Canadian Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, the Canadian Issuing Bank may, but shall not be obligated to, issue a Canadian Letter of Credit that supports the obligations of the Canadian Borrowers or one of their Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract. No Canadian Issuing Bank shall issue any Canadian Letter of Credit if the expiry date of the requested Canadian Letter of Credit would occur after the Revolving Termination Date, unless all the Canadian Lenders have approved such expiry date or such Canadian Letter of Credit is Collateralized prior to the Revolving Termination Date.

(b) The Canadian Issuing Bank shall have no obligation to issue a Canadian Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Canadian Letter of Credit Usage would exceed $20,000,000 (the “Canadian Letter of Credit Sublimit”), or

(ii) the Canadian Letter of Credit Usage would exceed the Canadian Loan Cap less the outstanding amount of Canadian Advances (including Canadian Special Advances and Canadian Swingline Loans).

(c) In the event there is a Defaulting Canadian Lender as of the date of any request for the issuance of a Canadian Letter of Credit, the Canadian Issuing Bank shall not be required to issue or arrange for such Canadian Letter of Credit to the extent (i) the Defaulting Canadian Lender’s Canadian Letter of Credit Exposure with respect to such Canadian Letter of Credit may not be reallocated pursuant to Section 2.3(h)(ii), or (ii) the Canadian Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and the Canadian Borrowers to eliminate the Canadian Issuing Bank’s risk with respect to the participation in such Canadian Letter of Credit of the Defaulting Canadian Lender, which arrangements may include the Canadian Borrowers Collateralizing such Defaulting Canadian Lender’s Canadian Letter of Credit Exposure in accordance with Section 2.3(h)(ii). Additionally, the Canadian Issuing Bank shall have no obligation to issue a Canadian Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the Canadian Issuing Bank from issuing such Canadian Letter of Credit, or any law applicable to the Canadian Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Canadian Issuing Bank shall prohibit or request that the Canadian Issuing Bank refrain from the issuance of letters of credit generally or such Canadian Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of the Canadian Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Canadian Letter of Credit will not be in Canadian Dollars or U.S. Dollars.

(d) The Borrowers and the Lender Group hereby acknowledge and agree that all Canadian Rollover Letters of Credit shall constitute Canadian Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Canadian Rollover Letters of Credit were issued by the Canadian Issuing Bank at the request of the Canadian Borrowers on the Closing Date. Each Canadian Letter of Credit shall be in form and substance reasonably acceptable to the Canadian Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Canadian Dollars. If the Canadian Issuing Bank makes a payment under a Canadian Letter of Credit, the Canadian Borrowers shall pay to the Administrative Agent an amount equal to the applicable Canadian Letter of Credit Disbursement on the Business Day such Canadian Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Canadian Letter of Credit Disbursement immediately and automatically shall be converted into Canadian Dollars in the case of Canadian Letters of Credit denominated in Canadian Dollars and be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4) and, initially, shall bear interest at the rate then applicable to Canadian Advances that are Canadian Prime Rate Loans in the case of Canadian Letters of Credit denominated in Canadian Dollars and Canadian Base Rate Loans in the case of Canadian Letters of Credit denominated in U.S. Dollars. If a Canadian Letter of Credit Disbursement is deemed to be a Canadian Advance hereunder, the Canadian Borrowers’ obligation to pay the amount of such Canadian Letter of Credit Disbursement to the Canadian Issuing Bank shall be automatically converted into an obligation to pay the resulting Canadian Advance. Promptly following receipt by the Administrative Agent of any payment from the Canadian Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Canadian Issuing Bank or, to the extent that Canadian Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse the Canadian Issuing Bank, then to such Canadian Advances and the Canadian Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Canadian Letter of Credit Disbursement pursuant to Section 2.11(d), each Canadian Revolving Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(d) on the same terms and conditions as if the Canadian Borrowers had requested the amount thereof as a Canadian Advance and the Administrative Agent shall promptly pay to the Canadian Issuing Bank the amounts so received by it from the Canadian Revolving Lenders. By the issuance of a Canadian Letter of Credit (or an amendment, renewal, or extension of a Canadian Letter of Credit) and without any further action on the part of the Canadian Issuing Bank or the Canadian Revolving Lenders, the Canadian Issuing Bank shall be deemed to have granted to each Canadian Revolving Lender, and each Canadian Revolving Lender shall be deemed to have purchased, a participation in each Canadian Letter of Credit issued by the Canadian Issuing Bank, in an amount equal to its Pro Rata Share of such Canadian Letter of Credit, and each such Canadian Revolving Lender agrees to pay to the Administrative Agent, for the account of the Canadian Issuing Bank, such Canadian Revolving Lender’s Pro Rata Share of any Canadian Letter of Credit Disbursement made by the Canadian Issuing Bank under the applicable Canadian Letter of Credit. In consideration and in furtherance of the foregoing, each Canadian Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Canadian Issuing Bank, such Canadian Revolving Lender’s Pro Rata Share of each Canadian Letter of Credit Disbursement made by the Canadian Issuing Bank and not reimbursed by the Canadian Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that the Administrative Agent or the Canadian Issuing Bank elects, based upon the advice of counsel, to refund) to the Canadian Borrowers for any reason. Each Canadian Revolving Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the Canadian Issuing Bank, an amount equal to its respective Pro Rata Share of each Canadian Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4. If any such Canadian Revolving Lender fails to make available to the Administrative Agent the amount of such Canadian Revolving Lender’s Pro Rata Share of a Canadian Letter of Credit Disbursement as provided in this Section, such Canadian Revolving Lender shall be deemed to be a Defaulting Canadian Lender and the Administrative Agent (for the account of the Canadian Issuing Bank) shall be entitled to recover such amount on demand from such Canadian Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each Canadian Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including the Canadian Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents

(each, including the Canadian Issuing Bank, a “Canadian Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Canadian Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.18) (the “Canadian Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Canadian Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Canadian Letter of Credit Related Person in connection with any Canadian Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Canadian Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Canadian Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Canadian Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Canadian Letter of Credit;

(v) any unauthorized instruction or request made to the Canadian Issuing Bank in connection with any Canadian Letter of Credit or requested Canadian Letter of Credit or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Canadian Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Canadian Letter of Credit Related Person;

(ix) the Canadian Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Canadian Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of

Credit Related Person claiming indemnity. The Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of the Borrowers under this Section 2.11(f) are unenforceable for any reason, the Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of the Canadian Issuing Bank (or any other Canadian Letter of Credit Related Person) under, in connection with or arising out of any Canadian Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Canadian Borrowers that are caused directly by the Canadian Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Canadian Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Canadian Letter of Credit, (ii) failing to honor a presentation under a Canadian Letter of Credit that strictly complies with the terms and conditions of such Canadian Letter of Credit or (iii) retaining Drawing Documents presented under a Canadian Letter of Credit. The Canadian Issuing Bank shall be deemed to have acted with due diligence and reasonable care if the Canadian Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Canadian Borrowers’ aggregate remedies against the Canadian Issuing Bank and any Canadian Letter of Credit Related Person for wrongfully honoring a presentation under any Canadian Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Canadian Borrowers to the Canadian Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Canadian Prime Rate Loans with respect to Canadian Letters of Credit denominated in Canadian Dollars and Canadian Base Rate Loans with respect to Canadian Letters of Credit denominated in U.S. Dollars. The Canadian Borrowers shall take action to avoid and mitigate the amount of any damages claimed against the Canadian Issuing Bank or any other Canadian Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Canadian Letters of Credit. Any claim by the Canadian Borrowers under or in connection with any Canadian Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Canadian Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Canadian Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the Canadian Issuing Bank to effect a cure.

(h) The Canadian Borrowers are responsible for preparing or approving the final text of the Canadian Letter of Credit as issued by the Canadian Issuing Bank, irrespective of any assistance the Canadian Issuing Bank may provide such as drafting or recommending text or by the Canadian Issuing Bank’s use or refusal to use text submitted by the Canadian Borrowers. The Canadian Borrowers are solely responsible for the suitability of the Canadian Letter of Credit for the Canadian Borrowers’ purposes. With respect to any Canadian Letter of Credit containing an “automatic amendment” to extend the expiration date of such Canadian Letter of Credit, the Canadian Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Canadian Letter of Credit and, if the Canadian Borrowers do not at any time want such Canadian Letter of Credit to be renewed, the Canadian Borrowers will so notify the Administrative Agent and the Canadian Issuing Bank at least 15 calendar days before the Canadian Issuing Bank is required to notify the beneficiary of such Canadian Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Canadian Letter of Credit.

(i) The Canadian Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Canadian Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Canadian Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Canadian Letter of Credit;

(iii) The Canadian Issuing Bank or any of its branches or Affiliates being the beneficiary of any Canadian Letter of Credit;

(iv) The Canadian Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Canadian Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Canadian Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that Holdings or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the Canadian Issuing Bank or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Canadian Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Canadian Letter of Credit, whether against the Canadian Issuing Bank, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.11(g) above, the foregoing shall not release the Canadian Issuing Bank from such liability to the Canadian Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the Canadian Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Canadian Borrowers to the Canadian Issuing Bank arising under, or in connection with, this Section 2.11 or any Canadian Letter of Credit.

(j) Without limiting any other provision of this Agreement, the Canadian Issuing Bank and each other Canadian Letter of Credit Related Person (if applicable) shall not be responsible to the Canadian Borrowers for, and the Canadian Issuing Bank’s rights and remedies against the Canadian Borrowers and the obligation of the Canadian Borrowers to reimburse the Canadian Issuing Bank for each drawing under each Canadian Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Canadian Letter of Credit that on its face substantially complies with the terms and conditions of such Canadian Letter of Credit, even if the Canadian Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Canadian Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Canadian Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the Canadian Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Canadian Letter of Credit);

(v) acting upon any instruction or request relative to a Canadian Letter of Credit or requested Canadian Letter of Credit that the Canadian Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Canadian Borrowers;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Canadian Borrower or any of the parties to the underlying transaction to which the Canadian Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Canadian Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the Canadian Issuing Bank has issued, confirmed, advised or negotiated such Canadian Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Canadian Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the Canadian Issuing Bank if subsequently the Canadian Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by the Canadian Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) The Canadian Borrowers shall pay immediately upon demand to the Administrative Agent for the account of the Canadian Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Canadian Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by the Canadian Issuing Bank upon the issuance of each Letter of Credit of .125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the Canadian Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Canadian Letters of Credit, at the time of issuance of any Canadian Letter of Credit and upon the occurrence of any other activity with respect to any Canadian Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by the Canadian Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Canadian Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on the Canadian Issuing Bank or any other member of the Lender Group any other condition regarding any Canadian Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Canadian Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Canadian Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, the Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Canadian Borrowers, and the Canadian Borrowers shall pay within 30 days after demand therefor, such amounts as the Administrative Agent may specify to be necessary to compensate the Canadian Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Canadian Base Rate Loans hereunder; provided, that (A) the Canadian Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the Canadian Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by the Administrative Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Unless otherwise expressly agreed by the Canadian Issuing Bank and the Canadian Borrowers when a Canadian Letter of Credit is issued (including any such agreement applicable to a Canadian Rollover Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby Canadian Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Canadian Letter of Credit.

(n) In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(o) This Section 2.11 shall not apply to any increased costs or reduction of the rate of return on capital attributable to Taxes.

(p) Notwithstanding anything to the contrary set forth herein, upon receipt of a request for a Canadian Letter of Credit pursuant to this Section 2.11, Wells Fargo, in its capacity as a Canadian Issuing Bank hereunder, may elect to cause an Underlying Issuer to issue an Underlying Letter of Credit on the terms requested by the Canadian Borrowers (subject, in any event, to the conditions to the issuance of Canadian Letters of Credit set forth herein). In connection with any Underlying Letter of Credit, Wells Fargo agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer which arrangements may include, among other means, becoming an applicant with respect to such Underlying Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Underlying Letter of Credit (each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect such Underlying Letter of Credit. By submitting a request to Wells Fargo for the issuance of a Canadian Letter of Credit, the Canadian Borrowers shall be deemed to have requested that Wells Fargo, at its election, (x) issue the requested Canadian Letter of Credit or (y) (A) cause an Underlying Issuer to issue an Underlying Letter of Credit on terms consistent with the Canadian Letter of Credit so requested, and (B) issue a Reimbursement Undertaking with respect to such Underlying Letter of Credit. In connection with any Underlying Letter of Credit, each reference to the issuance of a Canadian Letter of Credit set forth herein shall be deemed to refer to the issuance of a Reimbursement Undertaking by Wells Fargo. Wells Fargo, in its capacity as issuer of a Reimbursement Undertaking, shall have all of the rights of, and shall be deemed to be, a Canadian Issuing Bank for all purposes under this Agreement and each reference to a Letter of Credit or Canadian Letter of Credit hereunder shall, unless the context requires otherwise, be deemed to include all Reimbursement Undertakings including, without limitation, for purposes of calculating the Canadian Letter of Credit Fee, Canadian Letter of Credit Usage and Canadian Letter of Credit Exposure. It is expressly understood and agreed that (x) no Underlying Issuer constitutes an Issuing Bank or Lender hereunder and that no Underlying Issuer shall have any rights hereunder, and (y) the Underlying Letters of Credit do not constitute Letters of Credit hereunder. For the avoidance of doubt, Wells Fargo shall have no obligation to arrange for an Underlying Letter of Credit and issue a Reimbursement Undertaking hereunder if it would not be obligated to issue a Canadian Letter of Credit pursuant to this Section 2.11.

2.12 Interest Rate Election for Contract Rate Loans.

(a) Interest Rate Election.

(i) Each Advance initially shall be of the Type specified in the applicable request for Advance made in accordance with Section 2.2(a) and, if applicable, shall have an initial Interest Period as specified in such Advance request. Thereafter, any Borrower may elect to convert such Advance to a different Type (to the extent available for the Type of Advance) or to continue such Advance and, in the case of an Advance of Contract Rate Loans of any Type, may elect Interest Periods therefor, all as provided herein. Any Borrower (or the Borrower Representative on behalf of such Borrower) may elect different options with respect to different portions of the affected Advance, and the Loans comprising each such portion shall be considered a separate Advance. This Section shall not apply to Swingline Loans or Special Advances, which may not be so converted or continued. Interest on Contract Rate Loans (including LIBOR Rate Loans and BA Rate Loans as described above) shall be payable on the Interest Payment applicable thereto.

(ii) To make an election pursuant to this Section, any Borrower (or the Borrower Representative on behalf of such Borrower) shall notify the Administrative Agent in writing of such election by the time that an Advance request would be required under Section 2.2 if any Borrower (or the Borrower Representative on behalf of such Borrower) was requesting an Advance of Loans of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable. At the Administrative Agent’s election, in lieu of giving an Interest Election Request in writing, any Responsible Officer may give the Administrative Agent telephonic notice of such Interest Election Request. In such circumstance, any Borrower (or the Borrower Representative on behalf of such Borrower) agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of such request.

(iii) Each telephonic and written Interest Election Request shall specify the following information:

(A) the Advance to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Advance);

(B) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(C) the Applicable Currency for the requested Advance and whether the requested Advance is a U.S. Advance or a Canadian Advance; and

(D) if the resulting Advance is comprised of Contract Rate Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests an Advance of Contract Rate Loans, but does not specify an Interest Period, then the Appropriate Borrowers shall be deemed to have selected an Interest Period of one month’s duration (or 30 days’ duration in the case of BA Rate Loans).

(iv) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Appropriate Lender of the details thereof and of such Appropriate Lender’s portion of each resulting Advance.

(v) If any Borrower (or the Borrower Representative on behalf of such Borrower) fails to deliver a timely Interest Election Request with respect to a Contract Rate Loan prior to the end of the Interest Period applicable thereto, then, unless, such Advance is repaid as provided herein, at the end of such Interest Period, (i) if such Loan is a LIBOR Rate Loan for the account of the U.S. Borrowers or the Canadian Borrowers, such Loan shall be converted to a U.S. Base Rate Loan or a Canadian Base Rate Loan, as applicable, (ii) if such Loan is a BA Rate Loan, such Loan shall be converted to a Canadian Prime Rate Loan, and (iii) if such Loan is any other Type of Contract Rate Loan, such Loan shall be converted (or continued, as applicable) into a Loan of the same Type with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then (A) no outstanding Advance of LIBOR Rate Loans for the account of the U.S. Borrowers or the Canadian Borrowers may be converted to or continued as LIBOR Rate Loans, (B) no Advance denominated in U.S. Dollars for the account of the U.S. Borrowers or the Canadian Borrowers may be made as LIBOR Rate Loans, (C) no outstanding Advance of BA Rate Loans for the account of the Canadian Borrowers may be converted to or continued as BA Rate Loans, (D) no Advance denominated in Canadian Dollars for the account of the Canadian Borrowers may be made as BA Rate Loans, and (D) unless repaid, (1) each LIBOR Rate Loan for the account of the U.S. Borrowers or the Canadian Borrowers shall be converted to a U.S. Base Rate Loan or Canadian Base Rate Loan, as applicable, at the end of the Interest Period applicable thereto, (2) each BA Rate Loan shall be converted to a Canadian Prime Rate Loan as the end of the Interest Period applicable thereto, and (3) each other Contract Rate Loan shall be continued as a Loan of the same Type with an Interest Period of one month.

(vi) Unless the Administrative Agent, in its sole discretion, agrees otherwise, the Borrowers shall have not more than 10 Contract Rate Loans of any Type in effect under the U.S. Facility and 5 Contract Rate Loans of any Type in effect under the Canadian Facility at any given time. The Borrowers only may make an Interest Election Request for any proposed Contract Rate Loan of at least $1,000,000 or Cdn$1,000,000, as applicable.

(b) Conversion. The Borrowers may convert Contract Rate Loans at any time; provided, that in the event that Contract Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by the Administrative Agent of any payments or proceeds of Collateral in accordance with Section 2.3(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Finance Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold the Administrative Agent and Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(a)(vi).

(c) Special Provisions Applicable to Contract Rates.

(i) Each Contract Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the applicable Contract Rate. In any such event, the affected Lender shall give the Borrower Representative and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower Representative may, by notice to such affected Lender (A) require such Lender to furnish to the Borrower Representative a statement setting forth in reasonable detail the basis for adjusting such Contract Rate and the method for determining the amount of such adjustment, or (B) repay the Contract Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.11(a)(vi)).

(ii) In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Contract Rate Loans of any Type or to continue such funding or maintaining, or to determine or charge interest rates at any Contract Rate, such

Lender shall give notice of such changed circumstances to the Administrative Agent and the Borrower Representative and the Administrative Agent promptly shall transmit the notice to each other Lender and (y) in the case of any applicable Contract Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Contract Rate Loans, and interest upon the Contract Rate Loans of such Lender thereafter shall accrue interest (A) at the rate then applicable to (1) U.S. Base Rate Loans (in the case of LIBOR Rate Loans for the account of the U.S. Borrowers), (2) Canadian Base Rate Loans (in the case of LIBOR Rate Loans for the account of the Canadian Borrowers), or (3) Canadian Prime Rate Loans (in the case of BA Rate Loans), or (B) such alternative rate of interest as reasonably determined by the Administrative Agent (in the case of any other Contract Rate Loans), and (z) the Borrowers shall not be entitled to elect to borrow Contract Rate Loans or convert other Loans into Contract Rate Loans until such Lender determines that it would no longer be unlawful or impractical to do so.

(d) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither the Administrative Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Finance Obligation as to which interest accrues at any Contract Rate.

2.13 Capital Requirements.

(a) If, after the date hereof, any Issuing Bank or any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or liquidity requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Issuing Bank or such Lender or their respective parent bank holding companies with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Issuing Bank’s or such Lender’s or such holding companies’ capital as a consequence of such Issuing Bank’s or such Lender’s Commitments hereunder to a level below that which such Issuing Bank or such Lender or such holding companies could have achieved but for such adoption, change, or compliance (taking into consideration such Issuing Bank’s or such Lender’s or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Issuing Bank or such Lender to be material, then Issuing Bank or such Lender, as the case may be, may notify the Borrowers and the Administrative Agent thereof. Following receipt of such notice, the Borrowers agree to pay such Issuing Bank or such Lender, as the case may be, on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail such Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Issuing Bank or such Lender, as the case may be, may use any reasonable averaging and attribution methods. Failure or delay on the part of any Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Issuing Bank’s or such Lender’s right to demand such compensation; provided that (i) the Borrowers shall not be required to compensate any Issuing Bank or any Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Issuing Bank or such Lender notifies the Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Issuing Bank’s or such Lender’s intention to claim compensation therefor; provided, further, that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof, and (ii) no Borrower shall be required to compensate any Issuing Bank or any Lender pursuant to this clause (a) to the extent Issuing Bank or such Lender has been adequately compensated for any such reduction or increased cost.

(b) The Borrowers shall, upon demand from any member of the Lender Group, pay to such Person, the amount of (i) any loss or cost or increased cost incurred by such Person, (ii) any reduction in any amount payable to or in the effective return on the capital to such Person, (iii) any interest or any other return, including principal, foregone by such Person as a result of the introduction of, change over to or operation of the Canadian Dollar or the Euro, or (iv) any currency exchange loss that such Person sustains, in each case of clauses (i) through (iv), as a result of any payment being made by any Borrower in a currency other than that originally extended to such Borrower. A certificate of the Administrative Agent setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such member of the Lender Group or shall be conclusively presumed to be correct save for manifest error.

(c) Notwithstanding anything herein to the contrary, the (i) issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of Section 2.12 and Section 2.13 and the protection of Section 2.12 and Section 2.13 shall be available to each Lender and each Issuing Bank (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or the Issuing Banks affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender or Issuing Bank shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender or such Issuing Bank (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

(d) This Section 2.13 shall not apply to any increased costs or reduction of the rate of return on capital attributable to Taxes.

2.14 Currencies. The U.S. Advances and other U.S. Finance Obligations (unless such other U.S. Finance Obligations expressly provide otherwise) shall be made and repaid in U.S. Dollars or Euros. The Canadian Advances and other Canadian Finance Obligations (unless such other Canadian Finance Obligations expressly provide otherwise) shall be made and repaid in Canadian Dollars or U.S. Dollars. All Finance Obligations denominated in an Applicable Currency shall be repaid in such Applicable Currency.

2.15 Joint and Several Liabilities of the Borrowers.

(a) U.S. Facility.

(i) Each U.S. Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each U.S. Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the U.S. Finance Obligations.

(ii) Each U.S. Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety and guarantor but also as a co-debtor, joint and several liability with the other U.S. Borrowers, with respect to the payment and performance of all of the U.S. Finance Obligations (including any U.S. Finance Obligations arising under this Section 2.15(a)), it being the intention of the parties hereto that all the U.S. Finance Obligations shall be the joint and several obligations of each the U.S. Borrower without preferences or distinction among them.

(iii) If and to the extent that any U.S. Borrower shall fail to make any payment with respect to any of the U.S. Finance Obligations as and when due or to perform any of the U.S. Finance Obligations in accordance with the terms thereof, then in each such event the other U.S. Borrowers will make such payment with respect to, or perform, such U.S. Finance Obligation until such time as all of the U.S. Finance Obligations are paid in full.

(iv) The obligations of each U.S. Borrower under the provisions of this Section 2.15(a) constitute the absolute and unconditional, full recourse obligations of each Borrower enforceable against each U.S. Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(a)(iv)) or any other circumstances whatsoever.

(v) Except as otherwise expressly provided in this Agreement, each U.S. Borrower hereby waives notice of acceptance of its joint and several liability, notice of extensions of credit under U.S. Advances or U.S. Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the U.S. Revolving Lenders under or in respect of any of the U.S. Finance Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each U.S. Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the U.S. Finance Obligations, the acceptance of any payment of any of the U.S. Finance Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the U.S. Revolving Lenders at any time or times in respect of any default by any U.S. Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the U.S. Revolving Lenders in respect of any of the U.S. Finance Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the U.S. Finance Obligations or the addition, substitution or release, in whole or in part, of any U.S. Borrower. Without limiting the generality of the foregoing, each U.S. Borrower assents to any other action or delay in acting or failure to act on the part of any the Administrative Agent or U.S. Revolving Lender with respect to the failure by any U.S. Borrower to comply with any of its respective obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15(a) afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its obligations under this Section 2.15(a), it being the intention of each U.S. Borrower that, so long as any of the U.S. Finance Obligations hereunder remain unsatisfied, the obligations of each U.S. Borrower under this Section 2.15(a) shall not be discharged except by performance and then only to the extent of such performance. The obligations of each U.S. Borrower under this Section 2.15(a) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other U.S. Borrower, the Administrative Agent or any U.S. Revolving Lender.

(vi) Each U.S. Borrower represents and warrants to the Administrative Agent and the U.S. Revolving Lenders that such U.S. Borrower is currently informed of the financial condition of the U.S. Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the U.S. Finance Obligations. Each U.S. Borrower further represents and warrants to the Administrative Agent and the U.S. Revolving Lenders that such U.S. Borrower has read and understands the terms and conditions of the Loan Documents. Each U.S. Borrower hereby covenants that such U.S. Borrower will continue to keep informed of the U.S. Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the U.S. Finance Obligations.

(vii) The provisions of this Section 2.15(a) are made for the benefit of the Administrative Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the U.S. Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any U.S. Borrower or to exhaust any remedies available to it or them against any U.S. Borrower or to resort to any other source or means of obtaining payment of any of the U.S. Finance Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15(a) shall remain in effect until all of the U.S. Finance Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the U.S. Finance Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any U.S. Revolving Lender upon the insolvency, bankruptcy or reorganization of any U.S. Borrower, or otherwise, the provisions of this Section 2.15(a) will forthwith be reinstated in effect, as though such payment had not been made.

(viii) Each U.S. Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the U.S. Revolving Lenders with respect to any of the U.S. Finance Obligations or any collateral security therefor until such time as all of the Finance Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any the Administrative Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the obligations arising hereunder or thereunder, to the prior payment in full in cash of the U.S. Finance Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any U.S. Borrower, its debts or its assets, whether voluntary or involuntary, all such U.S. Finance Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other U.S. Borrower therefor.

(ix) Each U.S. Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such U.S. Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other U.S. Borrower owing to such U.S. Borrower until the U.S. Finance Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such U.S. Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such U.S. Borrower as trustee for the Administrative Agent, and such U.S. Borrower shall deliver any such amounts to the Administrative Agent for application to the U.S. Finance Obligations in accordance with Section 2.3(b).

(b) Canadian Facility.

(i) Each Canadian Borrower is accepting joint and several liability hereunder and under the other Loan Documents for the Canadian Finance Obligations in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Canadian Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Canadian Finance Obligations.

(ii) Each Canadian Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety and a guarantor but also as a co-debtor, joint and several liability with the other Canadian Borrowers, with respect to the payment and performance of all of the Canadian Finance Obligations (including any Canadian Finance Obligations arising under this Section 2.15(b)), it being the intention of the parties hereto that all the Canadian Finance Obligations shall be the joint and several obligations of each the Canadian Borrower without preferences or distinction among them.

(iii) If and to the extent that any Canadian Borrower shall fail to make any payment with respect to any of the Canadian Finance Obligations as and when due or to perform any of the Canadian Finance Obligations in accordance with the terms thereof, then in each such event the other Canadian Borrowers will make such payment with respect to, or perform, such Canadian Finance Obligation until such time as all of the Canadian Finance Obligations are paid in full.

(iv) The obligations of each Canadian Borrower under the provisions of this Section 2.15(b) constitute the absolute and unconditional, full recourse obligations of each Borrower enforceable against each Canadian Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(b)(iv)) or any other circumstances whatsoever.

(v) Except as otherwise expressly provided in this Agreement, each Canadian Borrower hereby waives notice of acceptance of its joint and several liability, notice of extensions of credit under Canadian Advances or Canadian Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Canadian Revolving Lenders under or in respect of any of the Canadian Finance Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Canadian Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Canadian Finance Obligations, the acceptance of any payment of any of the Canadian Finance Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Canadian Revolving Lenders at any time or times in respect of any default by any Canadian Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Canadian Revolving Lenders in respect of any of the Canadian Finance Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Canadian Finance Obligations or the addition, substitution or release, in whole or in part, of any Canadian Borrower. Without limiting the generality of the foregoing, each Canadian Borrower assents to any other action or delay in acting or failure to act on the part of any the Administrative Agent or Canadian Revolving Lender with respect to the failure by any Canadian Borrower to comply with any of its respective obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15(b) afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its obligations under this Section 2.15(b), it being the intention of each Canadian Borrower that, so long as any of the Canadian Finance Obligations hereunder remain unsatisfied, the obligations of each Canadian Borrower under this Section 2.15(b) shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Canadian Borrower under this Section 2.15(b) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Canadian Borrower, the Administrative Agent or any Canadian Revolving Lender.

(vi) Each Canadian Borrower represents and warrants to the Administrative Agent and the Canadian Revolving Lenders that such Canadian Borrower is currently informed of the financial condition of the Canadian Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Canadian Finance Obligations. Each Canadian Borrower further represents and warrants to the Administrative Agent and the Canadian Revolving Lenders that such Canadian Borrower has read and understands the terms and conditions of the Loan Documents. Each Canadian Borrower hereby covenants that such Canadian Borrower will continue to keep informed of the Canadian Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Canadian Finance Obligations.

(vii) The provisions of this Section 2.15(b) are made for the benefit of the Administrative Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Canadian Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Canadian Borrower or to exhaust any remedies available to it or them against any Canadian Borrower or to resort to any other source or means of obtaining payment of any of the Canadian Finance Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15(b) shall remain in effect until all of the Canadian Finance Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Canadian Finance Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Canadian Revolving Lender upon the insolvency, bankruptcy or reorganization of any Canadian Borrower, or otherwise, the provisions of this Section 2.15(b) will forthwith be reinstated in effect, as though such payment had not been made.

(viii) Each Canadian Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the Canadian Revolving Lenders with respect to any of the Canadian Finance Obligations or any collateral security therefor until such time as all of the Finance

Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any the Administrative Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the obligations arising hereunder or thereunder, to the prior payment in full in cash of the Canadian Finance Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Canadian Borrower, its debts or its assets, whether voluntary or involuntary, all such Canadian Finance Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Canadian Borrower therefor.

(ix) Each Canadian Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Canadian Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Canadian Borrower owing to such Canadian Borrower until the Canadian Finance Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Canadian Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Canadian Borrower as trustee for the Administrative Agent, and such Canadian Borrower shall deliver any such amounts to the Administrative Agent for application to the Canadian Finance Obligations in accordance with Section 2.3(b).

2.16 Reserved.

2.17 Circumstances Affecting Euro Availability. In connection with any request for an Advance denominated in Euro (“Euro Extensions”) or a continuation or extension thereof, if the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any U.S. Revolving Lender (or the applicable lending office of such U.S. Revolving Lender) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, shall make it unlawful or impossible for any U.S. Revolving Lender (or any of their applicable lending office) to honor its obligations to make or maintain any Euro Extensions, then the Administrative Agent shall promptly give notice thereof to the Borrower Representative and the other U.S. Revolving Lenders. Thereafter, until the Administrative Agent notifies the Borrower Representative that such circumstances no longer exist, the obligation of such U.S. Revolving Lender to make Euro Extensions or any continuation or extension thereof, as applicable, shall be suspended until such U.S. Revolving Lender determines that it would no longer be unlawful or impractical to do so, provided, that the U.S. Borrowers shall continue to be entitled to make elections for Euro Extensions from any other U.S. Revolving Lenders; and the U.S. Borrowers shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of such Euro Extensions, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Euro Extensions, or (ii) convert the then outstanding principal amount of each such Euro Extensions to a U.S. Advance denominated in U.S. Dollars; provided, that if the U.S. Borrowers elect to make such conversion, the U.S. Borrowers shall pay to the Administrative Agent and the U.S. Revolving Lenders any and all costs, fees and other expenses, if any, incurred by the Administrative Agent and the U.S. Revolving Lenders in effecting such conversion.

2.18 Taxes.

(a) All payments made by the Loan Parties under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, including any penalties, interest and additional amounts with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, “Taxes”), excluding (i) net income Taxes and franchise taxes (which franchise taxes are imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) branch profits taxes imposed on the Administrative Agent or any Lender by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above, (iii) United States or Canadian withholding Taxes to the extent imposed on amounts payable to any Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment, if any) to receive additional amounts from the Loan Parties with respect to such Taxes pursuant to this paragraph (a), (iv) Taxes that are attributable to a Lender’s failure to comply with the requirements of paragraph (d), (e) or (g) of this Section 2.18, (v) United States federal withholding Taxes imposed by sections 1471 through 1474 of the Code as in existence on the date of this Agreement (and any amended or successor versions of such provisions that are substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder and official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (“FATCA”), (vi) any Taxes under Part XIII of the Income Tax Act (Canada) as in existence on the date of this Agreement (and any amended or successor versions of such provisions that are substantially comparable and not materially more onerous to comply with) (the “Tax Act”) on, or deducted or withheld from, any payments or deemed payments to the Administrative Agent or any Lender by reason of it being a Person with whom any Loan Party does not deal at arm’s length for the purposes of the Tax Act at the time of making such payment or by reason of any Loan Party being obligated to make any payments to any such Person in respect of a Loan, and (vii) any Taxes on, or deducted or withheld from, any payment to the Administrative Agent or any Lender by reason of such payment (or any portion thereof) being deemed to be a dividend pursuant to subsection 214(16) of the Tax Act or deemed to have been paid pursuant to subsection 214(17) of the Tax Act (such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, the “Non-Excluded Taxes”). If any Non-Excluded Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. The Loan Parties shall indemnify the Administrative Agent and each Lender within ten Business Days after written demand therefor (which written demand shall be made no later than 60 days after the earlier of (1) the date on which the Administrative Agent or the applicable Lender, as the case may be, received written demand for payment of the applicable Non-Excluded Taxes or Other Taxes from the relevant Governmental Authority or (2) the date on which the Administrative Agent or the applicable Lender, as the case may be, paid the applicable Non-Excluded Taxes or Other Taxes; provided, that failure or delay on the part of the Administrative Agent or the applicable Lender, as the case may be, to make such written demand shall not constitute a waiver of the right of the Administrative Agent or the applicable Lender, as the case may be, to demand indemnity and reimbursement for such Non-Excluded Taxes or Other Taxes, except to the extent that such failure or delay results in prejudice to the Loan Parties), for the full amount of any Non-Excluded Taxes or Other

Taxes (including Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) paid by such Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Statements payable by the Loan Parties pursuant to this Section 2.18 shall be submitted to the Borrower Representative at the address specified under Section 10.2.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Loan Parties, as promptly as possible thereafter the Borrower Representative shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Loan Parties showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent and each Lender (or Assignee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower Representative and the Administrative Agent two original copies of either U.S. Internal Revenue Service Form W-8BEN-E or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E-1 and a Form W-8BEN-E, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Loan Parties under this Agreement and the other Loan Documents; provided that, in the case of a Non-U.S. Lender that is not the beneficial owner, such Non-U.S. Lender shall deliver to the Borrower Representative and the Administrative Agent two executed original copies of U.S. Internal Revenue Service Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN-E, a statement substantially in the form of Exhibit E-2 or Exhibit E-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable (in each case, or any subsequent versions thereof or successors thereto); provided, further, that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” such Non-U.S. Lender may provide a statement substantially in the form of Exhibit E-4 on behalf of each such direct or indirect partner). The Administrative Agent and any Lender (or Assignee) that is not a Non-U.S. Lender shall deliver to the Borrower Representative and the Administrative Agent two original copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Person claiming complete exemption from backup withholding on all payments by the Loan Parties under this Agreement and the other Loan Documents. The forms and certification referenced in the previous two sentences (the “Forms”) shall be delivered by the Administrative Agent and each Lender on or before the date it becomes a party to this Agreement. In addition, the Administrative Agent and each Lender shall deliver the Forms promptly upon the obsolescence or invalidity of any Forms previously delivered by the Administrative Agent and such Lender and upon the written request of the Borrower Representative or the Administrative Agent. The Administrative Agent and each Lender shall promptly notify the Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered Form to the Borrower Representative (or any other form or certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph (d), the Administrative Agent and each Lender shall not be required to deliver any Form pursuant to this paragraph (d) that the Administrative Agent and such Lender is not legally able to deliver.

(e) The Administrative Agent and each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that the Administrative Agent or such Lender, as applicable, is legally entitled to complete, execute and deliver such documentation and in the Administrative Agent’s or such Lender’s judgment, as applicable, such completion, execution or submission would not materially prejudice the legal position of the Administrative Agent and such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to the Loan Parties (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.18 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Parties, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Loan Parties pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower Representative or any other Person.

(g) If a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent and such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i) For purposes of this Section 2.18, the term Lender shall include each Issuing Bank and the Swingline Lender.

2.19 Indemnity. In connection with each Contract Rate Loan under any Facility, the Appropriate Borrowers shall indemnify, defend, and hold the Administrative Agent and the Appropriate Lenders harmless against any loss, cost, or expense actually incurred by the Administrative Agent or any Appropriate Lender as a result of (A) the payment of any principal of any Contract Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any Contract Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any Contract Rate Loan on the date specified in any Interest Election Request received by the Administrative Agent delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of the Administrative Agent or a Lender delivered to the Borrower Representative setting forth in reasonable detail any amount or amounts that the Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.19 shall be conclusive absent manifest error. The Appropriate Borrowers shall pay such amount to the Administrative Agent or such Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a Contract Rate Loan under any Facility on a day other than the last day of the applicable Interest Period would result in a Funding Loss, the Administrative Agent may, in its sole discretion at the request of the Borrower Representative, hold the amount of such payment as cash collateral in support of the Finance Obligations under such Facility until the last day of such Interest Period and apply such amounts to the payment of the applicable Contract Rate Loan on such last day, it being agreed that the Administrative Agent has no obligation to so defer the application of payments to any Contract Rate Loan and that, in the event that the Administrative Agent does not defer such application, the Appropriate Borrowers shall be obligated to pay any resulting Funding Losses.

2.20 Lending Office.

(a) Designation of Lending Office. Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected in Section 2.13, one or more lending offices (which, for this purpose, may include Affiliates or branches of the respective Lender) for the various Loans made, and Letters of Credit issued or participated in, by such Lender (including by designating a separate lending office (or branch or Affiliate) to act as such with respect to Loans and Letters of Credit denominated in Applicable Currencies other than U.S. Dollars; provided, that, for designations made after the Closing Date, to the extent such designation shall result in increased costs under Section 2.13 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and branch or Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such, subject to all of the requirements and limitations herein). Wells Fargo hereby designates Wells Fargo London as its lending office for U.S. Advances denominated in Euros made by Wells Fargo.

(b) Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(l), 2.11(l), 2.12(c)(ii), 2.13(a) or 2.18(a) with respect to such Lender, it will, if requested by the Borrower Representative, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.10(l), 2.11(l), 2.12(c)(ii), 2.13(a) or 2.18(a).

2.21 Replacement of Lenders. The Borrower Representative shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10(l), 2.11(l), 2.12(c)(ii), 2.13(a) or 2.18(a), (or with respect to which the Borrowers are required to pay additional amounts or indemnity payments pursuant to such sections), (b) becomes a Defaulting Lender or otherwise defaults in its obligation to make Loans hereunder or (c) has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.1 that requires the consent of all Lenders or all Lenders under a particular Facility or each Lender affected thereby and which has been approved by the Required Lenders as provided in Section 10.1, with a Lender or Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of clause (a), prior to any such replacement, such Lender shall have taken no action under Section 2.20 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.10(l), 2.11(l), 2.12(c)(ii), 2.13(a) or 2.18(a), (iii) the replacement financial institution or other Eligible Assignee shall purchase, at par, all Loans and other amounts (or, in the case of clause (c) as it relates to provisions affecting a particular Facility, Loans or other amounts owing under such Facility) owing to such replaced Lender on or prior to the date of replacement, (iv) the relevant Borrower shall be liable to such replaced Lender under Section 2.19 if any Contract Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or other Eligible Assignee, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 10.6, (vii) until such time as such replacement shall be consummated, the relevant Borrower shall pay all additional amounts (if any) required pursuant to Section 2.10(l), 2.11(l), 2.12(c)(ii), 2.13(a) or 2.18(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. Upon any such assignment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof (or, in the case of clause (c) as it relates to provisions affecting a particular Facility, a Lender under such Facility); provided that any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender. Each Lender, the Administrative Agent and each Borrower agrees that in connection with the replacement of a Lender and upon payment to such replaced Lender of all amounts required to be paid under this Section 2.21, the Administrative Agent and the Borrowers shall be authorized, without the need for additional consent from such replaced Lender, to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent or the Borrowers and, to the extent required under Section 10.6, the Borrowers and the Swingline Lender and the Issuing Banks, shall be effective for purposes of this Section 2.21 and Section 10.6. Notwithstanding anything to the contrary in this Section 2.21, in the event that a Lender that holds Loans or Commitments under more than one Facility does not agree to a proposed amendment, supplement, modification, consent or waiver which requires the consent of all Lenders under a particular Facility, the Borrower Representative shall be permitted to replace the non-consenting Lender with respect to the affected Facility and may, but shall not be required to, replace such Lender with respect to any unaffected Facilities.

2.22 Notes. If so requested by any Lender by written notice to the Borrower Representative (with a copy to the Administrative Agent), the relevant Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower Representative’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.23 Incremental Commitments.

(a) The Borrower Representative may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of the Commitments (each such increase, a “Commitment Increase” and any Lender making such a commitment, an “Incremental Lender”), which may be allocated to the Maximum U.S. Credit Amount and/or the Maximum Canadian Credit Amount at the discretion of the Borrower Representative upon notice to the Administrative Agent; provided that:

(i) after giving effect to any such Commitment Increase, the aggregate amount of Commitment Increases shall not exceed an amount equal to $100,000,000;

(ii) extensions of credit or other obligations of the Loan Parties under any Commitment Increase shall rank pari passu in right of payment and of security with the other extensions of credit and obligations of the Loan Parties hereunder;

(iii) Commitments under any Commitment Increase shall not terminate, and amounts advanced under any Commitment Increase shall not mature, earlier than the Revolving Termination Date;

(iv) all Commitments under any Commitment Increase (and extensions of credit thereunder) shall be subject to the terms and conditions (other than fees) applicable to Advances, Loans, Letters of Credit and Commitments hereunder; and

(v) no Default or Event of Default (or, in connection with a Limited Condition Transaction, no Default or Event of Default under Section 8.1(a) or 8.1(g)) shall exist on the Incremental Closing Date with respect to any Incremental Amendment entered into in connection therewith (and after giving effect to any Advances made thereunder).

(b) Each notice from the Borrower Representative to the Administrative Agent pursuant to Section 2.23(a) shall set forth the requested amount and proposed terms of the relevant Commitment Increase. All fees applicable to a Commitment Increase shall be determined by the Borrower Representative, the Administrative Agent and the Lenders participating in such Commitment Increase.

(c) Commitment Increases may be provided by any existing Lender or any Additional Lender (provided that no Lender shall be obligated to provide a portion of any Commitment Increase without such Lender’s prior written consent and nothing in this Section 2.23 shall constitute a commitment by any Lender to provide a portion of any such Commitment Increase), in each case on terms permitted in this Section 2.23; provided that the Administrative Agent and the Issuing Banks shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s providing such Commitment Increases if such consent would be required under Section 10.6(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender; provided, further, that the Issuing Banks shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to any Commitment Increase provided by any Additional Lender. Commitments in respect of Commitment Increases shall become Commitments, U.S. Revolving Commitments and/or Canadian Revolving Commitments, as applicable (or in the case of a Commitment Increase to be provided by an existing Lender, an increase in such Lender’s Commitment, U.S. Revolving Commitment and/or Canadian Revolving Commitment, as applicable), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the relevant Borrowers, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be (unless waived by the Additional Lender) subject to the satisfaction of each of the conditions set forth in Section 4.2 (it being understood that all references to the date of such extension of credit or similar language in Section 4.2 shall be deemed to refer to the Incremental Closing Date) and such other conditions as the parties thereto shall agree (the effective date of any such Incremental Amendment, an “Incremental Closing Date”). U.S. Advances, Canadian Advances, U.S. Letters of Credit and Canadian Letters of Credit provided under any Commitment Increase shall constitute “U.S. Advances,” “Canadian Advances,” “U.S. Letters of Credit” and “Canadian Letters of Credit” hereunder and shall be subject to all the terms and conditions set forth herein.

(d) Upon each increase in Revolving Commitments under a Facility pursuant to this Section, each Revolving Lender under such Facility immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Commitment Increase (each a “Commitment Increase Lender”) in respect of such increase, and each such Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each such Revolving Lender (including each such Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and if, on the date of such increase, there are any Advances outstanding, such Advances shall on or prior to the effectiveness of such Commitment Increase either be prepaid from the proceeds of additional Advances made hereunder or assigned to a Commitment Increase Lender (in each case, reflecting such increase in Commitments, such that Advances are held ratably in accordance with each Revolving Lender’s Pro Rata Share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Advances being prepaid and any costs incurred by any Lender in accordance with Section 2.19. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) Notwithstanding anything to the contrary herein, this Section 2.23 shall supersede any provisions in Section 10.1 to the contrary.

2.24 Extension Offers.

(a) The Borrower Representative may, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders under one or more Facilities on the same terms to each such Lender (each Class subject to such an Extension Offer, a “Specified Class”) to extend the Revolving Termination Date as to such Specified Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower Representative; provided that (i) any such offer shall be made by the Borrower Representative to all Lenders with Commitments with a like Revolving Termination Date on a pro rata basis (based on the aggregate outstanding amount of the applicable Commitments), (ii) no Default or Event of Default shall have occurred and be continuing at the time of any such offer, (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower Representative and (iv) the relevant Issuing Bank and the relevant Swingline Lender shall have approved such Permitted Extension. Such notice shall set forth (i) the terms and conditions of the requested Permitted Extension and (ii) the date on which such Permitted Extension is requested to become effective (which shall not be less than five Business Days nor more than 45 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent); provided that, notwithstanding anything to the contrary, (x) assignments and participations of Specified Classes shall be governed by the same or, at the Borrower Representative’s discretion, more restrictive assignment and participation provisions than those set forth in Section 10.6, and (y) no termination of Commitments of the Specified Classes shall be permitted unless such termination is accompanied by an at least pro rata termination of all earlier maturing Commitments (including previously extended Commitments) (or all earlier maturing Commitments (including previously extended Commitments) shall otherwise be or have been terminated and all underlying Finance Obligations repaid in full (or Collateralized, as applicable)). Permitted Extensions shall become effective only with respect to the Commitments of the Lenders of the Specified Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Extension Offer.

(b) A Permitted Extension shall be effected pursuant to an amendment to this Agreement (an “Extension Agreement”) executed and delivered by the Borrowers, each applicable Extending Lender and the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. No Extension Agreement shall provide for any extension of any Specified Class in an aggregate principal amount that is less than 25% of such Specified Class then outstanding or committed, as the case may be. Each Extension Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower Representative, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that (x) no Extension Agreement may provide for (i) any Specified Class to be secured by any Collateral or other assets of any Group Member that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Loans on a pro rata basis, (y) except as otherwise agreed to by the relevant Issuing Bank, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new “Class” and the remaining Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Commitments and (ii) the Revolving Termination Date may not be extended without the prior written consent of the relevant Issuing Bank, and (z) the terms and conditions of the applicable Loans and/or Commitments of the Accepting Lenders (excluding pricing, fees, rate floors and optional prepayment or redemption terms) shall be substantially identical to, or (taken as a whole) shall be no more favorable to, the Accepting Lenders than those applicable to the Specified Class (except for financial covenants or other covenants or provisions applicable only to periods after the Revolving Termination Date at the time of such Extension Offer, as may be agreed by the Borrower Representative and the Accepting Lenders).

(c) Subject to Section 2.24(b), the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension Agreement that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Representative’s sole discretion and may be waived by the Borrower Representative) of Commitments of any or all applicable Classes be extended.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 2.24 shall supersede any provisions in Section 10.1 to the contrary.

2.25 Additional Borrowers. The Borrower Representative may designate any wholly-owned Domestic Subsidiary that is a Restricted Subsidiary as a U.S. Borrower (each, a “Joining U.S. Borrower”) or any wholly-owned Subsidiary that is a Restricted Subsidiary organized under the laws of Canada or any province thereof as a Canadian Borrower (each, a “Joining Canadian Borrower”), in each case subject to (a) the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and (b) the receipt by the Administrative Agent of (i) amendments to this Agreement and the relevant Security Agreements as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Joining Borrower, (ii) the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Joining Borrower, (iii) a counterpart of the Borrower Joinder Agreement, signed on behalf of the Joining Borrower (or a PDF or facsimile copy thereof) and a joinder agreement to the relevant Security Agreement, substantially in the form annexed thereto, (iv) a certificate of such Joining Borrower, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments and (v) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

2.26 Obligations of the Canadian Loan Party. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Excluded Domestic Subsidiary or Foreign Subsidiary shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any obligations of any U.S. Loan Party or any Canadian Loan Party that is disregarded as separate from any U.S. Loan Party or Domestic Subsidiary for U.S. Federal income tax purposes (including, without limitation, principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other obligations of any U.S. Loan Party) under this Agreement or any other Loan Document.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Loan Party hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition.

(a) The unaudited balance sheets and related unaudited combined statements of income and comprehensive income and statement of cash flows related to the Company for the fiscal quarter ended June 28, 2014 present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at such applicable date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal quarters then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

(b) The audited balance sheets for the fiscal years ended December 31, 2013 and December 31, 2012 and related combined statements of income and comprehensive income and statements of cash flows related to the Company for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011, in each case reported on by and accompanied by an unqualified report as to going concern or scope of audit from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at such applicable date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Closing Date after giving effect to the Transactions and excluding obligations under the Loan Documents and the Term Loan Documents, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are required in conformity with GAAP to be disclosed therein and which are not reflected in the most recent financial statements referred to in this paragraph.

3.2 No Change. Since December 31, 2013, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and (where applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and (where applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of clauses (a) (as it relates to good standing), (c) and (d) above, to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations.

(a) Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions.

(b) No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.16. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions, except (x) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (y) the filings referred to in Section 3.16 and (iii) those, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

(c) Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each applicable Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings and guarantees hereunder and the use of the proceeds thereof will not violate any material Requirement of Law, any Contractual Obligation of any Group Member that is material to the Group Members, taken as a whole, or the Organizational Documents of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents and the Term Loan Documents). The consummation of the Transactions will not (a) violate (x) any Requirement of Law or any Contractual Obligation of any Group Member, except as would not reasonably be expected to have a Material Adverse Effect or (y) the Organizational Documents of any Loan Party and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents and the Term Loan Documents).

3.6 Litigation. No litigation, suit or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Group Member or against any of their respective properties, assets or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect.

3.7 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.7 and except where the failure to have such title or other interest could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.8 Intellectual Property. Except as could not, individually or in an aggregate, reasonably be expected to have a Material Adverse Effect, the Group Members own, or are licensed to use, all intellectual property necessary for the conduct in all material respects of the business of the Group Members, taken as a whole, as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any intellectual property or the validity or effectiveness of any Group Member’s intellectual property or alleging that the conduct of any Group Member’s business infringes or violates the rights of any Person, nor does any Group Member know of any valid basis for any such claim except for such claims that could not reasonably be expected to impair or interfere in any material respect with the operations of the business conducted by the Group Members, taken as a whole, or result in a Material Adverse Effect.

3.9 Taxes. Except as set forth on Schedule 3.9 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Group Member has filed or caused to be filed all tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); and (ii) no tax Lien has been filed, and, to the knowledge of any of the Group Members, no claim is being asserted, with respect to any such tax, fee or other charge.

3.10 Federal Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for the purpose of buying or carrying Margin Stock or for any purpose that violates the provisions of the regulations of the Board of Governors.

3.11 ERISA; Canadian Pension Plans.

(a) Neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Plan has been operated and maintained in compliance in all respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA. No such Multiemployer Plan is in Reorganization or Insolvent.

(b) The Canadian Borrowers and the Canadian Guarantors are in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each Canadian Pension Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. No Termination Event has occurred. As of the Closing Date, no Canadian Borrower nor any of the Canadian Guarantors has a Canadian Defined Benefit Plan. The Financial Services Commission of Ontario (“FSCO”) has not issued any default or other breach notices in respect of any Canadian Defined Benefit Plan. No Lien has arisen, choate or inchoate, in respect of any Canadian Borrower, Canadian Guarantor or their Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

3.12 Investment Company Act; Other Regulations. None of the Group Members is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. None of the Group Members is subject to regulation under any Requirement of Law (other than Regulation X of the Board of Governors) that limits its ability to incur Indebtedness.

3.13 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and (to the knowledge of the Group Members) have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of any Environmental Law;

(b) no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Loan Party have knowledge that any such notice is being threatened;

(c) Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of from the Properties in violation of, or in a manner or to a location that is reasonably expected to give rise to liability under, any Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) the Properties and all operations at the Properties are in compliance, and (to the knowledge of the Group Members) have in the past been in compliance, with all applicable Environmental Laws; and

(f) to the knowledge of the Group Members, there are no past or present conditions, events, circumstances, facts, or activities that would reasonably be expected to give rise to any liability or other obligation for any Group Member under any Environmental Laws; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

3.14 Accuracy of Information, etc. No statement or information concerning any Group Member or the Business contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained, as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

3.15 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no collective bargaining agreements covering the employees of the Loan Parties and their Domestic Subsidiaries or Multiemployer Plans covering the employees of any Loan Party or any of their Subsidiaries and (b) neither the Company nor any Restricted Subsidiary has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the five years prior to the Closing Date.

3.16 Security Documents.

(a) Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the relevant Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) the Capital Stock described in a Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction, including the PPSA (the “Certificated Securities”), when certificates representing such Capital Stock are delivered to the Administrative Agent (provided that, in the case of a jurisdiction outside the United States, applicable law provides for perfection of a lien on Certificated Securities by delivery of such Certificated Securities to a Secured Party), and (ii) in the case of the other Collateral not described in clause (i) constituting personal property described in the Security Agreements, when financing statements and other filings, agreements and actions specified on Schedule 3.16(a) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 3.16(a), as the case may be, the Administrative Agent, for the benefit of the relevant Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the relevant Finance Obligations, in each case prior and superior in right to any other Person (except, in the case of Permitted Priority Liens). Other than as set forth on Schedule 3.16(a), as of the Closing Date, none of the Capital Stock of any Borrower or Subsidiary Guarantor that is a limited liability company or partnership is a Certificated Security (as defined in the U.S. Security Agreement).

(b) Each of the Mortgages delivered on or after the Closing Date is, or upon execution and recording will be, effective to create in favor of the Administrative Agent, for the benefit of the relevant Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Finance Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Permitted Priority Liens. Schedule 1.1B lists, as of the Closing Date, each parcel of Material Property located in the United States and held by any Loan Party.

3.17 Solvency. As of the Closing Date, the Group Members, on a consolidated basis, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be and will continue to be, Solvent.

3.18 Patriot Act; FCPA; OFAC.

(a) To the extent applicable, each Loan Party and each Group Member is in compliance, in all material respects, with (i) the Patriot Act, (ii) Canadian AML Legislation, and (iii) each of the foreign assets control regulations administered by the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended).

(b) Each Loan Party and each Group Member is in compliance, in all material respects, with the U.S. Foreign Corrupt Practices Act, as amended from time to time and any other applicable anti-bribery or anti-corruption law. No part of the proceeds of the Loans will knowingly be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) No Loan Party or Group Member, nor to the knowledge of the Borrower Representative, any director, officer, agent, employee or Affiliate thereof, is any of the following:

(i) a Person that is listed in the annex to, or it otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or is currently subject to any U.S. economic sanctions administered by OFAC;

(vi) Person that is a Canadian Blocked Person or an affiliate of a Canadian Blocked Person; or

(vii) a Person who is on the “Financial Sanctions Consolidated List of Targets” administered and enforced by the governmental institutions and agencies of the United Kingdom and any other list or public designation made by any the United Nations Security Council, the European Union or other applicable Governmental Authority.

(d) The Borrowers will not knowingly directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. economic sanctions administered by OFAC or in any other manner that would result in any Group Member or any Lender being in breach of any applicable economic, financial or other sanctions laws, regulations or embargoes.

3.19 Status as Senior Indebtedness. The Finance Obligations under the Facility constitute “senior debt”, “senior indebtedness”, “guarantor senior debt”, “senior secured financing” and “designated senior indebtedness” (or any comparable term) for all Indebtedness (if any) that is subordinated in right of payment to the Finance Obligations.

3.20 Insurance. As of the Closing Date, all premiums in respect of insurance required to be maintained pursuant to Section 5.5 have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Loan Parties is customary for companies of a similar size engaged in similar businesses in similar locations

Notwithstanding anything herein or in any other Loan Document to the contrary, no officer of Holdings or any of its Subsidiaries shall have any personal liability in connection with the representations and warranties and other certifications in this Agreement or any other Loan Document.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. The agreement of each Lender and each Issuing Bank to make the initial extension of credit requested to be made by it under this Agreement on or after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by Holdings, each Borrower, each other Guarantor and each Person listed on Schedule 1.1A;

(ii) the Security Agreements, executed and delivered by Holdings, each Borrower and each other Guarantor, as applicable;

(iii) each other Security Document, executed and delivered by each applicable Loan Party;

(iv) each Note, executed and delivered by the relevant Borrower in favor of each Lender requesting the same;

(v) a perfection certificate with respect to each Loan Party duly executed by Responsible Officer of the Borrower Representative;

(vi) certificates of insurance policies and endorsements naming the Administrative Agent as additional insured or lender’s loss payee, as the case may be (including, without limitation, standard life of loan flood hazard determination forms and acknowledgments and if any property is located in a special flood hazard area (x) notices to (and confirmations of receipt by) such Loan Party as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994) all in form and substance reasonably satisfactory to the Administrative Agent; and

(vii) the ABL-Term Intercreditor Agreement, executed and delivered by the Loan Parties, the Collateral Agent and the Term Collateral Agent.

(b) Term Loans. The Term Loan Documents shall be in full force and effect and the Term Borrowers thereunder shall have received proceeds of Term Loans under the Term Credit Agreement in an aggregate principal amount of $775,000,000;

(c) Existing Debt Release/Repayment. The Existing Debt Release/Repayment shall have been or, substantially concurrently with the initial borrowings of the Term Loans, consummated, and after giving effect to the Transactions, the Group Members shall have outstanding no Indebtedness (other than (i) the Loans and supporting Letters of Credit, (ii) the Term Loans and (iii) Indebtedness permitted to be outstanding under Section 6.2(b) of this Agreement), and the Existing Debt Release/Repayment shall be evidenced by customary “payoff” letters.

(d) Financial Statements. The Lenders shall have received (a) audited balance sheets for the fiscal years ended December 31, 2013 and December 31, 2012 and related statements of income and comprehensive income and statements of cash flows related to the Company for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 and (b) unaudited balance sheets and related statements of income and comprehensive income and statement of cash flows related to the Company for the fiscal quarter ended June 28, 2014.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date, and all expenses required to be paid on the Closing Date for which reasonably detailed invoices have been presented (including the reasonable, fees and expenses of legal counsel to the Administrative Agent) to the Borrower Representative at least three Business Days prior to the Closing Date.

(f) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including certified organizational authorizations, resolutions, incumbency certifications, the certificate of incorporation or other similar Organizational Document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and bylaws or other similar Organizational Document of each Loan Party certified by a Responsible Officer as being in full force and effect on the Closing Date and (ii) a good standing certificate (long form, to the extent available) for each Loan Party from its jurisdiction of organization.

(g) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Fried, Frank, Harris, Shriver & Jacobson, LLP and Goodmans LLP, special counsel to the Loan Parties and executed legal opinions of each local counsel to the Loan Parties set forth on Schedule 4.1(f), each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(h) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received in accordance with the ABL-Term Intercreditor Agreement (i) the certificates representing the shares of Capital Stock constituting Collateral (to the extent certificated) required to be pledged to the Administrative Agent pursuant to the Security Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Security Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and PPSA financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Priority Liens), shall have been executed and delivered to the Administrative Agent in proper form for filing, registration or recordation.

(j) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, which demonstrates that the Company and the Restricted Subsidiaries, on a consolidated basis, are and, after giving effect to the Transactions and the other transactions contemplated hereby, will be and will continue to be, Solvent.

(k) Field Examinations. The Administrative Agent shall have completed pre-closing field examinations performed by the Administrative Agent (or a firm acceptable to Administrative Agent), the results of which are satisfactory to the Administrative Agent.

(l) Appraisals. The Administrative Agent shall have received appraisals from third-party appraisers satisfactory to the Administrative Agent covering Borrowing Base Equipment and Borrowing Base Real Property Collateral to be included in the U.S. Borrowing Base, in each case in form, and with results, satisfactory to the Administrative Agent.

(m) Patriot Act. The Administrative Agent and the Lenders (to the extent reasonably requested in writing at least 10 days prior to the Closing Date) shall have received, at least three Business Days prior to the Closing Date, all documentation and other information that the Administrative Agent reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and the Proceeds of Crime Act.

(n) Reserved.

(o) No Material Adverse Effect. Since December 31, 2013, there shall not have been any event, occurrence or development that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) Consolidated EBITDA. The Consolidated EBITDA of the Company for the most recently ended twelve-month period for which financial statements are available shall have not been less than $140,000,000.

(q) Global Excess Availability. Global Excess Availability after giving effect to the initial use of proceeds (including the payment of all fees and expenses) and all other amounts in connection with the Transactions shall not be less than $75,000,000 (without giving effect to clauses (e) and (f) of the definition of U.S. Borrowing Base and any Reserves specifically related thereto).

4.2 Conditions to Each Borrowing Date. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. The Administrative Agent and, if applicable, the relevant Issuing Bank or the Swingline Lender, shall have received notice from the Borrower Representative, which, if in writing, may be in the form of a Borrowing Request.

(d) Availability. After giving effect to the extensions of credit to be made on such date, the aggregate amount of Revolving Loans, Letters of Credit and Swingline Loans then outstanding in respect of any Facility shall not exceed the Loan Cap for such Facility.

Each borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, a Borrower hereunder shall constitute a representation and warranty by the Borrower Representative as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each Loan Party shall, and shall cause each Restricted Subsidiary to:

5.1 Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) as soon as available, but in any event within 90 days after the last day of each fiscal year of the Company ending thereafter, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and accompanied by each of (x) customary management discussion and analysis and (y) an opinion of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing, which opinion shall not be subject to qualification or exception as to scope or contain any “going concern” qualification or exception other than (i) a qualification solely with respect to, or resulting from, the maturity of any Loans under this Agreement or loans under the Term Loan Agreement occurring within one year from the time such opinion is delivered or (ii) an explanatory paragraph solely with respect to, or resulting from, any potential inability to satisfy a financial covenant under Section 6.1 of this Agreement on a future date or for a future period (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K of the Company (or any direct or indirect parent company thereof) filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1(a));

(b) as soon as available, but in any event within 45 days after the last day of the first three fiscal quarters of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous fiscal quarter of the previous year, certified by a Responsible Officer as fairly stating in all material respects the financial position of the Company and its consolidated Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year-end audit adjustments and the absence of footnotes) and including management discussion and analysis (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K of the Company (or any direct or indirect parent company thereof) filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1(a));

(c) so long as an Enhanced Financial Monitoring Period continues to exist, as soon as available, but in any event within 30 days after the end of fiscal month of each fiscal quarter of the Company thereafter, an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries at the end of such fiscal month, and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in comparative form the figures for the previous fiscal month of the previous fiscal year.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above) or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

5.2 Certificates; Other Information. Furnish to the Administrative Agent (who shall promptly furnish to each Lender) or, in the case of clause (i), to the relevant Lender:

(a) promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 5.1 or this Section 5.2, confirmation of whether such statements or information contains any Private Lender Information. The Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrowers, Holdings, their respective Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to Section 5.1 or this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrowers or the Borrower Representative has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders; provided that if the Borrowers or the Borrower Representative have not indicated whether a document or notice delivered pursuant to Section 5.1 or this Section 5.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrowers, Holdings, their respective Subsidiaries or their securities;

(b) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of the Company and its consolidated Restricted Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(c) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer (A) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (B) to the extent not previously disclosed to the Administrative Agent, providing a description of any change in the jurisdiction of organization of any Loan Party and a list of any registered intellectual property acquired or developed by any Loan Party since the date of the most recent report delivered pursuant to this clause (B) (or, in the case of the first such report so delivered, since the Closing Date), (C) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary”, and (D) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrowers with the provisions of Section 6.1 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be (regardless of whether a Financial Covenant Trigger Period was in effect as of the last day of the period covered by the financial statements);

(d) as soon as available, but in any event within 90 days after the last day of each fiscal year of the Company (commencing with the fiscal year ending on or about December 31, 2015), a detailed consolidated budget for the following fiscal year (collectively, the “Projections”), which Projections shall be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, it being understood that projections are subject to uncertainties and there is no assurance that any projections will be realized;

(e) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.1(a) above, a narrative discussion and analysis of the financial condition and results of operations of the Company and the Restricted Subsidiaries for such fiscal year, as compared to the comparable period of the previous year, as compared to the comparable period of the previous year (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K of the Company (or any direct or indirect parent of the Company) filed with the SEC shall be deemed to satisfy the requirements of this Section 5.2(e));

(f) within 10 Business Days after the end of each fiscal month, such information as is necessary to complete the Borrowing Base as reflected in Schedule 5.2 as of the close of business as of the last day of such fiscal month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Borrower Representative; provided that (x) if requested by the Administrative Agent during an Enhanced Collateral Reporting Period or (y) if requested by the Borrower Representative, in each case, such Borrowing Base Certificate shall be delivered not later than four Business Days after the close of business on the immediately preceding Saturday of each week, showing the Borrowing Base as of the close of business on such immediately preceding Saturday;

(g) the collateral reports described on Schedule 5.2, at the times set forth therein;

(h) promptly, copies of all financial statements and reports that Holdings or the Company sends generally to the holders of any class of its debt securities or public equity securities, acting in such capacity, and, within five days after the same are filed, copies of all reports that Holdings or the Company may make to, or file with, the SEC or any other securities commission (including the OSC) (other than the items referred to in Sections 5.1(a), 5.1(b) and 5.2(e));

(i) promptly following any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act and the Proceeds of Crime Act;

(j) promptly after entering in thereto (or upon delivery or receipt thereof), (x) copies of all material amendments to the Management Agreement (it being understood and agreed that any amendment resulting in an increase in the amounts paid by the Loan Parties under the Management Agreement shall constitute a material amendment thereunder), and (y) all amendments to, and material notices delivered under, the Term Loan Documents; and

(k) as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of any Group Member or the Collateral, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

5.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Tax obligations of whatever nature, except (i) where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

5.4 Maintenance of Existence; Compliance with Law. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other all rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.8 or by the Security Agreements and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) maintain with insurance companies that the Borrower Representative believes (in the good faith judgment of the management of the Borrower Representative) are financially sound and responsible at the time the relevant coverage is placed or renewed, customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law) in at least such amounts (after giving effect to any self-insurance which the Borrower Representative believes (in the good faith judgment of management of the Borrower Representative) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower Representative believes (in the good faith judgment of management of the Borrower Representative) is reasonable and prudent in light of the size and nature of its business. All such insurance shall name the Collateral Agent as mortgagee or loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance).

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit, at the Borrowers’ expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior written notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with their independent certified public accountants; provided that subject to Section 5.15 and Section 5.16, (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year except during the continuance of an Event of Default and (ii) the Company shall have the right to be present during any discussions with accountants.

5.7 Notices. Promptly give written notice to the Administrative Agent (for delivery to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) the following events, promptly and in any event within 30 days after a Responsible Officer knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan in a material amount, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan that would result in the imposition of a material withdrawal liability, or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower Representative or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination (in other than a “standard termination” as defined in ERISA), Reorganization or Insolvency of, any Plan;

(c) any loss, damage or destruction to, or condemnation of, Collateral in the amount of $15,000,000 (or $10,000,000 in the case of ABL Priority Collateral) or more, whether or not covered by insurance;

(d) any and all default notices received under, or with respect to any actual knowledge of a Responsible Officer of any default under, any leased location or public warehouse where Collateral with a cost in excess of $15,000,000 (or $10,000,000 in the case of ABL Priority Collateral) is located (which shall be delivered within two Business Days after receipt thereof; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws.

(a) Comply with, and take commercially reasonably action to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonably action to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.9 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by clauses (6)(A) and (B), (8), (9), (12), (16), (26), (29), (35) and (38) of the definition of “Permitted Liens” to the extent and for so long as the obligations relating to such Liens do not permit a Lien on such property in favor of the Secured Parties) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, within 90 days (or such longer period as the Administrative Agent shall reasonably agree) (i) execute and deliver to the Administrative Agent such amendments to the Security Agreements or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Liens permitted under Section 6.7) in such property, including the filing of Uniform Commercial Code or PPSA financing statements or other filings in such jurisdictions as may be required by the Security Agreements or by law or as may reasonably be requested by the Administrative Agent.

(b) Subject to the last sentence of this paragraph, with respect to any interest in any Material Property or any property constituting Borrowing Base Real Property Collateral (to the extent included in the definition of Collateral) either (i) owned at the Closing Date by any Loan Party or (ii) acquired by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) after the Closing Date (other than any such real property subject to a Lien expressly permitted by clauses (8), (9) and (38) of the definition of “Permitted Liens” to the extent and for so long as the obligations relating to such Liens do not permit a Lien on such property in favor of the Secured Parties), within 90 days (or such longer period as the Administrative Agent shall reasonably agree) (i) execute and deliver a Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such interest in real property, (ii) in the case of Material Property or real property constituting Borrowing Base Real Property Collateral located in the United States, if requested by the Administrative Agent, provide the Lenders with a Title Policy as well as a current ALTA survey thereof (or an existing ALTA survey (accompanied if necessary by a “no-change” affidavit and/or other documents) sufficient to remove the survey exception from the Title Policy and to obtain survey coverage in the Title Policy), together with a surveyor’s certificate in form reasonably acceptable to the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the enforceability of any such Mortgage and the Lien created thereby, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (iv) the materials described in Section 4.1(a)(vi). Notwithstanding the foregoing, no Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) shall be required to provide a Mortgage with respect to any Non-Material Property (other than real property constituting Borrowing Base Real Property Collateral) or any leasehold property pursuant to this Section 5.9(b).

(c) With respect to any new Subsidiary that is required to become a Subsidiary Guarantor hereunder (which, for the purposes of this Section 5.9(c), shall include (x) any Subsidiary created or acquired after the Closing Date by any Group Member that is not a Non-Guarantor Subsidiary and is not designated by the Borrower Representative pursuant to Section 5.12, (y) any existing Group Member that ceases to be an Non-Guarantor Subsidiary and is not designated an Unrestricted Subsidiary by the Borrower Representative pursuant to Section 5.12 (including as contemplated by the definition of “Immaterial Subsidiary”), and (z) any Unrestricted Subsidiary that is designated or re-designated a Restricted Subsidiary and is not a Non-Guarantor Subsidiary), within ninety (90) days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to this Agreement and the relevant Security Agreements as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the relevant Secured Parties, a perfected first priority security interest in the Capital Stock of such Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such Subsidiary (A) to execute and deliver to the Administrative Agent (I) a Guarantor Joinder Agreement or such comparable documentation requested by the Administrative Agent to become a Subsidiary Guarantor and (II) a joinder agreement to the relevant Security Agreement, substantially in the form annexed thereto, (B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the relevant Secured Parties a perfected security interest in the Collateral described in the relevant Security Agreement with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements or other filings in such jurisdictions as may be required by the relevant Security Agreement or by law or as may be requested by the Administrative Agent, and (C) to deliver to the Administrative Agent a certificate of such Subsidiary Guarantor, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Restricted Subsidiary that is directly owned by a Loan Party and is an Excluded Domestic Subsidiary or Foreign Subsidiary and is a Non-Guarantor Subsidiary (other than an Immaterial Subsidiary) created or acquired after the Closing Date, within 90 days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to the U.S. Security Agreement or Canadian Security Agreement, as applicable, and, to the extent requested by the Administrative Agent, a security agreement compatible with the laws of such Excluded Domestic Subsidiary’s or Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the relevant Secured Parties, a perfected first priority security interest (subject to Permitted Priority Liens) in the Capital Stock of such Excluded Domestic Subsidiary or Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such Excluded Domestic Subsidiary or Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided, that in the event the stamp, excise or similar taxes of any jurisdiction applicable to the pledge of Capital Stock of any Excluded Domestic Subsidiary or Foreign Subsidiary organized in such jurisdiction are excessive in relation to customary practices or the benefit afforded to the Secured Parties from such pledge and the compliance with the provisions of this Section 5.9(d) would result in the imposition of such stamp, excise or similar taxes on the Company and the Restricted Subsidiaries, the Administrative Agent may elect not to require the Loan Parties to pledge such Capital Stock of any such Excluded Domestic Subsidiary or Foreign Subsidiary or not to require such pledge to be recorded or registered in any applicable jurisdiction, or may defer such requirement to such date or time as the Administrative Agent may determine.

(e) With respect to any new Non-Guarantor Subsidiary created or acquired after the Closing Date by any Loan Party (but excluding any such Subsidiary that is an Excluded Domestic Subsidiary or Foreign Subsidiary and any Non-Guarantor Subsidiary to the extent a pledge of the Capital Stock of such entity is prohibited by its Organizational Documents or requires the consent of any Person party thereto (other than a Group Member)), within 90 days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to this Agreement and the relevant Security Agreements as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the relevant Secured Parties, a perfected first priority security interest (subject to Permitted Priority Liens) in the Capital Stock of such Non-Guarantor Subsidiary that is owned by any Loan Party (to the extent included in the definition of Collateral), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member and (iii) cause such new Subsidiary Guarantor to deliver to the Administrative Agent a certificate of such Subsidiary Guarantor, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments.

(f) Notwithstanding anything to the contrary in this Agreement (i) no actions in any jurisdiction outside the United States and Canada shall be required in order to create any security interests in assets located or titled outside of the United States or Canada, or to perfect any security interests in such assets, including any intellectual property registered in any jurisdiction outside the United States and Canada (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States and Canada) and (ii) in no event shall control agreements or perfection by control or similar arrangements be required with respect to any Collateral, other than in respect of (x) certificated equity interests in the Company and the Restricted Subsidiaries otherwise required to be pledged pursuant to the terms of any Loan Document, (y) intercompany notes and other promissory notes held by any Loan Party endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof and (z) DDAs and securities accounts that are not Excluded DDAs.

5.10 [Reserved].

5.11 Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, at the expense of the Borrowers, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, landlord’s consents and estoppels, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, obtaining of title insurance with respect to any of the foregoing that relates to an interest in real property, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Security Documents) to ensure that the Finance Obligations are guaranteed by the Guarantors, on a first priority basis (subject to Permitted Priority Liens) and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of the Loan Parties.

5.12 Designation of Unrestricted Subsidiaries. The Borrower Representative may at any time after the Closing Date (upon direction from the board of directors of Holdings) designate any Restricted Subsidiary as an Unrestricted Subsidiary and subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, so long as (i) neither any Borrower nor JW Canada shall be designated as an Unrestricted Subsidiary, (ii) no Restricted Subsidiary shall be designated as an Unrestricted Subsidiary if at the time of such designation it holds ABL Priority Collateral, (iii) no Restricted Subsidiary shall be designated as an Unrestricted Subsidiary if at the time of such designation such Restricted Subsidiary holds Indebtedness of, Equity Interests in, or any Lien on the property of, a Loan Party, (iv) the Fixed Charge Coverage Ratio for the most recently completed Test Period is not less than 2.00 to 1.00 calculated on a pro forma basis giving effect to such designation or re-designation (as evidenced by a Transaction Certificate delivered to the Administrative Agent promptly before such designation or re-designation) and (v) no Default or Event of Default has occurred and is continuing both before and after giving effect to such designation or re-designation or would result therefrom. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party or Restricted Subsidiary therein at the date of designation in an amount equal to the Fair Market Value of the applicable Loan Party’s or Restricted Subsidiary’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party or Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s or such Restricted Subsidiary’s Investment in such Subsidiary. At any time a Subsidiary is designated as an Unrestricted Subsidiary hereunder, the Borrower Representative shall cause such Subsidiary to be designated as an Unrestricted Subsidiary (or any similar applicable term) under any Indebtedness permitted under Section 6.2 that is pari passu in right of payment with the Finance Obligations, and, in any event, any Indebtedness described in Section 6.2(b)(ii) or (b)(vi).

5.13 ERISA; Canadian Defined Benefit Plans.

(a) Cause each Common Controlled Entity to maintain all Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan, ERISA, the Code and all other applicable laws, except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Canadian Borrowers or Restricted Subsidiaries that are Canadian Subsidiaries shall, without the consent of the Administrative Agent, (i) maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plan, or (ii) acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan.

5.14 Use of Proceeds. The proceeds of any Loans made on the Closing Date shall be used, together with the proceeds of the Term Loan Agreement, to pay the consideration for the Transactions, to pay costs and expenses related to the Transactions and for general corporate purposes (including acquisitions) of Holdings and its Subsidiaries. Thereafter, the proceeds from Advances (including Swingline Loans) and Letters of Credit shall be used for working capital, Capital Expenditures and general corporate purposes of Holdings and its Subsidiaries (including acquisitions) not in violation of the terms and conditions contained herein and in the other Loan Documents.

5.15 Appraisals. At any time that the Administrative Agent requests, the Borrowers shall allow the Administrative Agent, at the expense of the Borrowers, to appraise their Inventory and, in the case of the U.S. Borrowers, their Borrowing Base Equipment and Borrowing Base Real Property Collateral (including updates thereof); provided, that each appraisal of Inventory and Borrowing Base Equipment shall be conducted by an appraiser reasonably satisfactory to the Administrative Agent and, other than during an Enhanced Collateral Monitoring Period or if a Default or Event of Default has occurred and is continuing, reasonably satisfactory to the Borrower Representative (it being understood that the persons engaged to conduct such appraisals prior to the Closing Date are satisfactory to the Borrower Representative). It is understood and agreed that, so long as no Event of Default has occurred or is continuing, the Administrative Agent and the Lenders shall only be permitted to conduct: (x) 2 such appraisals (or updates) with respect to Inventory per calendar year (or 1 such appraisal per calendar upon the expiration of the Systems Update Period), (y) one such appraisal (or update) with respect to Borrowing Base Equipment per calendar year and (z) one such appraisal (or update) with respect to each parcel of Borrowing Base Real Property Collateral per a calendar year; provided, that in any calendar year during which an Enhanced Collateral Monitoring Period has occurred or is continuing, the Administrative Agent shall be entitled to conduct (x) 3 such appraisals (or updates) with respect to Inventory per calendar year (or 2 such appraisals per calendar year following the expiration of the Systems Update Period), (y) 2 such appraisals (or updates) with respect to Borrowing Base Equipment per calendar year, and (z) two such appraisals (or updates) with respect to each parcel of Borrowing Base Real Property Collateral per calendar year. For purposes of this Section 5.15, it is understood and agreed that a single appraisal may consist of examinations conducted at multiple relevant sites, both domestic and international, and involve one or more Borrowers and their assets. The appraisals shall be prepared on a basis reasonably satisfactory to the Administrative Agent, and such appraisals and updates shall include, among other things, information required by applicable law and regulations.

5.16 Field Examinations; Physical Inventories.

(a) At any time that the Administrative Agent requests, at the expense of the Borrowers, the Borrowers shall allow the Administrative Agent to conduct field examinations or updates thereof during normal business hours of the Loan Parties; provided, that such field examinations shall be conducted by an examiner satisfactory to the Administrative Agent and, other than during an Enhanced Collateral Monitoring Period or if a Default or Event of Default has occurred and is continuing, reasonably satisfactory to the Borrower Representative (it being understood that the persons engaged to conduct such examinations prior to the Closing Date are satisfactory to the Borrower Representative). It is understood and agreed that, so long as no Event of Default has occurred and is continuing, the Administrative Agent and the Lenders may only conduct 2 such field examination (or updates) per calendar year (or 1 such field examination (or update) per calendar year following the expiration of the Systems Update Period) and one such field examination or update per calendar year upon the expiration of the Systems Update Period (each of which shall be at the sole expense of the Borrowers); provided, that if the Administrative Agent notifies the Borrower Representative that an Enhanced Collateral Monitoring Period exists, the Administrative Agent shall be entitled to request three such field examinations or updates per calendar year until the expiration of the Systems Update Period and two such field examinations or updates per calendar year upon the expiration of the Systems Update Period (each of which shall be at the sole expense of the Borrowers). For purposes of this Section 5.16, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Borrowers and their assets.

(b) The Borrowers shall cause (i) not less than one physical inventory of all of its locations to be undertaken each fiscal quarter taken substantially consistent with the practices in place on the Closing Date or as otherwise are reasonably satisfactory to the Administrative Agent of the Loan Parties and (ii) periodic cycle counts of Inventory to be undertaken at each location, in each case, at least once in each 12 month period, and at the expense of the Loan Parties, in accordance with the Loan Parties’ usual business practices, conducted using methodology routinely used by the Loan Parties in their ordinary course of business with respect to such Inventory counts or as otherwise consistent with standard and customary business practices, and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable. During the Systems Update Period, the Administrative Agent will be permitted to oversee such physical inventory counts as it deems appropriate in its Permitted Discretion and the Borrowers shall be responsible for all reasonable expenses incurred in connection therewith.

5.17 Cash Management.

(a) Collection and Deposit Accounts.

(A) U.S. Facility. On or prior to the Closing Date, the U.S. Borrowers shall and shall cause each of the other U.S. Loan Parties to (A) establish and maintain one or more U.S. Collection DDAs with Wells Fargo (which U.S. Collection DDAs shall, in each case, be subject to a Depositary Bank Agreement among the applicable Borrower, the Administrative Agent and Wells Fargo) and take such reasonable steps to ensure that all of its and the other U.S. Loan Parties’ Account Debtors forward payment of the amounts owed by them directly to the U.S. Collection DDAs, and (B) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their collections into the U.S. Collection DDAs.

(B) Canadian Facility. On or prior to the Closing Date, the Canadian Borrowers shall and shall cause each of the other Canadian Loan Parties to (A) establish and/or maintain one or more Canadian Collection DDAs with a depository bank reasonably satisfactory to the Administrative Agent (which Canadian Collection DDAs shall, in each case, be subject to a Depositary Bank Agreement among the applicable Borrower, the Administrative Agent and the applicable depository bank) and take such reasonable steps to ensure that all of its and the other Canadian Loan Parties’ Account Debtors forward payment of the amounts owed by them directly to the Canadian Collection DDA, and (B) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their collections into the Canadian Collection DDA.

(C) Other DDAs. The Loan Parties shall cause each of their DDAs and securities accounts not constituting Collection DDAs (other than Excluded DDAs) to be subject to a Depositary Bank Agreement among the applicable Loan Party, the Administrative Agent and the applicable depository bank.

(b) Cash Dominion.

(i) U.S. Facility. At all times during a Cash Dominion Period (including the first and last day thereof), all amounts in the U.S. Collection DDAs shall be remitted daily to the U.S. Agent’s Account and shall be applied by the Administrative Agent on a daily basis to the U.S. Finance Obligations outstanding and thereafter to the U.S. Borrowers (to be wired to the U.S. Designated Account) or such other Person entitled thereto under applicable law.

(ii) Canadian Facility. At all times during a Cash Dominion Period (including the first and last day thereof), all amounts in the Canadian Collection DDAs shall be remitted daily to the Canadian Agent’s Account and shall be applied by the Administrative Agent on a daily basis to the Canadian Finance Obligations outstanding and thereafter to the Canadian Borrowers (to be wired to the Canadian Designated Account) or such other Person entitled thereto under applicable law.

(c) Cash Management at Wells Fargo. The U.S. Borrowers establish and/or maintain their primary depository and treasury management relationships with Wells Fargo or its Affiliates. In furtherance of the foregoing, each U.S. Collection DDA shall be maintained at Wells Fargo at all times during the term of this Agreement.

5.18 Post-Closing Obligations. Notwithstanding the conditions precedent set forth in Section 4.1 above, the Borrowers have informed the Administrative Agent and the Lenders that certain items required to be delivered to Administrative Agent or otherwise satisfied as conditions precedent to the effectiveness of this Agreement will not be delivered to Administrative Agent as of the date hereof. As an accommodation to the Borrowers, the Administrative Agent and the Lenders have agreed to make the Loans available under this Agreement notwithstanding that such conditions to closing have not been satisfied (but subject to the other conditions set forth herein). In consideration of such accommodation, the Borrowers hereby agree to take, and cause each other Loan Party to take, each of the actions described on Schedule 5.18 attached hereto, in each case in the manner and by the dates set forth thereon, or such later dates as may be agreed to by Administrative Agent in its sole discretion.

SECTION 6. NEGATIVE COVENANTS.

Holdings and the other Loan Parties hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each of Holdings and the Company shall, and shall cause the Restricted Subsidiaries to comply with this Section 6.

6.1 Fixed Charge Coverage Ratio. Upon the occurrence an during the continuance of any Financial Covenant Trigger Period, the Company and the Restricted Subsidiaries, on a consolidated basis, will not, without the consent of the Required Lenders, permit the Fixed Charge Coverage Ratio, calculated on the last day of the most recently completed period for which financial statements were delivered (or required to be delivered) pursuant to Section 5.1(a), (b) or (c), to be less than 1.0 to 1.0.

6.2 Limitation on Incurrence of Indebtedness

(a) Subject to Section 6.2(b) below, the Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness).

(b) The limitations set forth in Section 6.2(a) shall not apply to (collectively, “Permitted Debt”):

(i) Indebtedness Incurred pursuant to this Agreement and any other Loan Document;

(ii) Indebtedness Incurred pursuant to the Term Loan Agreement in an aggregate principal amount not to exceed $775,000,000 plus the principal amount of incremental facilities (the “Term Loan Incremental Facilities”) incurred under the Term Loan Agreement; provided that (A) such Term Loan Incremental Facilities are permitted to be incurred under the Term Loan Agreement as in effect on the Closing Date, (B) Indebtedness Incurred under such Term Loan Incremental Facilities is subject to the ABL-Term Intercreditor Agreement and (C) the Indebtedness Incurred under such Term Loan Incremental does not require any amortization of more than 5.0% of the original principal amount thereof prior to the date that is ninety-one (91) days after the Revolving Termination Date;

(iii) Indebtedness existing on the Closing Date (other than Indebtedness described in clauses (i) and (ii) of this Section 6.2(b)), provided that in Indebtedness in excess of $7,500,000 shall be listed on Schedule 6.2 hereto;

(iv) Reserved;

(v) Reserved;

(vi) Indebtedness of the Company or any of the Restricted Subsidiaries in any amount so long as each of the following conditions are met: (i) such Indebtedness does not require amortization of more than 5.0% of the original principal amount thereof prior to the date that is ninety-one (91) days after the Revolving Termination Date, (ii) no Event of Default has occurred and is continuing at the time such Indebtedness is incurred and (iii) the Fixed Charge Coverage Ratio for the most recently ended Test Period would be (x) to the extent the aggregate principal amount of all such Indebtedness Incurred after the Closing Date calculated on a pro forma basis after giving effect to all such Indebtedness pursuant to this clause (vi) equals or exceeds $100,000,000, at least 1.2 to 1.0 or (y) to the extent the aggregate principal amount of all such Indebtedness Incurred after the Closing Date calculated on a pro forma basis after giving effect to all such Indebtedness pursuant to this clause (vi) does not exceed $100,000,000, the Fixed Charge Coverage Ratio for the applicable Test Period would be at least 1.0 to 1.0 calculated on a pro forma basis after giving effect to such Incurrence); provided, that for any single or series of related Incurrences under this clause (vi) in excess of $10,000,000, the Borrower Representative shall have delivered a Transaction Certificate to the Administrative Agent promptly before any such Incurrences evidencing compliance with the foregoing;

(vii) Indebtedness (including Capitalized Lease Obligations, mortgage financings or purchase money obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance or Refinance, all or any part of the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Company or its Restricted Subsidiaries in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, Refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (vii), not to exceed the greater of $50,000,000 and 2.25% of Total Assets (at the time such Indebtedness is Incurred) at any one time outstanding;

(viii) Indebtedness (x) in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange or the discounting or factoring of receivables for credit management purposes, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business and (y) constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing;

(ix) Indebtedness arising from agreements of the Company or any of the Restricted Subsidiaries providing for indemnification in connection with a Permitted Acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of this Agreement;

(x) Reserved.

(xi) Indebtedness of (a) a Restricted Subsidiary to the Company or (b) the Company or any Restricted Subsidiary to any other Restricted Subsidiary; provided, however that if a Loan Party Incurs such Indebtedness to a Restricted Subsidiary that is not a Loan Party, such Indebtedness is expressly subordinated in right of payment to the Loans or the Guarantee of such Loan Party, as the case may be, and is permitted pursuant to Section 6.3; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(xii) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(xiii) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(xiv) so as no Event of Default has occurred or is continuing both before and after giving effect to such Incurrence or would result therefrom, Indebtedness in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xiv), does not exceed the greater of $75,000,000 and 3.25% of Total Assets (at the time such Indebtedness is Incurred) at any one time outstanding;

(xv) any guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness or other obligations of the Company or any of the Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of this Agreement and, in the event of a guarantee of an obligation of a Person in another country of origin, such Investment is otherwise permitted hereunder; provided that guarantees by a Loan Party of Indebtedness or other obligations of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.3; provided, further, that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of any such Loan Party, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the Guarantee of such Loan Party substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guarantee of such Loan Party, as applicable;

(xvi) any Indebtedness Incurred pursuant to Sale Leaseback Transactions permitted pursuant to Section 6.9;

(xvii) the Incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary of the Company that serves to refund, Refinance, replace or defease any Indebtedness Incurred as permitted under clauses (b)(ii) (provided any such Refinancing is in compliance with the terms of the ABL-Term Intercreditor Agreement), (b)(iii) and (b)(xiv) of this Section 6.2(b) or any Indebtedness Incurred to so refund or Refinance such Indebtedness including any additional Indebtedness Incurred to pay accrued and unpaid interest, fees and expenses, including any premium and defeasance costs in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, being refunded or Refinanced;

(B) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(C) to the extent such Refinancing Indebtedness Refinances Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness;

(D) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount necessary to pay accrued and unpaid interest, fees and expenses, including any premium and defeasance costs Incurred in connection with such Refinancing; and

(E) shall not include (x) Indebtedness of a Subsidiary that is not a Guarantor that Refinances Indebtedness of the Borrowers; (y) Indebtedness of a Subsidiary that is not a Guarantor that Refinances Indebtedness of a Guarantor; or (z) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

(xviii) Indebtedness arising from (x) Cash Management Services and (y) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that, in the case of this clause (y), such Indebtedness is extinguished within ten Business Days of its Incurrence;

(xix) Indebtedness of the Company or any of the Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to this Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xx) Contribution Indebtedness;

(xxi) Indebtedness of the Company or any of the Restricted Subsidiaries consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements;

(xxii) Indebtedness Incurred under any Tower LLC Loan so long as (x) the Indebtedness as to which such Tower LLC Loan relates is otherwise permitted hereunder, and (y) the principal amount any Tower LLC Loan does not exceed the principal amount of such related Indebtedness;

(xxiii) Indebtedness (A) of any Person that becomes or is merged with or into the Company or any of its Restricted Subsidiaries in connection with a Permitted Acquisition; provided that (I) such Indebtedness exists at the time such Person becomes or is merged with or into the Company or any of its Restricted Subsidiaries and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (II) unless Global Excess Availability on such date and for each day during the 30-day period immediately preceding such date is equal to or greater than the Level 1 Availability Trigger Amount (calculated on a pro forma basis after giving effect to such Incurrence), such Indebtedness shall not exceed the greater of $20,000,000 and 1.0% of Total Assets (at the time such Indebtedness is Incurred) at any one time outstanding and (B) incurred by the Company or any of its Restricted Subsidiaries to finance all or a portion of the purchase price in connection with an acquisition permitted by Section 6.3; provided that in the case of this clause (xxiii)(B), the Fixed Charge Coverage Ratio for the most recently ended Test Period (x) is at least 2.0 to 1.0 calculated on a pro forma basis or (y) would not be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such acquisition or merger; provided, further, that in the case of both clauses (A) and (B), for any single or series of related Incurrences under such clauses, the Borrower Representative shall have delivered a Transaction Certificate to the Administrative Agent promptly before any such Incurrences evidencing compliance with the foregoing;

(xxiv) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Finance Obligations;

(xxv) Guarantees (A) Incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (B) subject to Section 6.2(b)(xxix), otherwise constituting Investments permitted under this Agreement;

(xxvi) Indebtedness issued by the Company or any of the Restricted Subsidiaries to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in Section 6.3(b)(iv);

(xxvii) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Company or the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and the Restricted Subsidiaries;

(xxviii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxix) Indebtedness Incurred by Restricted Subsidiaries that are not Loan Parties not to exceed the greater of $200,000,000 and 8.50% of Total Assets (at the time such Indebtedness is Incurred) at any one time outstanding; provided that no portion of such Indebtedness shall be guaranteed by, be recourse to, or otherwise obligate a Loan Party (such liability being, a “Loan Party Guarantee”), or subject, directly or indirectly, contingently or otherwise any property or asset of a Loan Party to a Lien, in each case unless permitted under Section 6.3; and

(xxx) Indebtedness of joint ventures not to exceed the greater of $20,000,000 and 1.0% of Total Assets (at the time such Indebtedness is Incurred) at any one time outstanding.

(c) For purposes of determining compliance with this Section 6.2, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt, the Borrower Representative shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.2. For purposes of determining compliance with this Section 6.2, with respect to Indebtedness Incurred, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 6.2 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 6.2 (it being understood that any Indebtedness Incurred with an original issue discount will be valued at 100% of the face amount thereof). For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 6.2.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.

6.3 Limitation on Restricted Payments; Investments.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) pay any dividend or make any distribution on account of Holdings’, the Company’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than dividends, payments or distributions (A) payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company and the Restricted Subsidiaries; or (B) by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or another Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of Holdings, any Borrower or any other direct or indirect parent of any Borrower;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity,

any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 6.2(b)(xi));

(iv) make any voluntary principal payment on or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any portion of the Term Loans or the Tower LLC Loan related thereto;

(v) make any Restricted Investment; or

(vi) make any payments under the Management Agreement.

(all such payments and other actions set forth in clauses (i) through (iv) above, other than any of the exceptions thereto, being collectively referred to as “Restricted Payments”).

(b) The provisions of Section 6.3(a) will not prohibit:

(i) the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(ii) Reserved.

(iii) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a Restricted Subsidiary that is Incurred in accordance with Section 6.2 so long as:

(1) the principal amount of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus accrued and unpaid interest, fees and expenses, including any premium and defeasance costs, required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any fees and expenses Incurred in connection therewith, including reasonable tender premiums);

(2) such Indebtedness is subordinated to the Facilities or the related Guarantee, as the case may be, at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(3) such Indebtedness has a final scheduled maturity no earlier than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired; and

(4) such Indebtedness has a Weighted Average Life to Maturity that is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

(iv) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the purchase, retirement, redemption or other acquisition (or the payment of dividends to the Company or any other direct or indirect parent of the Company for value) of Equity Interests of the Company or any other direct or indirect parent of the Company held by any future, present or former employee or director of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company or their estates or the beneficiaries of such estates pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided that the aggregate amounts paid under this clause (iv) do not exceed $10,000,000 in any calendar year, which shall increase to $15,000,000 subsequent to the consummation of an Initial Public Offering by the Company or any direct or indirect parent of the Company (with unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum (without giving effect to the following proviso) of $15,000,000 in any calendar year, which shall increase to $25,000,000 subsequent to the consummation of an Initial Public Offering by the Company or any direct or indirect parent of the Company); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any other direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company or its Restricted Subsidiaries or any other direct or indirect parent of the Company that occurs after the Closing Date; plus

(B) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) after the Closing Date;

provided that the Borrower Representative may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; in addition, cancellation of Indebtedness owing to the Company from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any of the Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 6.3 or any other provisions of this Agreement;

(v) Reserved.

(vi) Reserved.

(vii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the payment of dividends or distributions not otherwise permitted under this Section 6.3(b) so long as either (A) Global Excess Availability on the date of such distribution and for each day during the 30-day period immediately preceding such date is equal to or greater than the Level 3 Availability Trigger Amount on a pro forma basis giving effect to such distribution or (B) both (x) Global Excess Availability on the date of such distribution and for each day during the 30-day period immediately preceding such date is equal to or greater than the Level 2 Availability Trigger Amount and (y) the Fixed Charge Coverage Ratio for the applicable Test Period is not less than 1.1 to 1.0, in each case calculated on a pro forma basis giving effect to such distribution; provided that for any single or series of related payments in excess of $10,000,000 made pursuant to this clause (vii), the Borrower Representative shall have delivered a Transaction Certificate to the Administrative Agent promptly before the making of any such payment evidencing compliance with the foregoing;

(viii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the redemption, repurchase, defeasance, retirement or other acquisition of any Subordinated Indebtedness of the Company or any direct or indirect parent of the Company so long as Global Excess Availability on the date of such prepayment and for each day during the 30-day period immediately preceding such date is equal to or greater than the Level 2 Availability Trigger Amount and the Fixed Charge Coverage Ratio for the applicable Test Period is not less than 1.1 to 1.0, in each case calculated on a pro forma basis giving effect to such prepayment; provided that for any single or series of related payments in excess of $10,000,000 made pursuant to this clause (viii), the Borrower Representative shall have delivered a Transaction Certificate to the Administrative Agent promptly before the making of any such payment evidencing compliance with the foregoing;

(ix) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, acquisitions by the Company or any Restricted Subsidiary of the majority of the Capital Stock of Persons or of assets constituting a division or business unit of, or all or substantially all of the assets of a Person (each a “Permitted Acquisition”); provided, that (i) no Default or Event of Default has occurred or is continuing both before and after giving effect to such Permitted Acquisition or would result therefrom, (ii) the line of business of the acquired entity shall be similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by the Company and the Restricted Subsidiaries, (iii) any Person acquired shall become, and any Person acquiring assets shall be, a Restricted Subsidiary (unless designated as an Unrestricted Subsidiary), (iv) the board of directors (or organizational equivalent) and, if required by applicable law, the equityholders of the acquired entity, shall have consented to such acquisition, (v) the Permitted Acquisition must constitute a Permitted Investment permitted to be incurred pursuant to clauses (9) and (22) of such definition and (vi) Holdings, the Borrowers and such Restricted Subsidiary shall take, and shall cause such Person to take, all actions required under Section 5.9 in connection therewith; provided, that the inclusion of any assets of a Borrower acquired pursuant to a Permitted Acquisition in any Borrowing Base shall be subject to the completion of all field examinations, appraisals and other necessary diligence related thereto and to all eligibility criteria;

(x) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (A) prior to any Initial Public Offering by the Company or any direct or indirect parent of the Company, Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (x), not to exceed $30,000,000 and (B) on or after any Initial Public Offering by the Company or any direct or indirect parent of the Company, the greater of (I) the amount of Restricted Payments available to be made pursuant to subclause (A) of this clause (x) and (II) the net proceeds received by the Company or any direct or indirect parent of the Company from such Initial Public Offering not to exceed, on a per annum basis, 6% of the market capitalization of the common stock issued in such Initial Public Offering;

(xi) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the distribution, as a dividend or otherwise, of shares of Capital Stock or other securities of, or Indebtedness owed to, the Company or any of the Restricted Subsidiaries, Unrestricted Subsidiaries;

(xii) so long as the Company or any of the Restricted Subsidiaries is a member of a group filing a consolidated, unitary combined or similar income tax return, the payment of any dividends or other distributions to any direct or indirect parent of the Company or a Restricted Subsidiary in amounts required for such parent to pay U.S. federal, state, foreign and/or local income taxes (as the case may be) imposed on a consolidated, combined, unitary or similar basis to the extent such income taxes are attributable to the income of a Group Member (and, to the extent of the amounts actually received by a Group Member from an Unrestricted Subsidiary, amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiary paid to a Group Member), as the case may be; provided that in each case the amount of such payments in respect of any tax year does not exceed the amount that the Company or such Restricted Subsidiary, as the case may be, would have been required to pay in respect of U.S., federal, state, foreign and local taxes (as the case may be) for such year had the Company or such Restricted Subsidiary paid such taxes as a stand-alone taxpayer (or stand-alone group) (reduced by any such taxes paid directly by the Company or such Restricted Subsidiary);

(xiii) the payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent, in the amount required for such entity to, if applicable:

(A) pay reasonable amounts equal to the amounts required for any direct or indirect parent of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of the Company or any direct or indirect parent of the Company, if applicable, and general corporate operating, overhead, legal, accounting and other professional fees and expenses of any direct or indirect parent of the Company, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Company, if applicable, and its Subsidiaries and in order to permit such parent to make such payments;

(B) pay, if applicable, amounts equal to amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company or any of its Restricted Subsidiaries Incurred in accordance with Section 6.2;

(C) pay reasonable fees and expenses Incurred by any direct or indirect parent, other than to Affiliates of the Company, related to any equity or debt offering of such parent regardless of whether such offering is successful; and

(D) payments to the Sponsor (a) pursuant to the Management Agreement or any amendment thereto (so long as such amendment is not less advantageous to the Lenders in any material respect than the Management Agreement) or (b) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, in each case to the extent permitted under Section 6.6(b)(xii) and (xiii);

(xiv) repurchases of Equity Interests deemed to occur without any cash payment therefor upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(xv) Restricted Payments to any direct or indirect parent of the Company in connection with the funding of ESOP distributions that are required by the terms of the ESOP then in effect (whether pursuant to the terms thereof or otherwise as required by applicable Law);

(xvi) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company and its Restricted Subsidiaries in connection with a change of control or an Asset Sale that is permitted under Section 6.5 and the other terms of this Agreement;

(xvii) any joint venture that is not a Restricted Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Equity Interests;

(xviii) any Restricted Payments made with the proceeds of any Specified Disposition;

(xix) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Company;

(xx) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the voluntary prepayment, retirement or other acquisition of any portion of the Term Loans or the Tower LLC Loan related thereto so long as Global Excess Availability on the date of such prepayment and for each day during the 30-day period immediately preceding such date is equal to or greater than the Level 2 Availability Trigger Amount calculated on a pro forma basis giving effect to such prepayment; provided that for any single or series of related payments in excess of $10,000,000 made pursuant to this clause (xx), the Borrower Representative shall have delivered a Transaction Certificate to the Administrative Agent promptly before the making of any such payment evidencing compliance with the foregoing; and

(xxi) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the redemption, repurchase, defeasance, retirement or other acquisition of any Subordinated Indebtedness of the Company or any direct or indirect parent of the Company, taken together with all other redemptions, repurchases, defeasances, retirements or other acquisitions of any Subordinated Indebtedness pursuant to this clause (xxi), in an amount not to exceed $10,000,000 in the aggregate.

(c) For purposes of this Section 6.3, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower Representative may divide and classify such Investment or Restricted Payment in any manner that complies with this Section 6.3 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

6.4 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of the Restricted Subsidiaries that is not a Guarantor, to, directly or indirectly create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(a) (i) pay dividends or make any other distributions to the Company or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of the Restricted Subsidiaries;

(b) make loans or advances to the Company or any of the Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of the Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect or entered into or existing on the Closing Date, including pursuant to this Agreement, Hedging Obligations and the other documents relating to the Transactions;

(ii) this Agreement, the Loan Documents, the Term Loan Documents and, in each case, any guarantees thereof;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary that was in existence at the time of such acquisition or at the time it merges with or into the Company or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person and its Subsidiaries, other than the Person, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(v) contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary to the extent such sale or Disposition is permitted hereunder;

(vi) Indebtedness secured by a Lien that is otherwise permitted to be Incurred pursuant to Sections 6.2 and 6.7 that limit the right of such Person to dispose of the assets securing such Indebtedness;

(vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(viii) customary and usual provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction;

(ix) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature described in clause (c) of this Section 6.4 on the property so acquired;

(x) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business (including leases or licenses of intellectual property) that impose restrictions of the type described in clause (c) of this Section 6.4 on the property subject to such lease, license, contract or agreement;

(xi) Reserved;

(xii) other Indebtedness of any Restricted Subsidiary of the Company that is Incurred subsequent to the Closing Date pursuant to Section 6.2; provided that either (A) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower Representative in good faith) or (B) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those, in the case of encumbrances, outstanding on the Closing Date, and in the case of restrictions, contained in this Agreement;

(xiii) any Restricted Investment not prohibited by Section 6.3 and any Permitted Investment;

(xiv) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(xv) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(xvi) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(xvii) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 6.4 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Representative, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 6.4, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

6.5 Asset Sales. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(a) the Company or any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower Representative) of the Equity Interests issued or assets sold or otherwise disposed of;

(b) immediately before and after giving effect to such Asset Sale, no Event of Default has occurred or is continuing or would result therefrom;

(c) at least 75.0% of the consideration therefore received by such Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence, increase or decrease had taken place on the date of such balance sheet, as reasonably determined in good faith by the Borrower Representative) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Finance Obligations) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Company or such Restricted Subsidiary (or a third party on behalf of the transferee), as the case may be, from further liability;

(ii) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(iii) any Designated Non-cash Consideration received by the Company or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (being measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $20,000,000 and 1.0% of Total Assets (at the time of the receipt of such Designated Non-cash Consideration);

(iv) Indebtedness of any Restricted Subsidiary of the Company that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale; and

(v) consideration consisting of Indebtedness of a Borrower or any Guarantor received from Persons who are not the Company or a Restricted Subsidiary,

shall each be deemed to be Cash Equivalents for the purposes of this Section 6.5; and

(d) in the case of an Asset Sale of ABL Priority Collateral made outside of the ordinary course of business of the Borrowers or any other applicable Loan Party, the following additional conditions are met: (x) Global Excess Availability exceeds the Level 1 Availability Trigger Amount calculated on a pro forma basis both before and after giving effect to such Asset Sale and (y) such Asset Sale does not exceed $10,000,000 in any single or series of related sales and, when taken together with all other Asset Sales of ABL Priority Collateral made during any fiscal year, does not exceed $20,000,000 in the aggregate in such fiscal year; provided that for any single or series of related Asset Sales made as provided in clause (d), the Borrower Representative shall have delivered a Transaction Certificate to the Administrative Agent promptly before any such Asset Sale is consummated evidencing compliance with the foregoing; provided, further, that Administrative Agent may, in its Permitted Discretion and without prior notice to the Borrower Representative, impose a Reserve equivalent to the anticipated diminution of any Borrowing Base resulting from such Asset Sale until the delivery by the Borrower Representative of a Borrowing Base Certificate giving effect to such Asset Sale.

6.6 Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or such Restricted Subsidiary, unless such transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or the relevant Restricted Subsidiary with an unrelated Person.

(b) The foregoing provisions will not apply to the following:

(i) transactions between or among the Company and/or any of the Restricted Subsidiaries of the Company (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(ii) (A) Restricted Payments permitted by Section 6.3 (including any payments that are exceptions to the definition of Restricted Payments set forth in Section 6.3(a)(i) through (iv)) and (B) Permitted Investments;

(iii) transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Company or any of the Restricted Subsidiaries approved by a majority of the Board of Directors of the Company in good faith;

(iv) the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, former, current or future officers, directors, managers, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company;

(v) transactions in which the Company or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 6.6;

(vi) payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes in the ordinary course of business;

(vii) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 6.6 or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as reasonably determined by the Borrower Representative in good faith (it being understood that any amendments or modifications to the Wendt Trust Loan shall not be materially disadvantageous));

(viii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date;

(ix) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Company and the Restricted Subsidiaries in the reasonable determination of the Borrower Representative, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and are in compliance with Section 6.6(a);

(x) the Tower Transaction, the Tower Borrower Release, the Transactions and, in each case, transactions reasonably related thereto;

(xi) the sale or issuance of Equity Interests (other than Disqualified Stock) of the Company;

(xii) the payment of annual management, consulting, monitoring and advisory fees to the Sponsor pursuant to the Management Agreement to the Sponsor in an aggregate amount in any fiscal year not to exceed $2,000,000, plus all reasonable indemnities and out-of-pocket and reasonable expenses Incurred by the Sponsor or any of its Affiliates in connection with the performance of management, consulting, monitoring, advisory or other services with respect to the Company and the Restricted Subsidiaries, plus any applicable termination fee paid pursuant to such Management Agreement;

(xiii) payments by the Company or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor as in effect on the Closing Date or (y) approved by a majority of the Board of Directors of the Company or any direct or indirect parent of the Company in good faith;

(xiv) any contribution to the capital of the Company or any Restricted Subsidiary otherwise permitted hereunder;

(xv) transactions permitted by, and complying with, the provisions of Section 6.8;

(xvi) transactions between the Company or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii) any employment agreements, option plans and other similar arrangements entered into by the Company or any of the Restricted Subsidiaries with employees or consultants in the ordinary course of business;

(xix) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of a the Company or of a Restricted Subsidiary of the Company or any direct or indirect parent of the Company or of a Restricted Subsidiary, as appropriate, in good faith;

(xx) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 6.3(b)(xii);

(xxi) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(xxii) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Company or any of the Restricted Subsidiaries with current, former or future officers and employees of the Company or any of its respective Restricted Subsidiaries and the payment of compensation to officers and employees of the Company or any of its respective Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(xxiii) Reserved.

(xxiv) non-cash loans and advances to officers and directors to purchase the Equity Interests of the Company (or any direct or indirect parent thereof) or any of the Restricted Subsidiaries;

(xxv) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Company or any of the Restricted Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxvi) any agreement that provides customary registration rights to the equity holders of the Company or any direct or indirect parent of the Company and the performance of such agreements;

(xxvii) payments to and from and transactions with any joint venture in the ordinary course of business; provided that such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of the Company;

(xxviii) transactions between any Group Member and any Person that is an Affiliate thereof solely due to the fact that a director of such Person is also a director of Holdings or any direct or indirect parent of Holdings; provided that such director abstains from voting as a director of Holdings or such direct or indirect parent of Holdings, as the case may be, on any matter involving such other Person; and

(xxix) transactions with a value not to exceed $10,000,000 in the aggregate during any fiscal year.

6.7 Liens. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, grant, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of the Company or any Restricted Subsidiary.

6.8 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Company shall not consolidate or merge or amalgamate with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person.

(b) No Borrower (other than the Company) will, and the Borrower Representative will not permit any such Borrower to, consolidate or merge or amalgamate with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose (including in connection with a liquidation) of all or substantially all of its properties or assets in one or more related transactions to, any Person unless such Borrower is the surviving company.

(c) No Guarantor will, and the Borrower Representative will not permit any such Guarantor to, consolidate or merge or amalgamate with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose (including in connection with a liquidation) of all or substantially all of its properties or assets in one or more related transactions to, any Person (herein called the “Successor Guarantor”) (other than the Transactions) unless (i) the surviving company (or company to which such assets are transferred) in such liquidation, merger, amalgamation, sale, transfer or other disposition is a Borrower (other than the Company) or a Guarantor residing in the same country of origin; or (ii):

(A) such sale or disposition or consolidation, merger or amalgamation is not in violation of Section 6.5;

(B) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(C) the Successor Guarantor (if other than a Borrower (other than the Company) or a Guarantor) shall have delivered or caused to be delivered to the Administrative Agent an Officer’s Certificate stating and an opinion of counsel (which may be subject to customary assumptions and exclusions) that such consolidation, merger, amalgamation or transfer complies with this Agreement; and

(D) the Successor Guarantor expressly assumes all the obligations of such Borrower under this Agreement and the other Loan Documents, pursuant to a Guarantor Joinder Agreement.

The Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor’s obligations and Guarantee. Notwithstanding the foregoing, (x) a Guarantor (other than a Canadian Loan Party) may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Borrower or Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of such Guarantor is not increased thereby, (y) a Guarantor may merge or amalgamate or consolidate with or transfer all or part of its properties or assets to a Borrower or another Guarantor with the same country of origin and (z) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Borrower or Guarantor or any of the jurisdictions set forth in clause (x) of this sentence.

6.9 Sale Leaseback Transactions. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, enter into any Sale Leaseback Transaction unless such Sale Leaseback Transaction does not consist of ABL Priority Collateral.

6.10 Changes in Fiscal Year. The Company shall not change the fiscal year of the Company to end on a day other than December 31.

6.11 Negative Pledge Clauses. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements evidencing or governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement in effect at the time any Person becomes a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of a Restricted Subsidiary) pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder, (f) restrictions and conditions existing on the Closing Date and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect, (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Foreign Subsidiaries or Non-Guarantor Subsidiaries permitted under Section 6.2; provided that such Indebtedness is only with respect to the assets of Foreign Subsidiaries or Non-Guarantor Subsidiaries and (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements.

6.12 Lines of Business; Holding Company Covenant. (a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Company and the Restricted Subsidiaries are engaged on the Closing Date or that are reasonably related, complementary or ancillary thereto and reasonable extensions thereof; (b) Holdings shall not Incur any material Indebtedness or material liabilities, own any material assets or engage in any business or activity other than (i) the ownership of all outstanding Capital Stock in the Company, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies including the other Group Members or other Subsidiaries of Holdings, (iv) the performance of obligations under the Loan Documents to which it is a party, (v) making and receiving Restricted Payments and Investments to the extent permitted by Section 6.3, (vi) Indebtedness Incurred (by way of the guarantee) pursuant to Section 6.2(b)(i), (b)(ii), (b)(iii), (b)(vi), (b)(viii), (b)(ix), (b)(xii), (b)(xiii), (b)(xv), (b)(xvii), (b)(xviii), (b)(xix), (b)(xx), (b)(xxi), (b)(xxv), (b)(xxvi) and (b)(xxvii); (vii) transactions among Group Members and other Subsidiaries of Holdings permitted by this Agreement and (viii) activities incidental to the businesses or activities described in clauses (i) through (vii).

6.13 Amendments to Organizational Documents; Amendments to Term Loan Documents and Tower LLC Loan Documents.

(a) Amendments to Organizational Documents. Holdings and the Company shall not, and shall not permit any Group Member to, terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any Organizational Documents of any of the Group Members, if, in light of the then-existing circumstances, a Material Adverse Effect would be reasonably likely to exist or result after giving effect to such termination, amendment, supplement or other modification or waiver, except, in each case, as otherwise permitted by the Loan Documents.

(b) Amendments to Term Loan Documents or Documents Related to the Tower LLC Loan. Holdings and the Company shall not, and shall not permit any Group Member to, terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise):

(i) any Term Loan Document if the effect of such amendment, modification or other change is to: (1) increase the outstanding principal amount of the Term Loans in an amount in excess of what is permitted hereunder; (2) cause an absolute value increase in the applicable margin (including any applicable rate floor) and fees, including any original issue discount, of greater than three percent (3.00%); (3) accelerate the dates for payments of principal and interest on account of the Term Loans; (4) change any provisions related to mandatory repayments required under the Term Loan Documents; (5) change the definition of “Excess Cash Flow” (or any component definitions thereof) in a manner that would require greater payments on account of the Term Loans, and (6) to the extent applicable, expand the voting rights or permitted hold position of any Affiliate of any Loan Party that is a Term Lender; or

(ii) any documentation entered into in connection with any Tower LLC Loan if the effect of such amendment, modification or other change is to: (1) increase the outstanding principal amount of any Tower LLC Loan in an amount (x) in excess of what is permitted hereunder, or (y) in excess of the then outstanding principal amount under any Term Loan Agreement or other documentation entered into in connection with any other Tower LLC Loan, as applicable; (2) cause an absolute value increase in the applicable margin (including any applicable rate floor) and fees, including any original issue discount, of greater than three percent (3.00%); (3) accelerate the dates for payments of principal and interest on account of any Tower LLC Loan; (4) change any provisions related to mandatory repayments required under any Tower

LLC Loan; or (5) change Section 6.12 that certain Term Loan Credit Agreement, dated as of the date hereof, between Tower LLC, as lender, and the Company, as Borrower (or the equivalent provision in any other documentation entered into in connection with any other Tower LLC Loan).

SECTION 7. GUARANTEE

7.1 The Guarantee.

(a) Each U.S. Guarantor hereby jointly and severally guarantees (the “U.S. Guarantee”), as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of each of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions or Debtor Relief Laws after any bankruptcy or insolvency petition or proposal under Debtor Relief Laws or any similar law of any other jurisdiction) on all Loans and (2) all other Finance Obligations, including, without limitation, all Canadian Finance Obligations from time to time owing to the Secured Parties by the Loan Parties (such obligations being herein collectively called the “U.S. Guarantor Obligations”). For the avoidance of doubt, U.S. Guarantor Obligations does not include any Excluded Swap Obligations. Each U.S. Guarantor hereby jointly and severally agrees that, if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the U.S. Guarantor Obligations, such U.S. Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the U.S. Guarantor Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal this intended to be a guaranty of payment and not a guaranty of collection.

(b) Each Canadian Guarantor hereby jointly and severally guarantees (the “Canadian Guarantee”), as a primary obligor and not as a surety, to each Canadian Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of Debtor Relief Laws after any bankruptcy or insolvency petition or proposal under Debtor Relief Laws or any similar law of any other jurisdiction) on all Canadian Advances and (2) all other Canadian Finance Obligations from time to time owing to the Canadian Secured Parties by the Canadian Loan Parties (such obligations being herein collectively called the “Canadian Guarantor Obligations”). For the avoidance of doubt, Canadian Guarantor Obligations does not include any Excluded Swap Obligations. Each Canadian Guarantor hereby jointly and severally agrees that, if the Canadian Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Canadian Guarantor Obligations, such Canadian Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Canadian Guarantor Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal this intended to be a guaranty of payment and not a guaranty of collection.

7.2 Obligations Unconditional.

The obligations of the Guarantors under Section 7.1 shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Guarantor Obligations under this Agreement, the Notes, if any, any Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guarantor Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above;

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guarantor Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guarantor Obligations shall be accelerated, or any of the Guarantor Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guarantor Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Issuing Bank or any Lender or the Administrative Agent as security for any of the Guarantor Obligations shall fail to be valid or perfected or entitled to the expected priority;

(e) the release of any other Guarantor pursuant to Section 7.9, 9.10 or otherwise; or

(f) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantor Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers or any other Guarantor for the Guarantor Obligations, or of such Guarantor under the Guarantee or of any security interest granted by any Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, marshaling, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guarantor Obligations. Each of the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guarantor Obligations and notice of or proof of reliance by any Secured Party upon the Guarantee or acceptance of the Guarantee, and the Guarantor Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guarantor Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guarantor Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guarantor Obligations outstanding.

7.3 Reinstatement. The obligations of the Guarantors under this Section 7 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or any other Loan Party in respect of the Guarantor Obligations is rescinded or must be otherwise restored by any holder of any of the Guarantor Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

7.4 No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guarantor Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee, whether by subrogation, right of contribution or otherwise, against any Borrower or any other Guarantor of any of the Guarantor Obligations or any security for any of the Guarantor Obligations.

7.5 Remedies. Each Guarantor agrees that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8) for purposes of Section 8.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 8 provides that such relevant obligations shall become due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.1.

7.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the Guarantee constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

7.7 Continuing Guarantee. Each Guarantee is a continuing guarantee of payment and shall apply to relevant Guarantor Obligations whenever arising.

7.8 General Limitation on Guarantor Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Guarantor Obligations of each Guarantor in respect of the relevant Guarantee at any time shall be limited to the maximum amount as will result in the Guarantor Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guarantee and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the relevant Guarantee will be deemed to be enforceable and payable after such Guarantee. To the fullest extent permitted by applicable law, this Section 8.8 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

7.9 Release of Subsidiary Guarantors. Any Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party in a transaction permitted by this Agreement; provided that the Borrower Representative shall have delivered to the Administrative Agent, at least five (5) days, or such shorter period as the Administrative Agent may agree, prior to the date of the release, a written notice of such for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, together with a certification by the Borrower Representative stating that such transaction is in compliance with this Agreement and the other Loan Documents. In connection with any such release of any Subsidiary Guarantor, the Administrative Agent shall execute and deliver to the Borrower Representative, at the Borrower Representative’s expense, all UCC termination statements and other documents that the Borrower Representative shall reasonably request to evidence such release.

7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other relevant Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.4. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other relevant Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other relevant Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder. Notwithstanding the foregoing, no Excluded ECP Guarantor shall have any obligations or liabilities to any Guarantor, the Administrative Agent or any other Secured Party with respect to Excluded Swap Obligations.

7.11 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under its relevant Guarantee in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.11, or otherwise under its Guarantee, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.11 shall remain in full force and effect until the termination and release of all Finance Obligations in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 7.11 constitute, and this Section 7.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. An Event of Default shall occur if any of the following events shall occur; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, a “Event of Default”):

(a) (i) any Borrower shall fail to make any payment of principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof or (ii) any Borrower shall fail to make any payment of interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document within three Business Days after any such amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representations and warranties are already qualified by materiality, in which case, in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in (i) Section 5.4(a)(i) (in respect of the Borrowers), Section 5.7(a), Section 5.17 or Section 6 of this Agreement (other than Section 6.1); (ii) Section 5.2(f); provided that so long as a Cash Dominion Period is not in effect, such default shall continue unremedied for a period of three days after notice to the Borrower Representative from the Administrative Agent or the Required Lenders; (iii) Section 5.5(c); provided that such default shall continue unremedied for a period of 15 days after notice to the Borrower Representative from the Administrative Agent or the Required Lenders; and (iv) Section 5.15 and Section 5.16, provided, that in each case such default shall continue unremedied for a period of three days after notice to the Borrower Representative from the Administrative Agent or the Required Lenders; or

(d) subject to Section 8.3, any Borrower shall default in the observance or performance of its agreement contained in Section 6.1; or

(e) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower Representative from the Administrative Agent or the Required Lenders; or

(f) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this Section 8.1(f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 8.1(f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $35,000,000; provided, further, that clause (iii) of this Section 8.1(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; or

(g) (i) Holdings, the Borrowers or any Significant Subsidiary shall commence any case, proceeding, proposal or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, interim receiver, monitor, administrator, or Holdings, the Borrowers or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrowers or any Significant Subsidiary any case, proceeding, proposal or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrowers or any Significant Subsidiary any case, proceeding, proposal or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrowers or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrowers or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan shall fail to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a complete or partial withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) any other event or condition shall occur or exist with respect to a Plan that could give rise to liability under Title IV of ERISA; or (vii) any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan) and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent) of $35,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j) any of the Security Documents shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party or any Affiliate or Subsidiary of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (A) to the extent that (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or from the failure of the Administrative Agent to file UCC continuation statements (or similar statements or filings in other jurisdictions) and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage and (y) the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority or (B) the Fair Market Value of assets affected thereby does not exceed $1,500,000; or

(k) the Guarantee of Holdings or any Guarantor that is a Significant Subsidiary shall cease, for any reason, to be in full force and effect, other than as provided for in Sections 7.9 or 9.10, or any Loan Party or any Affiliate or any Subsidiary of any Loan Party shall so assert; or

(l) a Change of Control shall occur;

(m) the failure of either Holdings or the Term Loan Borrower to remain a passive holding company in accordance with Section 6.18.A of the Term Loan Credit Agreement as in effect on the Closing Date; and

(n) the failure of (x) Tower LLC to promptly (and, in any event, within 1 Business Day) distribute all payments made by the Company under any Tower LLC Loan to the Tower Borrower, or (y) the failure of the Tower Borrower to apply all such amounts (other than the Tower LLC Spread (as defined in the Term Loan Agreement) or any equivalent amount related to any other Tower LLC Loan to the payment of the Term Loans (or such other Indebtedness as to which such Tower LLC Loan relates), in each case as provided in the definition of “Tower LLC Loan.”

8.2 Action in Event of Default.

(a) Upon any Event of Default specified in (x) Section 8.1(g)(i) or (ii), the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Finance Obligations owing under this Agreement and the other Loan Documents (including all amounts of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable, and (y) if any other Event of Default under Section 8.1 (other than Section 8.1(g)(i) or (ii)) occurs and is continuing, subject to paragraphs (b) and (c) of this Section 8.2, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative declare the Revolving Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans (with accrued interest thereon) and all other Finance Obligations owing under this Agreement and the other Loan Documents (including all amounts of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In furtherance of the foregoing, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, exercise any and all other remedies available under the Loan Documents at law or in equity, including commencing and prosecuting any suits, actions or proceedings at law or in equity in any court of competent jurisdiction and collecting the Collateral or any portion thereof and enforcing any other right in respect of any Collateral.

(b) With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the relevant Borrower shall at such time Collateralize such Letters of Credit. Amounts held in such account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Finance Obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Finance Obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), the balance, if any, in such account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

8.3 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8, in the event that the Company fails (or, but for the operation of this Section 8.3, would fail) to comply with the requirements of Section 6.1, the Company and Holdings shall have the right from (x) the date of commencement of a Financial Covenant Trigger Period at any time the Company is not in compliance with Section 6.1 as reflected in the most recently delivered Compliance Certificate or (y) the date of delivery of a Compliance Certificate during a Financial Covenant Trigger Period demonstrating that the Company is not in compliance with Section 6.1, in each case until ten (10) days thereafter, to issue Permitted Cure Securities for cash or otherwise receive cash equity contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Company (collectively, the “Cure Right”), and upon the receipt by the Company of such cash (the “Cure Amount”) pursuant to the exercise by the Company or Holdings of such Cure Right, the Fixed Charge Coverage Ratio shall be recalculated by increasing Consolidated EBITDA solely for the purpose of measuring the Fixed Charge Coverage Ratio to determine compliance with Section 6.1 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount (any Cure Amount so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”).

(b) If, after giving effect to the foregoing recalculation, the Company shall then be in compliance with the requirements of Section 6.1, then the Company shall be deemed to have satisfied the requirements of Section 6.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.1 that had occurred shall be deemed cured for the purposes of compliance with Section 6.1 and for no other purpose.

(c) To the extent a Test Period ended for which the Fixed Charge Coverage Ratio was initially recalculated as a result of a Cure Right, the Cure Amount shall be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Fixed Charge Coverage Ratio at the end of such Test Period and each quarterly Test Period ending within 11 months (or three fiscal quarters, as applicable) following the end of such Test Period.

(d) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) for purposes of this Section 8.3, the Cure Amount shall be no greater than the amount required to cause the Company to comply with Section 6.1, determined at the time the Cure Right is exercised with respect to the period for which the Fixed Charge Coverage Ratio was initially recalculated as a result of a Cure Right, (iii) the Cure Amount shall be disregarded for all other purposes of this Agreement, including, determining any baskets with respect to the covenants contained in Section 6, and shall not result in any adjustment to any amounts other than the amount of Consolidated EBITDA as described in clause (a) above, and (iv) the Company or Holdings shall not exercise the Cure Right in excess of five instances over the term of this Agreement.

SECTION 9. ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

(a) Administrative Agent. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except to the extent that any Group Member has any express rights under this Section 9, no Group Member shall have rights as a third party beneficiary of any of such provisions.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Bank Product Provider) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Banks for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Finance Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 9 and Section 10, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Administrative Agent or any of its co-agents, sub-agents or attorneys-in-fact shall bind the Lenders. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy with respect to any Collateral against the Borrowers or any other Loan Party or any other obligor under any of the Loan Documents, any Bank Product Agreement (including, in each case, the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral of the Borrowers or any other Loan Party, without the prior written consent of the Administrative Agent. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code or any other Debtor Relief Laws, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Finance Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

(c) Without limiting the generality of paragraph (b) above, for the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code, between each Secured Party, taken individually, on the one hand, and the Administrative Agent, on the other hand, each Loan Party, each such Secured Party and the Administrative Agent acknowledge and agree with the Administrative Agent that each such Secured Party and the Administrative Agent are hereby conferred the legal status of solidary creditors of each Loan Party in respect of all Finance Obligations, present and future, owed by each such Loan Party to the Administrative Agent and each such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”). Each Loan Party which is not a signatory of this Agreement but is or may become a signatory to any other Loan Documents shall be deemed to have accepted the provisions contained in this paragraph by its execution of such other Loan Documents. Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code, each such Loan Party is irrevocably bound towards the Administrative Agent and each Secured Party in respect of the entire Solidary Claim of the Administrative Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Administrative Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Administrative Agent and such Secured Party and the right to give full acquittance for same. The parties further agree and acknowledge that the Administrative Agent’s Liens on the Collateral under the Security Documents shall be granted to the Administrative Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.

(d) In addition, and without limiting any of the foregoing, for the purposes of holding any security granted by any Loan Party pursuant to the laws of the Province of Quebec to secure payment of any title of Indebtedness (within the meaning of Article 2692 of the Civil Code of Quebec) issued by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent for and on behalf of the Secured Parties to hold and be the sole registered holder of any title of Indebtedness (within the meaning of Article 2692 of the Civil Code of Quebec) which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Section 9 shall also constitute the substitution of the Attorney.

9.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1 and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower Representative, a Lender or an Issuing Bank.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this

Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6 Resignation and Removal of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower Representative, not to be unreasonably withheld, for so long as no Event of Default set forth under Section 8.1(a) or (g) has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, in consultation with the Borrower Representative, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower Representative and such Person remove such Person as Administrative Agent and, subject to the approval of the Borrower Representative, not to be unreasonably withheld, for so long as no Event of Default set forth under Section 8.1(a) or (g) has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as a U.S. Issuing Bank and Swingline Lender. If Wells Fargo resigns as a U.S. Issuing Bank, it shall retain all the rights, powers, privileges and duties of a U.S. Issuing Bank hereunder with respect to all U.S. Letters of Credit issued by it which are outstanding as of the effective date of its resignation as a U.S. Issuing Bank and all U.S. Letters of Credit with respect thereto, including the right to require the U.S. Lenders to make U.S. Base Rate Loans or fund risk participations in unreimbursed amounts in connection with U.S. Letters of Credit. If Wells Fargo resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make U.S. Base Rate Loans, Canadian Prime Rate Loans or Canadian Base Rate Loans, as applicable, or fund risk participations in outstanding Swingline Loans. Upon the appointment by the Borrower Representative of any successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline

Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring Issuing Bank which are outstanding at the time of such succession or make other arrangements satisfactory to such Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit.

9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, Joint Bookrunners, Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Finance Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.5(c), 2.7 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5(c), 2.7 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization,

arrangement, adjustment or composition affecting the Finance Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

9.10 Collateral and Guarantee Matters.

(a) Each of the Lenders (including in its capacities as a potential Bank Product Provider) and the Issuing Banks irrevocably authorize the Administrative Agent (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1): (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (1) at the time the property subject to such Lien is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (2) subject to Section 10.1, if the release of such Lien is approved, authorized or ratified in writing by the Majority Facility Lenders with respect to Liens securing the Finance Obligations under a particular Facility, (3) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee or (4) that constitutes Excluded Assets; (ii) to release or subordinate, as expressly permitted hereunder, any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; (iii) to release any Guarantor from its obligations under the Guarantee if such Person (x) ceases to be a Restricted Subsidiary or becomes an Excluded Domestic Subsidiary or Non-Guarantor Subsidiary as a result of a transaction or designation permitted hereunder, (y) with respect to the U.S. Guarantee, becomes a Foreign Subsidiary, or (z) with respect to the Canadian Guarantee, ceases to be organized under the laws of Canada, or any province or territory thereof]; and (iv) to release any Collateral or Guarantor Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1.

(b) Upon request by the Administrative Agent at any time, the Majority Facility Lenders under any Facility will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release (pursuant to clause (a) above) a Guarantor from its obligations under its Guarantee.

(c) At such time as the Loans, the Reimbursement Obligations and the other Finance Obligations (other than contingent obligations for which no claim has been made) under any Facility shall have been satisfied by payment in full in immediately available funds, the Commitments thereunder have been terminated and no Letters of Credit thereunder shall be outstanding or all outstanding Letters of Credit thereunder have been Collateralized, the Collateral securing the Finance Obligations under such Facility shall be automatically released from the Liens created by the relevant Security Documents, and such Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under such Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d) If (i) a Guarantor was released from its obligations under a Guarantee or (ii) the Collateral was released from the assignment and security interest granted under any Security Document (or the interest in such item subordinated), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to) execute and deliver to the relevant Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under its Guarantee, the release of such item of Collateral from the assignment and security interest granted under the relevant Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(e) If as a result of any transaction not prohibited by this Agreement (i) any U.S. Guarantor becomes an Excluded Domestic Subsidiary or a Foreign Subsidiary, then (x) such U.S. Guarantor’s Guarantee shall be automatically released, and (y) the Capital Stock of such Guarantor (other than 65% of the total outstanding Capital Stock of a CFC Holdco or Foreign Subsidiary that, in each case, is directly owned by a U.S. Borrower or a U.S. Guarantor) shall be automatically released from the security interests created by the Loan Documents, (ii) any CFC Holdco or any Foreign Subsidiary ceases to be directly owned by a U.S. Borrower or U.S. Guarantor, then the Capital Stock of such Subsidiary shall be automatically released from any security interests created by the Loan Documents, or (iii) any Canadian Loan Party becomes disregarded as separate from any U.S. Loan Party or Domestic Subsidiary for U.S. federal income tax purposes, (x) any Canadian Guarantee provided by a CFC Holdco or a Foreign Subsidiary that is a CFC shall be automatically released with respect to the obligations of such Canadian Loan Party, and (y) the Capital Stock of any CFC Holdco or Foreign Subsidiary that is a CFC (other than 65% of the total outstanding Capital Stock of a CFC Holdco or Foreign Subsidiary that, in each case, is directly owned by a U.S. Borrower or a U.S. Guarantor) shall be automatically released from any security interests created by the Loan Documents with respect to the obligations of such Canadian Loan Party. In connection with any termination or release pursuant to this Section 9.10(e), the Administrative Agent and any applicable Lender shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.10(e) shall be without recourse to or warranty by the Administrative Agent or any Lender.

9.11 Intercreditor Agreements. The Lenders hereby authorize the Administrative Agent to enter into any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders. Except as otherwise expressly set forth herein or in any Security Document, no Bank Product Provider that obtains the benefits of Section 8.4, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations unless the Administrative Agent has received written notice of such Bank Product Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

9.12 Withholding Tax Indemnity. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers or any other Loan Party pursuant to Sections 2.15 and 2.18 and without limiting or expanding the obligation of the Borrowers or any other Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Finance Obligations. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 9.12, include any Issuing Bank and the Swingline Lender.

9.13 Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent and the Joint Lead Arrangers (and their Related Parties) in their respective capacities as such (to the extent not reimbursed by any Loan Party and without limiting or expanding the obligation of the Loan Parties to do so), according to its Pro Rata Share in effect on the date on which indemnification is sought under this Section 9.13 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Pro Rata Share immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, the Joint Lead Arrangers or their Related Parties (the foregoing, the “Lender Indemnitees”) in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any other Person under or in connection with any of the foregoing; provided that no Lender shall be liable to any Lender Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they are (i) (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Lender Indemnitee, or (C) are disputes that do not involve an act or omission by Holdings or any of its Affiliates and that are brought by any Lender Indemnitee against any other Lender Indemnitee (other than in its capacity as Administrative Agent, Joint Lead Arranger, Joint Bookrunner, Swingline Lender or Issuing Bank or similar role hereunder) or (ii) settlements entered into by such person without such Lender’s written consent (such consent to not be unreasonably withheld, conditioned or delayed). The agreements in this Section 9.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Except as otherwise provided in clause (b) below, neither this Agreement nor any other Loan Document (or any terms hereof or thereof) may be amended, supplemented or modified other than in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenant in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment of any interest, premium, required principal payment or fee payment, or increase the amount or extend the expiration date of any Lender’s Commitment or increase such Lender’s Commitment, in each case without the written consent of each Lender directly adversely affected thereby; (B) amend, modify, eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of all Lenders; (C) reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders without the written consent of all Lenders; (D) consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the ABL Priority Collateral or release all or substantially all of the Guarantors from their obligations under Section 7 of this Agreement or under the Security Agreements, in each case without the written consent of all Lenders (except as otherwise permitted by the Loan Documents); (E) amend, modify or waive any provision of Section 2.3(b)(ii) in a manner which results in a change to the pro rata application of Loans under any Facility or that adversely affects any Facility without the written consent of each Lender directly affected thereby in respect of each Facility adversely affected thereby, unless the amendment is made in connection with an amendment pursuant to paragraph (b) below, in which case the written consent of the Required Lenders shall be required; (F) reduce the percentage specified in the definition of any of Majority Facility Lenders without the written consent of all Lenders under such Facility; (G) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (H) amend, modify or waive any provision of Section 2.2 or 2.3 without the written consent of each affected Swingline Lender; (I) (x) amend, modify or waive any provision of Section 2.10 without the written consent of each affected U.S. Issuing Bank, or (y) amend, modify or waive any provision of Section 2.10 without the written consent of each affected Canadian Issuing Bank; (J) amend or modify the application of prepayments set forth in Section 2.3(f) in a manner that adversely affects any Facility without the written consent of the Majority Facility Lenders of each adversely affected Facility; (K) forgive the principal amount or extend the payment date of any Reimbursement Obligation without the written consent of each Lender directly affected thereby; (L) increase the advance rates set forth in the definition of U.S. Borrowing Base or Canadian Borrowing Base without the written consent of the Supermajority Lenders; or (M) amend, modify or waive any provision of the definition of U.S. Borrowing Base or Canadian Borrowing Base or any component definition therein that results in an increase to Global Excess Availability (in each case other than the advance rate contained therein) without the written consent of the Supermajority Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding anything in this Agreement (including clause (a) above) or any other Loan Document to the contrary:

(i) To the extent contemplated by Section 2.23, this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, the Issuing Banks (to the extent affected), each Lender participating in the additional or extended credit facilities contemplated under this paragraph (b)(i) and the Borrower Representative (w) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (x) to permit any such additional credit facility or any increase in any Facility to share ratably in prepayments with respect to such Facility and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, the Majority Facility Lenders and the Supermajority Lenders;

(ii) [Reserved];

(iii) [Reserved];

(iv) this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.23 in connection with any Incremental Amendment and any related increase in Commitments, with the consent of the Borrower Representative, the Administrative Agent and the Lenders participating in such Commitment Increase;

(v) [Reserved];

(vi) this Agreement and the other Loan Documents may be amended in connection with any Extension Amendment pursuant to an Extension Offer in accordance with Section 2.24(b) (and the Administrative Agent and the Borrower Representative may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the terms of such Extension Amendment);

(vii) the Administrative Agent may amend an Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of any Indebtedness incurred pursuant to Section 6.2(b) to provide that an agent, trustee or other representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu or junior lien, subordinated basis to the Finance Obligations, as applicable;

(viii) only the consent of the Majority Facility Lenders under a Facility shall be necessary to amend, modify or waive Sections 4.2 (with respect to the making of Advances (including Swingline Loans) or the issuance of Letters of Credit under such Facility);

(ix) amendments and waivers of this Agreement and the other Loan Documents that affect solely the Lenders under a Facility (including waiver or modification of conditions to extensions of credit under any Facility or any Commitment Increases, the availability and conditions to funding of any Commitment Increase, pricing and other modifications) will require only the consent of the Majority Facility Lenders under such Facility and, in each case, (x) no other consents or approvals shall be required and (y) any fees or other consideration payable to obtain such amendments or waivers need only be offered on a pro rata basis to the Lenders under the affected Facility; and

(x) this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrower Representative to correct any mistakes or ambiguities of a technical nature.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower Representative and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower Representative:	JELD-WEN, inc. 440 S. Church Street Charlotte, North Carolina 28277 Attn: scottcottrill@jeld-wen.com

To any Guarantor:	c/o the Borrower Representative at the address set forth above

To the Administrative Agent:

One Boston Place, 18th Floor

Boston, MA 02108

Attention: Portfolio Manager

Fax No.: (855) 477-5033

With a copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: Kevin Simard

t 617.248.4086

f 617.502.4086

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender (“Approved Electronic Communications”). The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party agrees to assume all risk, and hold the Administrative Agent, the Joint Lead Arrangers and each Lender harmless from any losses, associated with, the electronic transmission of information (including the protection of confidential information), except to the extent caused by the gross negligence or willful misconduct of such Person.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Loan Party, the Lenders, the Issuing Banks, the Joint Lead Arrangers and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Borrowers agree upon the occurrence of the Closing Date (a) to pay or reimburse the Joint Lead Arrangers, the Issuing Banks, the Swingline Lender and the Administrative Agent (without duplication) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Issuing Banks, the Swingline Lender, the Joint Lead

Arrangers and the Syndication Agent, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and additional counsel in the case of actual or perceived conflicts), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower Representative on or prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, each Issuing Bank, the Swingline Lender, and the Administrative Agent for all of their reasonable out-of-pocket costs and expenses (other than allocated costs of in-house counsel) incurred in connection with the workout, restructuring, enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of one primary counsel to the Lenders, the Issuing Banks, the Swingline Lender, the Administrative Agent, the Joint Lead Arrangers and the Syndication Agent, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and in the case of an actual or perceived conflict of interest by any of the foregoing Persons, additional counsel to such affected Person), (c) to pay, indemnify, and hold each Lender, each Issuing Bank, the Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Issuing Bank, the Swingline Lender, the Administrative Agent, each Joint Lead Arranger and the Syndication Agent, each of their respective Affiliates that are providing services in connection with the financing contemplated by this Agreement and each member (and successors and assigns), officer, director, trustee, employee, agent and controlling person of the foregoing (each, an “Indemnitee”) harmless from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, any Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to any Group Member or any of the Properties and the reasonable fees and expenses of one primary legal counsel to the Indemnitees, taken as a whole (or in the case of an actual or perceived conflict of interest by an Indemnitee, additional counsel to the affected Indemnitees), and one local counsel in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) to the Indemnitees in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”) (but excluding any losses, liabilities, claims, damages, costs or expenses relating to the matters referred to in Sections 2.12, 2.13, 2.18 and 2.19 (which shall be the sole remedy in respect of the matters set forth therein)), provided that the Borrowers shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (i) (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Indemnitee, (C) any dispute that does not involve an act or omission by Holdings or any of its Affiliates and that is brought by any Indemnitee against any other Indemnitee (other than in its capacity as Administrative Agent, Joint Lead Arranger, Joint Bookrunner, Swingline Lender or Issuing Bank or similar role hereunder), (D) caused, with respect to the violation of, noncompliance with or liability under, any Environmental Law relating to any of the Properties, by the act or omissions by Persons other than Holdings or any Subsidiary of Holdings or their respective Related Parties with respect to the applicable Property that occur after the Administrative Agent sells the respective Property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure or (E) with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim or (ii) settlements entered into by such person without the Borrower Representative’s written consent (such consent to not be unreasonably withheld, conditioned or delayed). All amounts due under this Section 10.5 shall be payable not later than ten days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to the Borrower Representative at the address of the Borrower Representative set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower Representative in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by such Borrower without such consent shall be null and void).

(b) (1) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(i) the Borrower Representative; provided that such consent shall be deemed to have been given if the Borrower Representative, as the case may be, has not responded within ten Business Days after notice by the Administrative Agent; provided, further, that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default under Section 8.1(a) (or, in respect of any of the Borrowers, Section 8.1(f) or (g)) has occurred and is continuing;

(A) except with respect to an assignment of Loans to an existing Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent; and

(B) the Swingline Lender and each Issuing Bank for the Facility under which the Loans or Commitments are being assigned.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (provided that, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and the Borrower Representative otherwise consent;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and applicable Forms; and

(D) each Assignee shall have an equal proportionate share, either directly or through an Affiliate or branch, of US Revolving Commitments and Canadian Revolving Commitments.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 10.6(b)(v) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.18, 2.19 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of Section 10.6(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and any stated interest on) the Loans and each Lender’s Letter of Credit Exposure pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire and applicable Forms (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 10.6(b), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (2) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender, Holdings or any Subsidiary of Holdings) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires, subject to Section 10.1(b), the consent of each Lender directly affected thereby pursuant to clauses (A) and (C) of Section 10.1(a) and (2) directly affects such Participant. Subject to Section 10.6(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, 2.18 and 2.19 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as the agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans, Letters of Credit or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. No Participant shall be entitled to the benefits of Section 2.18 unless such Participant complies with Sections 2.18(d), 2.18(e) and 2.18(g).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice to the Borrower Representative from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6(d) above.

(f) Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

Notwithstanding anything to the contrary set forth herein, no Lender is permitted to assign any portion of its Commitment (and outstanding Loans and other exposure (if applicable)) under any Facility unless such Lender (together with any office, branch, subsidiary or Affiliate thereof holding a Commitment hereunder) also assigns a ratable amount of its or their Commitment (and outstanding Loans and other exposure (if applicable)) in each other Facility then in existence.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Finance Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(g) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Finance Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Finance Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent, without prior notice to the Borrower Representative, any such notice being expressly waived by the Borrower Representative to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to set off and appropriate and apply against the Finance Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrowers or any such other Loan Party, as the case may be. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts; Electronic Execution.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower Representative and the Administrative Agent.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Joint Lead Arranger and the Administrative Agent represent the entire agreement of Holdings, the Borrowers, the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

10.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that notwithstanding the foregoing (x) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (y) legal actions or proceedings brought by the Secured Parties in connection with the exercise of rights and remedies with respect to Collateral may be brought in other jurisdictions where such Collateral is located or such rights or remedies may be exercised;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and waives any right to claim that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each party hereto, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, any special, exemplary, punitive or consequential damages against any Indemnitee;

10.13 Acknowledgements. Each of the Borrowers and Guarantors hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings, the Borrowers or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings, the Borrowers and each Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers or the Guarantors and the Lenders.

10.14 [Reserved]

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is not designated by the provider thereof as public information or non-confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Joint Lead Arrangers, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with provisions no less restrictive than this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors that have been advised of the provisions of this Section and have been instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority or any self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding; provided that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrower Representative of any such request prior to disclosure, (g) that has been publicly disclosed other than as a result of a breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, such Person has been advised of the provisions of this Section and instructed to keep such information confidential or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.1

10.16 Waivers Of Jury Trial. EACH OF HOLDINGS, THE BORROWERS, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act Notification. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, if the Administrative Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Loan Party agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute expenses payable pursuant to Section 10.5 and be for the account of Loan Parties.

10.18 Maximum Amount.

(a) It is the intention of the Borrowers and the Lenders to conform strictly to the usury and similar laws (including the criminal rate provisions of the Criminal Code (Canada)) relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness evidenced hereby or other Finance Obligations of the Borrowers, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any

[1]	NTD: to discuss permission for tombstones, etc.

provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrowers evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section 10.18(a) shall control and supersede every other provision of all agreements between the Borrowers or any endorser of the Notes and the Lenders.

(b) If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.3 and shall be so applied in accordance therewith or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrowers in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrower.

10.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

10.20 No Fiduciary Duty. Each of the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, the Syndication Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other, except as otherwise explicitly provided herein. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person, except as otherwise explicitly provided herein. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

10.21 The Borrower Representative.

(a) Appointment; Nature of Relationships. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Section 10.21. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans, at which time the Borrower Representative shall promptly disburse such amounts to the appropriate Borrower. None of the Lenders or their respective officers, directors, agents or employees shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 10.21(a).

(b) Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

(c) Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through its authorized officers.

(d) Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lender.

(e) Execution of Loan Documents; Borrowing Base Certificates. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Lender the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

10.22 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Loan Documents, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Loan Documents in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the exchange rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency at the spot selling rate on the Business Day before the day on which judgment is given. In the event that there is a change in the rate of exchange rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the applicable Borrowers will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other of the Loan Documents in the Currency Due. If the amount of the Currency Due that the Administrative Agent is able to purchase is less than the amount of the Currency Due originally due to it, the applicable Loan Parties shall indemnify and save the Administrative Agent harmless from and against loss arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Loan Documents or under any judgment or order.

10.23 Canadian Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “Canadian AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank or the Administrative Agent, in order to comply with any applicable Canadian AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable Canadian AML Legislation, then Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable Canadian AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(iii) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other the Administrative Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

JELD-WEN, inc.

	By:	/s/ David Stork
	Name:	David Stork
	Title:	Senior Vice President, General Counsel & Secretary

JELD-WEN OF CANADA, LTD.

	By:	/s/ Bradley West
	Name:	Bradley West
	Title:	Assistant Secretary

HOLDINGS:	JELD-WEN HOLDING, inc.

	By:	/s/ David Stork
	Name:	David Stork
	Title:	Senior Vice President, General Counsel & Secretary

[Signature Page to ABL Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GUARANTORS:	AMERICAN MILLWORK, INC.

By: /s/ John Logan
Name: John Logan
Title: Secretary

CREATIVE MEDIA DEVELOPMENT, INC.

By: /s/ David Stork
Name: David Stork
Title: Secretary

HARBOR ISLES, LLC
By: JWI, Inc., its Sole Member

By: /s/ David Stork
Name: David Stork
Title: Assistant Secretary

JELD-WEN DOOR REPLACEMENT SYSTEMS, INC.

By: /s/ Michael E. Westfall
Name: Michael E. Westfall
Title: Secretary & Treasurer

J&W RISK SERVICES, INC.

By: /s/ David Stork
Name: David Stork
Title: Assistant Secretary

[Signature Page to ABL Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender, a U.S. Issuing Bank, Canadian Issuing Bank and a Lender

By:	/s/ Katherine L. Andersen
Name:	Katherine L. Andersen
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION (LONDON BRANCH), as a U.S. Issuing Bank and a Lender

By:	/s/ S.J. Chait
Name:	S.J. Chait
Title:	Authorised Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA as Canadian Swingline Lender, a Canadian Issuing Bank and a Lender

By:	/s/ David G. Phillips
Name:	David G. Phillips
Title:	Senior Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a U.S. Revolving Lender

By: /s/ Andrew A. Doherty
Name: Andrew A. Doherty
Title: Senior Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A. (acting through its Canada Branch), as a Canadian Revolving Lender

By: /s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC as a U.S. Revolving Lender and a Canadian Revolving Lender

By: /s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

[Signature Page to Credit Agreement]

SunTrust Bank
as a U.S./Canadian Revolving Lender

By: /s/ Seth Meier
Name: Seth Meier
Title: Director

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a U.S. Revolving Lender and a Canadian Revolving Lender

By: /s/ Craig A. Hanselman
Name: Craig A. Hanselman
Title: Vice President

[Signature Page to Credit Agreement]

Citizens Bank of Pennsylvania
as a U.S./Canadian Revolving Lender

By: /s/ Arthur Burns
Name: Arthur Burns
Title: Senior Vice President

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA as a U.S. Revolving Lender

By: /s/ Philippe Pepin
Name: Philippe Pepin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA as a Canadian Revolving Lender

By: /s/ Edward Lynch
Name: Edward Lynch
Title: Authorized Signatory

[Signature Page to Credit Agreement]